Exhibit 99.1

The share exchange described in this convocation notice involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors are residents outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the parties to the share exchange may purchase securities otherwise than in connection with the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

(TRANSLATION)

Securities code: 6299

Notice of Convocation of Extraordinary General Meeting of Shareholders
Date and Time	10 a.m., Thursday, September 30, 2021

Place	Conference Room on the 8th floor of the head office of the Company 4-78, Wakinohama-cho 1-chome, Chuo-ku, Kobe-shi

Item for Resolution	▶Proposal: Approval of the Share Exchange Agreement between the Company and Kobe Steel, Ltd.

Notice Concerning Prevention of Novel Coronavirus Infection

● In order to avoid the risk of infection, we ask that you refrain from attending the meeting regardless of your health condition, and exercise your voting rights in writing (by mail) or via the Internet in advance.

● In addition, to reduce the risk of contact infection, we will not provide any gifts to shareholders attending the meeting or serve beverages in the lounge. We kindly ask for your understanding.

Smart Convocation The main contents of this Notice of Convocation can be viewed on your computer or smartphone. https://p.sokai.jp/6299/	Keep the Earth Sky-blue Kobelco Eco-Solutions Co., Ltd.

Table of Contents

• Notice of Convocation of Extraordinary General Meeting of Shareholders	p. 1
• Reference Documents for General Meeting of Shareholders	p. 4

<Corporate philosophy of Kobelco Eco-Solutions Group>

・In May 2019, we established a new corporate philosophy of our group.

・In establishing this corporate philosophy, we defined the “Slogan,” “Vision,” “Mission” and “Value” of our group as fundamental values based on “Core Values of KOBELCO,” the philosophy of the Kobe Steel group, and “Six Pledges of KOBELCO,” the code of conduct of the Kobe Steel group.

・For details, please visit our website:

http://www.kobelco-eco.co.jp

(Securities code: 6299)
Dear shareholders:	September 13, 2021

Takao Ohama, President
Kobelco Eco-Solutions Co., Ltd.
4-78, Wakinohama-cho 1-chome, Chuo-ku, Kobe-shi

Notice of Convocation of Extraordinary General Meeting of Shareholders

We would like to express our sincere gratitude for your continued support.

Notice is hereby given that our extraordinary general meeting of shareholders will be held as described below.

You can exercise your voting rights in writing (by mail) or via the Internet instead of attending the meeting in person. Please read the Reference Documents for General Meeting of Shareholders below, and exercise your voting rights by 5:30 p.m., Wednesday, September 29, 2021 in accordance with the instructions on pages 2 and 3.

1.	Date and Time:	10 a.m., Thursday, September 30, 2021

2.	Place:	Head office of the Company 4-78, Wakinohama-cho 1-chome, Chuo-ku, Kobe-shi

3.	Agenda of the meeting:
Item for resolution:
	Proposal:	Approval of the Share Exchange Agreement between the Company and Kobe Steel, Ltd.

(Notes)

1.	When attending the meeting, please submit the enclosed Voting Rights Exercise Form at the reception of the venue.
2.	If it becomes necessary to change the contents of the Reference Documents for General Meeting of Shareholders, we will post the changes on our website (http://www.kobelco-eco.co.jp).

3.	Please note that we will be dressed lightly (Cool Biz) on the date of the meeting.
4.	We will take necessary infection prevention measures depending on the novel coronavirus infection situation on the date of the meeting. If there is any material change in the operation of the extraordinary general meeting of shareholders due to future circumstances, we will notify you on our website (http://www.kobelco-eco.co.jp).

5.	Of the documents that should be provided together with this Notice of Convocation, the articles of incorporation and financial statements, etc., for the last business year of Kobe Steel, Ltd. are posted on our website (http://www.kobelco-eco.co.jp) in accordance with laws and regulations and Article 14 of our articles of incorporation, and therefore are not included in the Reference Documents for General Meeting of Shareholders.

Instructions for Exercising Voting Rights

Voting rights at the general meeting of shareholders are important rights of shareholders.

Please read the Reference Documents for General Meeting of Shareholders below before exercising your voting rights.

There are three ways to exercise your voting rights, which are illustrated below:

Attending the General Meeting of Shareholders	Exercising your voting rights in writing (by mail)	Exercising your voting rights via the Internet

When attending the meeting, please submit the enclosed Voting Rights Exercise Form at the reception of the venue.	Please express your approval or disapproval of the proposal on the enclosed Voting Rights Exercise Form, and mail it without affixing a stamp.	Please indicate your approval or disapproval of the proposal in accordance with the instructions on the next page.

Date and time of the general meeting of shareholders	Voting deadline	Voting deadline

10:00 a.m., Thursday, September 30, 2021. (The reception desk will open at 9:00 a.m.)	The exercise form must be received by 5:30 p.m., Wednesday, September 29, 2021.	The entry must be completed by 5:30 p.m., Wednesday, September 29, 2021.

How to Complete the Voting Rights Exercise Form

Please indicate your approval or disapproval of the proposal here. Proposal ・If you approve the proposal >> Circle the “For” box. ・If you disapprove the proposal >> Circle the “Against” box.

* The Voting Rights Exercise Form above is for illustrative purposes only.

If you have exercised your voting rights both in writing (by mail) and via the Internet, we will take the vote cast via the Internet as the valid one. In addition, if you have exercised your voting rights via the Internet more than once, we will take the vote cast last as the valid one.

How to exercise your voting rights via the Internet

By Scanning the QR code	By Entering the login-ID and temporary password

You can login to the voting website without entering your log-in ID and temporary password printed on the Voting Rights Exercise Form.	Voting website: https://evote.tr.mufg.jp/

1. Scan the QR code printed on the Voting Rights Exercise Form.

* “QR code” is a registered trademark of DENSO WAVE INCORPORATED.

2. Indicate your approval or disapproval in according to the instructions on the screen.

You can login to the website only once by using the QR code.

If you exercise your voting rights again or exercise your voting rights without using the QR code, please refer to “Entering login-ID and temporary password” to the right.

1.       Access the voting website.

2. Enter the “log-in ID and temporary password” printed on the Voting Rights Exercise Form, and click “Log-in.”

Enter the “log-in ID and temporary password.”

Click “Log-in.”

3. Register a new password.

Enter a “new password.”

Click “Send.”

4. Indicate your approval or disapproval in accordance with the instructions on the screen.

* The operation screen above is for illustrative purposes only.

If you are unsure how to exercise your voting rights via the Internet using a computer, smartphone or mobile phone, please contact the Help Desk indicated to the right:	Mitsubishi UFJ Trust and Banking Corporation Corporate Agency Division Help Desk 0120-173-027 (Toll free/Service hours: 9:00 a.m. to 9:00 p.m.)

Smart Convocation You can also access the voting website from Smart Convocation. https://p.sokai.jp/6299/

Reference Documents for General Meeting of Shareholders

Proposal and Reference Matters

Proposal: Approval of the Share Exchange Agreement between the Company and Kobe Steel, Ltd.

The Company and Kobe Steel, Ltd. (“Kobe Steel”) (the Company and Kobe Steel are collectively referred to as “Both Companies”) passed a resolution to conduct a share exchange in which Kobe Steel will become the wholly-owning parent company and the Company will become the wholly-owned subsidiary (the “Share Exchange”) at their respective board of directors’ meetings held on August 5, 2021, and Both Companies entered into a share exchange agreement (the “Share Exchange Agreement”) as of that day.

The Company requests the approval of the Share Exchange Agreement.

The Share Exchange will be conducted by Kobe Steel through a simplified share exchange procedure that does not require approval of the shareholders’ meeting, pursuant to Article 796, Paragraph (2) of the Companies Act (Act No. 86 of 2005, as amended; the same applies below). For the Company, the Share Exchange will be conducted after the Share Exchange Agreement is approved at this extraordinary general meeting of shareholders. The Share Exchange is scheduled to take effect as of November 1, 2021.

In addition, prior to the effective date of the Share Exchange (the “Effective Date”), shares of common stock of the Company (“Company Shares”) will be delisted as of October 28, 2021, on the Second Section of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) (the last trading date will be October 27, 2021).

The reasons for the Share Exchange, outline of the Share Exchange Agreement, and other matters related to this proposal are as follows:

1.       Reasons for the Share Exchange

Kobe Steel originated with the general partnership trading company Suzuki Shoten having acquired Kobayashi Seikosho and renamed it to Kobe Seikosho in September 1905, and it was separated from the general partnership trading company Suzuki Shoten and established as Kobe SteelWorks, Ltd. in June 1911. As of March 31, 2021, the KOBELCO group (meaning the corporate group with Kobe Steel as the core company; the same applies below) consists of Kobe Steel, 212 subsidiaries, and 50 affiliated companies, and operates a steel and aluminum business, advanced materials business, welding business, machinery business, engineering business, construction machinery business, electric power business, and other businesses.

The KOBELCO group started as a steel casting and forging manufacturer, and has gradually broadened its business to machinery business, steel rolling, copper, engineering, construction machinery, aluminum, welding, and so forth. In its history of over 110 years, as a result of addressing social needs and promoting selective expansion, the KOBELCO group currently operates its business in three business areas: the “materials business,” which includes materials such as steel and aluminum, advanced materials such as steel and aluminum casting and forging, and welding materials; the “machinery business,” which includes industrial machinery and engineering and construction machinery; and the “electric power business.”

The products and services offered by the KOBELCO group are basic materials for various industries such as transportation, electrical machinery, construction and civil engineering, industrial machinery, and social infrastructure. The KOBELCO group creates competitive advantage by supplying wide array of its own products, including materials and members based on its own technology, which are not substitutable, various energy-saving and eco-friendly machinery and engineering technology, to a broad range of customers. In addition, the electric power business offers a highly public service, power supply, which is an extremely important social infrastructure, and therefore, it is considered that the KOBELCO group has a significant social responsibility.

As for the business environment surrounding the KOBELCO group, in addition to an increase in structural problems surrounding the steel industry and changes in the industrial structure triggered by the COVID-19 pandemic, there is expected to be a social transformation toward achieving carbon neutrality and the progress of digital transformation, all of which the KOBELCO group needs to proactively address as an opportunity to transform its business structure and seek opportunities for new earnings. Under these circumstances, the “KOBELCO Group Medium-Term Management Plan (FY2021 to FY2023)” published by Kobe Steel in May 2021 set out “establishing a stable earnings base” and “taking on the challenge of realizing carbon neutrality” as the most important issues that the KOBELCO group should work on. The KOBELCO group considers these management issues as new business opportunities for it to contribute to society by leveraging its strengths as a company engaged in multifaceted business operations with its diverse technologies and human resources.

First, Kobe Steel considers the term of the medium-term management plan to be one that will further deepen initiatives such as “strengthening of profitability mainly in the materials business” and for the KOBELCO group to “establish a stable earnings base.” In doing so, it will secure a return on invested capital (ROIC) of 5% or higher in the fiscal year 2023, in which earnings from new electric power projects will make a full contribution, and secure a stable ROIC of 8% or higher in the future, striving to become a company group with sustainable growth. To this end, the KOBELCO group is moving ahead with a plan to implement steadily the five key measures: specifically, “strengthening the earnings base of the steel business,” “smooth startup/stable operation of new electric power projects,” “strategic investment in the materials businesses leading to earnings contributions,” “restructuring unprofitable businesses,” and “stabilizing earnings in the machinery business and responding to growing markets.”

Among these measures, in the machinery business, as inquiries for social infrastructure, hydrogen/renewable energy-related products and technologies, and other products and technologies, such as MIDREX®, a technology that enables emissions of CO2 to be reduced, which contribute to the environment have been increasing, the KOBELCO group is actively making efforts to procure customer orders for such products and technologies while promoting intra-group collaboration.

Moreover, with respect to “taking on the challenge of realizing carbon neutrality,” there is a clear global trend toward transitioning to carbon neutrality and social transformation. Therefore, facing factors such as risks and opportunities in the internal and external environment, the KOBELCO group considers that the vision for the future that it should aim for is to take on the challenge of achieving carbon neutrality by 2050 with an aim of increasing corporate value through this transition. In particular, as Kobe Steel has blast furnaces and coal-fired power generation, which emit large amounts of CO2, an increase in costs for measures to reduce CO2 emitted by Kobe Steel and a trend in divestments by investors will be a concern. Therefore, to minimize those risks, the

KOBELCO group is making bold efforts to reduce CO2 emissions by promoting the development of its original technologies, such as the utilization of MIDREX® technologies for blast furnaces, and utilizing external innovative technologies, aimed at achieving the goal of carbon neutrality by 2050. Furthermore, to maximize the opportunities, by taking advantage of its strengths that enable the fusion of diverse products and technologies that contribute to CO2 emission reductions, such as MIDREX® and the supply of materials for automotive weight reduction and electrification, the KOBELCO group will respond to growing demand for these products and technologies as new business opportunities.

Among those measures, in the electric power business, the KOBELCO group will increase the efficiency of region-wide energy use by supplying heat and hydrogen to surrounding areas using steam from the Kobe Power Plant and strengthen efforts such as the co-firing of biomass fuel (sewage sludge and food residue) and ammonia through a collaboration between the Electric Power Business and the Engineering Business divisions, aimed at continuing business as the world’s most advanced urban coal-fired power plant.

In July 2021, Kobe Steel announced that it has been selected for the first time as a constituent of the “FTSE4 Good Index Series” and the “FTSE Blossom Japan Index,” global environmental, social and governance (ESG) investment indices. The “FTSE4 Good Index Series” and the “FTSE Blossom Japan Index” are key ESG investment indices developed by FTSE Russell, a wholly owned subsidiary of London Stock Exchange Group (LSEG). FTSE Russell surveys business enterprises around the world and selects companies that demonstrate excellence in environmental, social, and governance practices. These indices are widely used in selecting companies for sustainable investment. The “FTSE Blossom Japan Index,” which measures the performance of Japanese companies in their environmental, social and governance practices, is one of the ESG investment indices of “GPIF” (Japan’s Government Pension Investment Fund), the world’s largest public pension fund management organization.

The KOBELCO group will continue to make efforts to become a “corporate group indispensable” to its customers and society by responding to social demands and changes in the industrial structure while delivering improved solutions with a combination of technologies that contribute to solving problems. With this firm resolve, the KOBELCO group will work to realize a “world in which people, now and in the future, can fulfill their hopes and dreams while enjoying safe, secure, and prosperous lives.”

On the other hand, the Company was found as Shinko Pfaudler Co., Ltd. with the aim of manufacturing and selling glass-lined products and other chemical industry equipment through a joint investment by Kobe Steel and a U.S. company Pfaudler in June 1954. It diversified into the water treatment equipment business in December 1957, the cooling tower business in March 1962, and the sewage and organic waste water treatment equipment business in November 1962. It was renamed to Shinko Pantec Co., Ltd. in October 1989 and listed on the Second Section of the Osaka Securities Exchange, Co., Ltd. (the “Osaka Securities Exchange”) in 1994; thereafter, it was renamed to the current corporate name associated with the business consolidation with the environmental business unit of Kobe Steel in October 2003. Currently, it is listed on the Second Section of the Tokyo Stock Exchange associated with the integration of the cash securities markets of the Tokyo Stock Exchange and the Osaka Securities Exchange in July 2013.

As of March 31, 2021, the Company group (meaning the corporate group with the Company as the core company; the same applies below) consists of the Company and 28 subsidiaries, and carries out business activities such as manufacturing and selling products for water treatment-

related business, waste treatment-related business, and chemical/food process equipment-related business, as well as after-sales service for each business.

The water treatment-related business and the waste treatment-related business widely and proactively promote activities in business areas relating to the environment and play an important role in the KOBELCO group’s engineering business. The Company group has many distinctive technologies that reduce the environmental load for water treatment and waste treatment, and contributes to the development of regions friendly to the environment by providing solutions such as water treatment facilities and power generation facilities using waste according to customer needs.

In addition, since the foundation of the Company, the chemical/food process equipment-related business has contributed to industrial fields such as fine chemicals, pharmaceuticals, electronic materials and food, for which high-quality manufacturing activities are required, by manufacturing and selling glass-lined equipment that has been of service to many of its customers in their manufacturing activities, and has contributed to people’s lives. Moreover, with respect to hydrogen, which is drawing attention as a next-generation energy source, the Company has an extensive supply track record as a hydrogen utility as a result of manufacturing and selling high-purity hydrogen oxygen generators (HHOGs), and from now on, it is expected to contribute to the realization of a low-carbon society by, among other activities, increasing the use of CO2-free hydrogen, which is generated by using renewable energy sources. Through those activities above, amid global warming and the establishment of a recycling oriented society becoming important issues worldwide, the Company group believes that the role and mission it should fulfill to resolve such issues will increase further in the future.

With regard to the business environment surrounding the Company group, it considers that domestic investment in environment related businesses of water treatment and waste treatment by the public sector will be steadily increasing for the time being due to the “five-year acceleration measures for disaster prevention/mitigation and national resilience,” while it recognizes that it is necessary to rapidly respond to market changes, such as the declining population, geographic expansion, and public-private cooperation. In addition, outside Japan, mainly in Southeast Asian countries, under circumstances where there are continuing demands to develop water treatment infrastructure centered on the water-supply and wastewater treatment of major industrial complexes, the Company group recognizes that in order to further expand orders, it is necessary to further enhance the ability to carry out projects and build and deepen a cooperative relationship with local partners.

Based on the recognition above, the “Medium-Term Management Plan for FY2021-FY2023” published in May 2021 by the Company set a basic policy of “realizing sustainable growth through ambidextrous management (enhancing the competitiveness of existing business and proactively investing in growing areas) ~ while ensuring a stable earnings base through existing business, realizing sustainable growth by proactively entering growing areas ~.” To “enhance the competitiveness of existing business,” the Company group is developing business such as power generation using sewage sludge and waste as energy sources that lead to reductions in CO2, and is working on the pursuit of unique proprietary technology in chemical/food process equipment-related business and building a foundation to expand the businesses to include global markets. Moreover, to “proactively invest in growing areas,” while working on the development of water-supply and power generation using waste in foreign countries, it is engaged in providing core technologies useful to solve regional/customer issues such as the reduction of CO2 and increasing the use of renewable energy, and in promoting new business. Furthermore, amid social transformation to carbon neutrality in and outside Japan, the Company group expects that investments that lead to a reduction of the impact on the environment will increase, and it recognizes that it is necessary to accelerate those efforts along with the development of an operational foundation such as digital transformation.

For some time, Kobe Steel and the Company have made efforts towards strengthening the profitability of the engineering business and creating new business by strengthening mutual collaboration. In fact, collaboration on individual projects has developed. For example when the Company expanded its waste power generation project overseas, the overseas project management capability held by Kobe Steel’s engineering business was integrated therein, which further enhanced the Company’s capability to perform overseas projects. Thus, certain results have been achieved.

On the other hand, global movements towards de-carbonization have been accelerated. In Japan, Prime Minister Suga’s general-policy speech on October 26, 2020 declared the policy to achieve the “goal of realizing a carbon-neutral, decarbonized society by 2050.” The business environment surrounding Kobe Steel and the Company has been rapidly changing, including the transition to carbon neutrality and development of revolutionary social changes. Kobe Steel recognizes that in order for the KOBELCO group to promote efforts towards achieving carbon neutrality by 2050, creating new business in areas that will contribute to reduction of CO2 emissions, such as hydrogen, biomass fuels, renewable energies, and maximizing profits through products and technologies that contribute to the environment, it is essential to utilize many advantageous technologies held by the Company, and that it is necessary to further strengthen collaboration between Kobe Steel and the Company. The Company’s environment-related business area and technologies that support it largely contribute to the growth of the KOBELCO group’s engineering segment and the enhancement of the business value; furthermore, they contribute to the growth of and the enhancement of the corporate value of the entire KOBELCO group. Accordingly, to definitively achieve such growth and enhancement of the corporate value, Kobe Steel believes that it is not appropriate, from the viewpoint of managing the KOBELCO group, to maintain the listing of both the parent company and the subsidiary, which involves conflicts-of-interest risk.

Furthermore, in recent years, regarding the governance of a listed subsidiary, the push for strengthening of countermeasures against the risk of structural conflicts of interest has been increased. The “Practical Guidelines on the Group Governance System” dated June 28, 2019 established by the Ministry of Economy, Trade and Industry provides that it is a “basic rule to aim to increase the rate of independent directors in the members of the board of directors” of a listed subsidiary (one-third or more, or majority.), and the Corporate Governance Code, Supplementary Principle 4-8-3, which was revised again on June 11, 2021, provides that “listed companies that have a controlling shareholder should either appoint at least one-third of the members of the board of directors (for a company listed on the Prime Market, the majority thereof) as independent directors who are independent of the controlling shareholder or establish a special committee composed of independent persons including independent director(s) to deliberate and review material transactions or actions in which there is a conflict of interest between the controlling shareholder and minority shareholders”. Thus, it is essential to further strengthen the governance of a listed subsidiary in the future. In addition, according to the “Overview of Market Structure Review and Outline of the New Market Segments” dated February 21, 2020 and the “Development of Listing Rules for Cash Equity Market Restructuring (second set of revisions)” dated December 25, 2020, which were published by the Tokyo Stock Exchange, based on the base date for the transition being June 2021, from April 2022, the previous five market segments (i.e., First Section, Second Section, JASDAQ (Standard and Growth), and Mothers) will be restructured into new three markets (i.e., Prime Market, Standard Market, and Growth Market). The Company, which is currently listed on the Second Section of the Tokyo Stock Exchange, is supposed to select a transition to the Standard Market at the time of the transition to the new market segments. However, at present, the Company does not meet the criteria where “the ratio of tradable shares is 25% or more,” which is the continued listing criteria for the Standard Market published by the Tokyo Stock Exchange. Due to the change in the continued listing criteria resulting from this review of market segments, the Company will not be able to maintain its status of being listed with the current shareholders’ composition, and the Company is required to further strengthen its governance in order to maintain its status of being listed. Therefore, Kobe Steel internally continued careful consideration of the handling of the Company Shares. Specifically, Kobe Steel considered the business environment surrounding Kobe Steel and the Company, its growth strategies towards enhancing its corporate value in the future, and costs for continued listing associated with, among other things, the Tokyo Stock Exchange’s expected transition to the new market segments. As a result of the consideration, Kobe Steel reached a decision that in order to exert synergy as the KOBELCO group including the Company to the maximum extent, accelerate its efforts, and maximize the KOBELCO group’s corporate value, it would be best to make the Company its wholly-owned subsidiary. Therefore, Kobe Steel made the initial proposal to the Company of making the Company its wholly-owned subsidiary through a share exchange in late March 2021.

The Company, upon receiving the initial proposal from Kobe Steel, which is its parent company and the controlling shareholder, decided to commence specifically considering the Share Exchange. Also, upon doing so, the Company established a special committee (the “Special Committee”) consisting of independent members who do not have any interests in Kobe Steel, which is the controlling shareholder (details of the Special Committee are as described below in (3)(ii) “Measures to avoid conflicts of interest” in 3. “Matters Concerning the Appropriateness of the Consideration for Exchange”) on April 26, 2021 for the purpose of ensuring fairness, transparency, and objectivity in the decision-making process of the Company’s board of directors and to eliminate arbitrariness, in relation to the initial proposal. At the same time, Kobe Steel and the Company developed a structure for specific consideration, such as having employed outside experts.

As a result of such consideration and discussions between them, Both Companies concluded that making the Company Kobe Steel’s wholly-owned subsidiary through the Share Exchange would be useful not only to enhance Kobe Steel’s corporate value but also to enhance the Company’s corporate value. This is because by making the Company Kobe Steel’s wholly-owned subsidiary, acceleration of the creation of new business by the Company in the KOBELCO group, and efforts toward carbon neutrality are expected; in addition, development of the Company’s business through further utilization of the entire KOBELCO group’s management resources and network, and the further generation of group synergy from the medium- to long-term viewpoint will be possible; by the Company being unlisted, it will be possible for the Company to flexibly and promptly make decisions without being affected by short-term assessment in the share market; and improvement of management efficiency may be achieved by reducing costs, among others, through cancelling the listing of both the parent company and the subsidiary.

Specifically, the Share Exchange will actualize mainly the following synergies in Both Companies:

(i)	Acceleration of creation of new business in the KOBELCO group including the Company

The entire KOBELCO group will be able to utilize many advantageous technologies held by the Company, such as the hydrogen-related technology represented by high-purity hydrogen oxygen generators (HHOGs), the biomass fuel-related technology, including sewage sludge and food residue, and the renewable energy-related technology. By combining these technologies with the various technologies and the development capability held by the KOBELCO group, the KOBELCO group, including the Company, will be able to promote and accelerate the creation of new business in various areas, including those that will contribute to reduction of CO2 emissions, which will lead to the maximization of the Company’s and the KOBELCO group’s corporate value.

(ii)	Acceleration of the entire KOBELCO group’s efforts towards achieving carbon neutrality

In aiming to achieve carbon neutrality by 2050 and promoting reduction of CO2 emissions in the entire KOBELCO group, in addition to the efforts for mixed combustion of biomass fuels at a coal-fired power generation plant in Kobe Steel’s power generation business, regarding the hydrogen-related technology, the KOBELCO group will be able to provide total solutions towards realizing a hydrogen society by further strengthening collaboration with the various efforts that the KOBELCO group has made in and outside Japan, such as the hydrogen station business and MIDREX H2TM (direct reduction ironmaking using hydrogen as a sole reducer) that the KOBELCO group has advanced, and the KOBELCO group’s efforts towards achieving carbon neutrality by 2050 will be able to be promoted and accelerated. In addition, it is also expected that in the process of making these efforts, new technology and knowledge concerning reduction of CO2 emissions, including CCUS (carbon dioxide capture, utilization, and storage), will be acquired. It can also be expected that externally selling such technology and knowledge in the future will contribute to the KOBELCO group’s revenue.

(iii)	Expansion of the Company’s business by utilizing the KOBELCO group’s collective strength

The KOBELCO group has developed its business in a wide range of business areas and has various industrial networks, a global customer base, and information sources, as well as, among others, intellectual property and know-how, development and analytical capability in various technical areas. In addition, the KOBELCO group has a financial base corresponding to its business scale, business bases in specific regions, including Hyogo Prefecture, and many overseas bases, and the Company will be able to effectively utilize these affluent management resources held by the KOBELCO group. Thus, the Company will be able to utilize the potential of the technology, human resources, and assets held by the Company to the maximum extent; as a result, not only will efforts towards creating new business in the KOBELCO group including the Company and achieving carbon neutrality in the entire KOBELCO group be accelerated, but this will also lead to further development and growth of the Company’s existing business (i.e., the water treatment-related business, the waste treatment-related business, the chemical/food process equipment-related business and other relevant business) without being limited to the framework of the existing business.

Furthermore, by utilizing the affluent overseas project management capability held by Kobe Steel’s engineering business, the Company will be able to accelerate the overseas development and the receipt of orders for new projects of its water treatment-related business and waste treatment-related business. In addition, the Company’s affluent operation and maintenance (O&M) know-how that has been acquired in its water treatment-related business and waste treatment-related business will be able to be utilized in Kobe Steel’s engineering business. Through them, both Kobe Steel and the Company are expected to strengthen their capability to respond to domestic and overseas projects and to increase their revenues.

(iv)       Improvement of management efficiency and reduction of costs for continued listing

Promoting efficient operation of the common functions and the back office functions and stimulating personnel exchanges between Both Companies will strengthen mutual collaboration between Both Companies and will create opportunities for various and wide business experience, which will also lead to human resource development. In addition, in the future, the core system and the project management system will also be integrated between Both Companies, and the development of business infrastructure, including digital transformation, will be accelerated. Through them, it is expected that efficient management will be promoted and that cost reduction will be achieved in the entire KOBELCO group. Furthermore, other management burdens arising from continued listing, such as expenses to maintain back office functions necessary for a listed company and other costs, will be eliminated, and the management resources will be able to be effectively utilized for business growth, which will contribute to enhancement of the Company’s corporate value.

(v)	Business operation from a mid- to long-term perspective and prompt decision-making

Making the Company an unlisted company through the Share Exchange will allow the Company to operate business from a mid- to long-term perspective and to promote prompt decision-making, for example, in the efforts that require advance investments or a temporary increase in costs but cannot necessarily expect the maximization of profits in the short term for the Company, such as efforts towards resolving the issue of reduction of CO2 emissions in the entire KOBELCO group.

To maximize the Company’s profits and enhance corporate value, and further to develop Kobe Steel’s business and expand Kobe Steel’s profits, in the future, based on a management policy that respects the Company’s standpoint, Both Companies will continue their considerations while paying attention to: (i) proactive cooperation between Kobe Steel and the Company in research and development and facilitating new businesses; (ii) various measures to enhance competitiveness of the Company’s business; and (iii) maintaining and improving the motivation of employees.

Kobe Steel and the Company determined that it is desirable to choose a share exchange scheme as the method to make the Company a wholly-owned subsidiary. This is because they considered that delivering shares of common stock of Kobe Steel (“Kobe Steel Shares”) to minority shareholders of the Company as consideration for the Share Exchange can provide the minority shareholders of the Company through their holding of Kobe Steel Shares with an opportunity to enjoy an increase in the stock price and dividends of Kobe Steel Shares as a result of synergy effects expected by implementing various measures that are anticipated after the Share Exchange and of Kobe Steel’s business development and increase in earnings after the synergy effects occur, and meanwhile, trading highly liquid Kobe Steel Shares on the market enables the minority shareholders of the Company from time to time to obtain cash.

As a result of deliberations based comprehensively on those points, Kobe Steel and the Company reached the same understanding that the Company becoming Kobe Steel’s wholly-owned subsidiary through the Share Exchange will contribute to the enhancement of the corporate values of Kobe Steel and the Company respectively, and eventually to the enhancement of the corporate value of the KOBELCO group, and will be beneficial for the shareholders of both Kobe Steel and the Company. Accordingly, Both Companies agreed on the terms and conditions, including the allotment ratio for the Share Exchange, after deliberations and discussions, and the board of directors of Both Companies respectively passed resolutions to implement the Share Exchange with the aim of Kobe Steel making the Company its wholly-owned subsidiary, and entered into the Share Exchange Agreement on August 5, 2021.

2.       Outline of the Share Exchange Agreement

The terms of the Share Exchange Agreement dated August 5, 2021 executed by Both Companies are as follows:

Share Exchange Agreement (copy)

Kobe Steel, Ltd. (“Kobe Steel”) and Kobelco Eco-Solutions Co., Ltd. (the “Company”) enter into this Share Exchange Agreement (this “Agreement”) as of August 5, 2021 (the “Execution Date”) on the following terms and conditions.

Article 1 (Share Exchange)

Kobe Steel and the Company shall conduct a share exchange in which Kobe Steel will become the wholly-owning parent company and the Company will become the wholly-owned subsidiary (the “Share Exchange”) in accordance with the terms hereof, and Kobe Steel shall acquire all of the issued shares in the Company (excluding the Company shares held by Kobe Steel; the same shall apply hereinafter) through the Share Exchange.

Article 2 (Trade Name and Address)

The trade names and addresses of Kobe Steel and the Company shall be as follows:

Kobe Steel (the wholly-owning parent company)

Trade name: Kobe Steel, Ltd.

Address: 2-4, Wakinohama Kaigan-dori 2-chome, Chuo-ku, Kobe-shi, Hyogo

The Company (the wholly-owned subsidiary)

Trade name: Kobelco Eco-Solutions Co., Ltd.

Address: 4-78, Wakinohama-cho 1-chome, Chuo-ku, Kobe-shi, Hyogo

Article 3 (Shares to Be Delivered upon the Share Exchange, and Allotment thereof)

1. Upon the Share Exchange, Kobe Steel shall deliver to the shareholders of the Company as of the time immediately prior to the time at which Kobe Steel will acquire all of the issued shares in the Company by way of the Share Exchange (the “Record Time”) (meaning the shareholders after the Company’s cancellation of its shares pursuant to Article 9, and excluding Kobe Steel) (the “Covered Shareholders”) such number of Kobe Steel common shares calculated by multiplying the total number of the Company common shares held by the Covered Shareholders by 4.85, in exchange for the Company common shares held by the Covered Shareholders.

2. Upon the Share Exchange, Kobe Steel shall allot to the Covered Shareholders Kobe Steel common shares referred to in the preceding paragraph at the rate of 4.85 Kobe Steel common shares per 1 Company common share held by the Covered Shareholders.

3. Kobe Steel shall treat any fraction less than 1 Kobe Steel common share to be allotted to the Covered Shareholders by Kobe Steel pursuant to the preceding two paragraphs in accordance with Article 234 of the Companies Act and other relevant laws and regulations.

Article 4 (Matters Concerning Capital and Reserves)

The amount of capital and reserves of Kobe Steel to be increased through the Share Exchange shall be as follows:

(1)    Amount of capital:

0 yen

(2)    Amount of capital reserve:

An amount to be determined by Kobe Steel in an appropriate manner pursuant to Article 39 of the Regulations on Corporate Accounting

(3)    Amount of profit reserve:

0 yen

Article 5 (Effective Date)

The effective date of the Share Exchange (the “Effective Date”) shall be November 1, 2021. However, Kobe Steel and the Company may change the Effective Date by agreement after consultation, if it becomes necessary to do so in the course of the Share Exchange procedures or for any other reason.

Article 6 (General Meeting of Shareholders to Approve the Share Exchange Agreement)

1. Pursuant to the main text of Article 796, Paragraph 2 of the Companies Act, Kobe Steel shall conduct the Share Exchange without obtaining the approval of this Agreement at its general meeting of shareholders as set forth in Article 795, Paragraph 1 of the Companies Act. However, Kobe Steel shall seek the approval of this Agreement at its general meeting of shareholders by the day immediately before the Effective Date, if the approval of this Agreement at its general meeting of shareholders is required pursuant to Article 796, Paragraph 3 of the Companies Act.

2. The Company shall seek the approval of this Agreement at its general meeting of shareholders as set forth in Article 783, Paragraph 1 of the Companies Act by the day immediately before the Effective Date.

Article 7 (Management of Corporate Assets)

During the period from the Execution Date through the Effective Date, Kobe Steel and the Company shall, and shall cause their subsidiaries to, perform their business and manage and administer their assets with the care of a good manager. If Kobe Steel or the Company conducts, or causes its subsidiaries to conduct, any act that may materially affect its or their assets, rights or obligations, or the implementation of the Share Exchange or the terms and conditions of the Share Exchange (excluding any acts otherwise provided herein), it shall, or shall cause its subsidiaries to, conduct such act after prior consultation and agreement between Kobe Steel and the Company.

Article 8 (Distribution of Retained Earnings)

1. Kobe Steel may distribute retained earnings to its shareholders or registered pledgees of shares who are listed or registered in the latest register of shareholders as of September 30, 2021 up to 10 yen per share.

2. Except as set forth in the preceding paragraph, neither Kobe Steel nor the Company shall distribute retained earnings for which the record date is any day between the Execution Date and the Effective Date, or acquire its own shares for which the acquisition date is any day between the Execution Date and the Effective Date (except where it is necessary to acquire its own shares in response to the exercise of shareholders’ rights pursuant to applicable laws and regulations).

Article 9 (Handling of the Company’s Shares)

In accordance with a resolution at the Company’s board of directors’ meeting to be held no later than the day before the Effective Date, at the Record Time, the Company shall cancel all of its shares that it holds at the Record Time (including its shares to be acquired in response to dissenting shareholders’ share purchase requests set forth in Article 785, Paragraph 1 of the Companies Act that are made in relation to the Share Exchange).

Article 10 (Amendment to and Termination of this Agreement)

1. If, during the period from the Execution Date through the day immediately before the Effective Date, any material change occurs in the financial or business condition of Kobe Steel or the Company, or any event occurs or is discovered that may materially interfere with the implementation of the Share Exchange, or any other event occurs or is discovered that may make it difficult to achieve the purpose of this Agreement, Kobe Steel and the Company may change the terms and conditions of the Share Exchange and other provisions of this Agreement, or terminate this Agreement by agreement after consultation.

2. Kobe Steel and the Company may terminate this Agreement if the other party breaches any provision of this Agreement during the period from the Execution Date through the day immediately before the Effective Date, and fails to cure the breach within a reasonable period of time despite a request to cure the same within such period of time.

Article 11 (Effect of this Agreement)

This Agreement shall cease to be effective if the approval of this Agreement at the general meeting of shareholders of Kobe Steel as set forth in the proviso to Article 6, Paragraph 1 hereof (limited to the case where the approval of this Agreement at the general meeting of shareholders of Kobe Steel is required pursuant to Article 796, Paragraph 3 of the Companies Act) or the approval of this Agreement at the general meeting of shareholders of the Company as set forth in Article 6, Paragraph 2 hereof is not obtained no later than the day immediately before the Effective Date, if the approval, etc. from the relevant authorities as stipulated in domestic or foreign laws and regulations that is necessary for the implementation of the Share Exchange is not obtained (including, without limitation, the case where the filing with the relevant authorities does not become effective) no later than the day immediately before the Effective Date, or if this Agreement is terminated in accordance with the preceding Article.

Article 12 (Governing Law and Competent Court)

1. This Agreement shall be governed by, and interpreted in accordance with, the laws of Japan.

2. The Tokyo District Court shall be the court of exclusive jurisdiction in the first instance over any dispute in connection with the performance and interpretation of this Agreement.

Article 13 (Matters for Consultation)

Kobe Steel and the Company shall determine any matters not provided for herein and other matters necessary for the Share Exchange by agreement after consultation in good faith in accordance with the purpose of this Agreement, and resolve any doubt arising from the interpretation of the terms of this Agreement by agreement after consultation in good faith.

IN WITNESS WHEREOF, this Agreement has been prepared in duplicate, and Kobe Steel and the Company retain one copy each after affixing their seals hereunto.

August 5, 2021

Kobe Steel: 2-4, Wakinohama Kaigan-dori 2-chome, Chuo-ku, Kobe-shi, Hyogo
Kobe Steel, Ltd.
Mitsugu Yamaguchi, President & CEO (seal)

The Company: 4-78, Wakinohama-cho 1-chome, Chuo-ku, Kobe-shi, Hyogo
Kobelco Eco-Solutions Co., Ltd.
Takao Ohama, President and Representative Director (seal)

3.	Matters Concerning the Appropriateness of the Consideration for Exchange

(1)	Matters concerning the appropriateness of the total number of the consideration for exchange and the allotment thereof

(i)	Allotment in the Share Exchange

	Kobe Steel (wholly-owning parent company resulting from the Share Exchange)	The Company (wholly-owned subsidiary resulting from the Share Exchange)
Allotment ratio for the Share Exchange	1	4.85
Number of shares to be delivered in the Share Exchange	Kobe Steel Shares: 31,982,287 shares (tentative)

(Note 1) Share allotment ratio

For each Company Share, Kobe Steel will allot 4.85 shares of Kobe Steel Shares. However, no shares will be allotted in the Share Exchange for the Company Shares which Kobe Steel holds as of the Record Time (as defined below). If there are any significant changes to the terms and conditions that provide the basis for the calculations, the allotment ratio for the Share Exchange above (the “Share Exchange Ratio”) may be modified upon consultation and agreement between Both Companies.

(Note 2) The number of Kobe Steel shares to be delivered in the Share Exchange

Upon the Share Exchange, Kobe Steel will allot and deliver the number of Kobe Steel Shares calculated based on the Share Exchange Ratio to the shareholders of the Company (referring to the shareholders after the cancellation of the Company shares as described below and excluding Kobe Steel) as of the time immediately prior to the time at which Kobe Steel acquires all of the issued shares in the Company (excluding the Company Shares held by Kobe Steel) (the “Record Time”), in exchange for the Company Shares held by these shareholders. Kobe Steel plans to use Kobe Steel Shares to be newly issued as shares to be delivered through the Share Exchange (however, at Kobe Steel’s discretion, Kobe Steel shares held by Kobe Steel may be allocated as part of Kobe Steel Shares to be allotted and delivered in accordance with the above). In accordance with a resolution at the board of directors’ meeting of the Company to be held no later than the day before the Effective Date, the Company will cancel all of its shares that it holds at the time immediately before the Record Time (including its shares to be acquired by the Company in response to dissenting shareholders’ share purchase requests under Article 785, Paragraph (1) of the Companies Act that are made in relation to the Share Exchange) at the time immediately before the Record Time. Therefore, we calculated the number of shares of common stock above to be allotted and delivered through the Share Exchange assuming Kobe Steel Shares will not be allotted and delivered for the Company shares held by the Company (4,314 shares as of March 31, 2021). The total number of Kobe Steel Shares to be allotted and delivered through the Share Exchange may be modified in the future due to the Company’s repurchase and cancellation of its shares, and for other reasons.

(Note 3) Treatment of shares of less than one unit

As a result of the Share Exchange, it is expected that shareholders of the Company will hold shares of less than one unit of Kobe Steel (less than 100 shares). Although shares of less than one unit cannot be sold on the financial instruments exchange, shareholders who hold shares of less than one unit of Kobe Steel may use the following systems relating to Kobe Steel Shares on and after the Effective Date:

A.       Top-up program for shares of less than one unit (top-up to 100 shares)

This is based on Article 194, Paragraph (1) of the Companies Act and the articles of incorporation of Kobe Steel, whereby shareholders who hold less than one unit of Kobe Steel Shares may request that Kobe Steel sell them the number of Kobe Steel Shares that, together with the number of shares of less than one unit held by them, will constitute one unit (100 shares) and allow them to purchase such shares.

B.	Buyback program of shares of less than one unit (sale of shares less than 100 shares)

This is based on Article 192, Paragraph (1) of the Companies Act, whereby shareholders who hold less than one unit of Kobe Steel Shares may request that Kobe Steel purchase from them the shares of less than one unit that they hold.

(Note 4) Treatment of fractions less than one share

With respect to the shareholders of the Company who will receive the allotment of any fraction less than one Kobe Steel Share upon the Share Exchange, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, Kobe Steel will sell Kobe Steel Shares equivalent to the total number of fractions (any fraction of less than one share in the total number will be rounded down), and the sale proceeds will be paid to such shareholders in proportion to such fractions they have.

(ii)	Basis for the allocation concerning the Share Exchange

A.	Basis and reasons for the allocation

As described in 1. “Reasons for the Share Exchange” above, Kobe Steel proposed to the Company in late March 2021 the Share Exchange. After earnest discussions and negotiations, Both Companies reached the conclusion that it is best for Kobe Steel to make the Company a wholly-owned subsidiary from the viewpoint of increasing their corporate value.

In order to ensure fairness and appropriateness in deciding the Share Exchange Ratio, Kobe Steel and the Company, respectively and separately, decided to request that a third-party valuation institution independent from them calculate the share exchange ratio. Kobe Steel appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) and the Company appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as their respective financial advisors and third-party valuation institutions.

As described below in (3)(i) “Measures to ensure fairness,” based on, among other matters, the valuation report concerning the share exchange ratio received as of August 4, 2021 from Mizuho Securities, which is a third-party valuation institution, advice from Nishimura & Asahi, which is Kobe Steel’s legal advisor, and the results of the due diligence conducted by Kobe Steel with respect to the Company, and after careful negotiations and discussions with the Company, Kobe Steel came to the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of Kobe Steel. Accordingly, Kobe Steel concluded that conducting the Share Exchange with the Share Exchange Ratio is appropriate.

As described below in (3)(i) “Measures to ensure fairness,” based on, among other matters, the valuation report concerning the share exchange ratio received as of August 4, 2021, from SMBC Nikko Securities, which is a third-party valuation institution, advice from Anderson Mōri & Tomotsune LPC (“Anderson Mōri & Tomotsune”), which is the Company’s legal advisor, the results of the due diligence conducted by the Company on

Kobe Steel, and based on instructions and advice from the Special Committee, and a response to referrals (toshinsho) from the Special Committee received as of August 4, 2021, the Company engaged in discussions with Kobe Steel numerous times regarding the conditions for the Share Exchange, including the Share Exchange Ratio. As a result of careful negotiations and discussions with Kobe Steel regarding the implementation of the Share Exchange by applying the Share Exchange Ratio, the Company came to the conclusion that the Share Exchange Ratio is appropriate and that it will contribute to the interests of minority shareholders of the Company. Accordingly, the Company concluded that conducting the Share Exchange with the Share Exchange Ratio is appropriate.

As described above, by referring to, among other matters, the results of valuation of the share exchange ratio submitted by, and advice received from, their respective third-party valuation institutions, and advice received from their respective legal advisors, Kobe Steel and the Company engaged in a careful review, based on the results of the due diligence conducted by each company with respect to the other company, and repeatedly held careful negotiations and discussions with each other regarding the implementation of the Share Exchange by applying the Share Exchange Ratio, while taking into consideration the financial condition, the current trends of performance, the share price trends of the other company and other related factors, in a comprehensive manner.

As a result, Both Companies came to the conclusion that the Share Exchange Ratio is appropriate and contributes to the interests of their respective shareholders. Therefore, they agreed to implement the Share Exchange by applying the Share Exchange Ratio, resolved to implement the Share Exchange in the respective board of directors’ meetings held on August 5, 2021, and executed the Share Exchange Agreement as of that day.

The Share Exchange Ratio may be subject to change upon discussion and agreement between Both Companies in the case of any material changes to the conditions that are the basis of the calculation.

B.	Matters Concerning the calculation

a.	Names of the valuation institutions and their relationships with Both Companies

Mizuho Securities, which is acting as a third-party valuation institution of Kobe Steel, is independent of Kobe Steel, the Company, and the Share Exchange, and is not a related party to Kobe Steel or the Company.

Mizuho Securities and its group companies, namely Mizuho Bank, Ltd. (“Mizuho Bank”), and Mizuho Trust & Banking Co., Ltd. (“Mizuho Trust & Banking”), are Kobe Steel’s shareholders. Mizuho Securities and Mizuho Trust & Banking are also the Company’s shareholders. According to Mizuho Securities, internally, Mizuho Securities has taken appropriate measures to prevent any possible effects, including measures to set up a Chinese wall, between the department in charge of financial advisory services and valuation services for Kobe Steel Shares against another department that holds shares of Kobe Steel and the Company, and also against Mizuho Bank’s and Mizuho Trust & Banking’s departments that hold shares of Kobe Steel and the Company. These measures enable Mizuho Securities’ department in charge of financial advisory services and valuation services for Kobe Steel Shares to calculate the value of Kobe Steel Shares without being affected by the interest concerning the conflict of interest in relation to the

Share Exchange and independently from each of the departments of Mizuho Securities, Mizuho Bank, and Mizuho Trust & Banking that holds shares of Kobe Steel and the Company.

Also, while Mizuho Bank engages in financing and other transactions with Kobe Steel and the Company as part of its ordinary banking transactions, Mizuho Bank does not have any material interest concerning conflicts of interest with Kobe Steel and the Company in relation to the Share Exchange.

Taking into consideration that, among others, i) appropriate measures to prevent any possible effects have been taken, including measures to set up a Chinese wall, against Mizuho Securities’ department, and also against Mizuho Bank’s and Mizuho Trust & Banking’s departments that hold shares of Kobe Steel and the Company; ii) because Kobe Steel and Mizuho Securities transact with each other under the same conditions as those for transactions with general business partners, the independence of Mizuho Securities as a third-party valuation institution is ensured; and iii) Mizuho Securities has a track record as a third-party valuation institution in past transactions of the same type, Kobe Steel appointed Mizuho Securities as a third-party valuation institution independent of Kobe Steel, the Company, and the Share Exchange.

SMBC Nikko Securities, which is acting as a third-party valuation institution of the Company, is a valuation institution independent of Kobe Steel and the Company, is not a related party of Kobe Steel and the Company, and does not have any material interest to be noted in connection with the Share Exchange.

SMBC Nikko Securities and Sumitomo Mitsui Banking Corporation (“SMBC”), which are members of Sumitomo Mitsui Financial Group, are shareholders of Kobe Steel and the Company, and while SMBC engages in financing and other transactions with Kobe Steel and the Company as part of its ordinary banking transactions, SMBC does not have any material interest concerning conflicts of interest with Kobe Steel and the Company in relation to the Share Exchange. According to SMBC Nikko Securities, i) appropriate measures to prevent any possible effects have been taken, including measures to set up a Chinese wall, between the department in charge of financial advisory services and valuation of Kobe Steel Shares and the Company Shares against another department, and an appropriate system for managing conflicts of interest has been established, including measures to set up a Chinese wall against SMBC; ii) because the Company and SMBC Nikko Securities transact with each other under the same conditions as those for transactions with general business partners, the independence of SMBC Nikko Securities as a third-party valuation institution is ensured; and iii) SMBC Nikko Securities has a track record as a third-party valuation institution in past transactions of the same type. Taking into consideration the foregoing, the Company considered that there is no issue, from the viewpoint of fairness in relation to the Company requesting that SMBC Nikko Securities calculate the share values of Kobe Steel and the Company; therefore, the Company appointed SMBC Nikko Securities as a third-party valuation institution independent of Kobe Steel and the Company.

b.	Outline of the calculation

Mizuho Securities adopted the following analysis methods for the calculation: the market price analysis (based on the calculation reference date set as August 4, 2021, the closing share price at the Tokyo Stock Exchange as of the calculation reference date and the average values of the closing share prices at the Tokyo Stock Exchange for the one month, three months, and six months prior to the calculation reference date (inclusive)) (because Kobe Steel is listed on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange, Inc. (the “Nagoya Stock Exchange”) and the Company is listed on the Second Section of the Tokyo Stock Exchange; thus, Both Companies’ share prices exist); the comparable company analysis (because there are multiple similar listed companies that are comparable to Kobe Steel and the Company and it is possible to infer the share values through comparisons with those comparable companies); and the discounted cash flow analysis (“DCF Analysis”) (in order to reflect the status of future business activities of Kobe Steel and the Company in the valuation).

The following table shows the valuation ranges for the Company that were derived from each valuation method, when the share value per share of Kobe Steel was set at one.

Methodology adopted	Calculation results of share exchange ratio
Market price analysis	3.49 to 3.92
Comparable company analysis	1.56 to 5.19
DCF Analysis	1.60 to 6.30

Mizuho Securities calculated the share values on the premise that public information and information provided to Mizuho Securities were accurate and complete without any independent verification of their accuracy and completeness. Regarding the assets and liabilities (which include derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of Both Companies and their affiliated companies, Mizuho Securities, calculation was based on the information, decisions, or projections provided or disclosed by Both Companies, and Mizuho Securities did not independently perform any valuation, appraisal, or assessment of those assets or liabilities, including any analysis or valuation of individual assets and liabilities, nor separately request that any third-party institution make such an appraisal or assessment. Mizuho Securities’ calculation was based on the assumption that Both Companies’ financial projections (including profit plans and other information) have been reasonably considered or prepared based on the best projection and judgment currently available to the management teams of Both Companies at the present time. The calculation of the share exchange ratio by Mizuho Securities reflects the information available to Mizuho Securities and economic conditions as of August 4, 2021. The purpose of the calculation by Mizuho Securities is only to serve as a reference for the board of directors of Kobe Steel in reviewing the share exchange ratio.

The Company’s financial projections that Mizuho Securities used as a basis for the calculation using the DCF Analysis do not contain fiscal years in which a significant increase or decrease in earnings is expected. On the other hand, Kobe Steel’s financial projections contain fiscal years in which a significant increase or decrease in earnings is expected. Specifically, for the fiscal year ending March 2022 and that ending March 2024, Kobe Steel expects a sharp increase in ordinary profit by 30% or more from the respective previous fiscal years. The increase in earnings for the fiscal year ending March 2022 will be due to, among other influences, an increase in sales quantities in the steel business, cost reductions mainly in the machinery business, and improvements of the impact on inventory valuations in the steel and aluminum segment and the advanced materials segment, and the increase in earnings for the fiscal year ending March 2024 will be due to, among other influences, improvements in profits and losses in the electric power segment, which will result from the operation of a new power generation plant on a full-year basis, and improvements in profits and losses in the advanced materials segment, which will result from an increase in demand for automotive lightweight materials. Kobe Steel’s and the Company’s financial projections are not based on the premise that the Share Exchange will be implemented.

On the other hand, with respect to Kobe Steel, SMBC Nikko Securities used the market price analysis for the calculation because Kobe Steel is listed on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange and thus its share prices exist. The market price analysis adopted simple average values of the closing share prices for each period (one month (from July 5, 2021 to August 4, 2021), three months (from May 6, 2021 to August 4, 2021), and six months (from February 5, 2021 to August 4, 2021)) on the First Section of the Tokyo Stock Exchange based on the calculation reference date set as August 4, 2021.

For the Company, SMBC Nikko Securities used the following analysis methods for the calculation: the market price analysis (because the Company is listed on the Second Section of the Tokyo Stock Exchange and thus its share prices exist); the comparable company analysis (because there are multiple similar listed companies that are comparable to the Company, and it is possible to infer the share values through comparisons with those comparable companies); and the DCF Analysis (in order to reflect the status of future business activities of the Company in the valuation).

The market price analysis adopted simple average values of the closing share prices for each period (one month (from July 5, 2021 to August 4, 2021), three months (from May 6, 2021 to August 4, 2021), and six months (from February 5, 2021 to August 4, 2021)) on the Second Section of the Tokyo Stock Exchange based on the calculation reference date set as August 4, 2021.

The comparable company analysis selected the following companies as similar listed companies that are determined to have similarities to the Company: Hitachi Zosen Corporation, Kurita Water Industries Ltd., TAKUMA CO., LTD., METAWATER Co., Ltd., ORGANO CORPORATION, Mitsubishi Kakoki Kaisha, Ltd., Daiki Axis Co., Ltd., and Nomura Micro Science Co., Ltd., and it used EBITDA multiples for the business values for the calculation.

The DCF Analysis evaluated the business values and share values by discounting cash flow, which the Company is expected to generate in and after the fiscal year ending March 2022 based on the financial projections from the fiscal year ending March 2022 to the fiscal year ending March 2026 prepared by the Company, to the present value using a certain discount rate under the DCF Analysis. The going value under the DCF Analysis was calculated by the perpetual growth method and the multiple method. Specifically, the discount rates used were 6.51% to 7.95%. The discount rates adopted the Weighted Average Cost of Capital (WACC). In addition, the perpetual growth method used -0.25% to 0.25% as the perpetual growth rates, and the multiple method used 7.4-fold to 9.0-fold as the EBITDA multiples.

Synergy effects expected to be realized through implementation of the Share Exchange have not been reflected in the financial projections, on which the calculation by the DCF Analysis was based, because it is currently difficult to specifically estimate the impact on the revenues. In addition, each term of the Company’s business plan, on which SMBC Nikko Securities premised using the DCF Analysis, does not expect any large increase or decrease in profits.

The calculation ranges for the number of shares of common stock of Kobe Steel to be allotted to one share of common stock of the Company under each valuation method are as follows:

Methodology adopted	Calculation results of share exchange ratio
Market price analysis	3.67 to 3.92
Comparable company analysis	3.91 to 5.00
DCF Analysis	3.97 to 5.85

(Note) SMBC Nikko Securities prepared the share exchange ratio calculation report on the premise that all materials and information on which the report is based were accurate and complete and thus has not independently verified their accuracy and completeness and does not bear any obligations or responsibilities therefor, and that Kobe Steel and the Company have not recognized any facts or situations where the provided information is inaccurate or likely to mislead. In addition, SMBC Nikko Securities has neither performed any valuation, appraisal, or assessment of the assets or liabilities of Kobe Steel, the Company, and their affiliated companies, nor requested that any third-party institution make such a valuation, appraisal, or assessment. If any problems are found in the accuracy and completeness of these materials and information, it is likely that the calculation results would differ greatly. Moreover, SMBC Nikko Securities assumed that there are no undisclosed debts or credits related to any litigation, dispute, environment, tax and so forth, other contingent or off-balance liabilities, or other facts that may have a significant impact on the share exchange ratio calculation report. SMBC Nikko Securities assumed that the Company’ business plans, which SMBC Nikko Securities used for the share exchange ratio calculation report, were prepared by the Company in accordance with reasonable and appropriate procedures based on its best projections and judgment as of the calculation reference date. Furthermore, where SMBC Nikko Securities conducted its analysis by using the assumption provided based on the materials and information that it received, in the share exchange ratio calculation report, it assumed that the provided materials, information, and assumptions are accurate and reasonable. SMBC Nikko Securities has neither independently verified the accuracy, validity, and feasibility of those assumptions, nor does it bear any obligations or responsibilities therefor.

SMBC Nikko Securities’ calculation results were submitted to the Company by SMBC Nikko Securities upon the request of the Company only for the purpose of serving as a reference for the board of directors of the Company in reviewing the share exchange ratio, and the calculation results are not for SMBC Nikko Securities to represent any opinions on the fairness of the Share Exchange Ratio.

(2)	Reasons for selecting Kobe Steel Shares as the consideration for exchange

Kobe Steel and the Company have selected Kobe Steel Shares as the consideration for the Share Exchange.

Kobe Steel and the Company believe that the selection above is appropriate because (i) Kobe Steel Shares are traded on the Tokyo Stock Exchange and the Nagoya Stock Exchange, and trading opportunities will be secured on these exchanges after the effective date of the Share Exchange, and (ii) it is expected that the Company’s shareholders will benefit from synergies arising from the Share Exchange.

Upon the Share Exchange, the Company will become a wholly-owned subsidiary of Kobe Steel effective on November 1, 2021 (tentative); therefore, the Company Shares will be delisted as of October 28, 2021 (the last trading date will be October 27, 2021) in accordance with the delisting criteria of the Second Section of the Tokyo Stock Exchange. After the delisting, it will be impossible to trade the Company Shares on the Second Section of the Tokyo Stock Exchange.

Even after the delisting of the Company Shares, the Kobe Steel Shares that will be allocated as consideration upon the Share Exchange will remain listed on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange, and they will be tradable on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange on and after the Effective Date of the Share Exchange. Therefore, Kobe Steel believes that any shareholder of the Company who holds not less than 21 Company Shares as of the Record Time and will receive, upon the Share Exchange, an allocation of not less than 100 Kobe Steel Shares, which is the number of shares constituting one unit of Kobe Steel, will continue to be able to trade shares of not less than one unit of Kobe Steel on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange and for shareholders of the Company, the liquidity of shares will continue to be ensured, even though shares of less than one unit of Kobe Steel may be allocated.

However, any shareholder of the Company who holds less than 21 Company Shares as of the Record Time will receive an allocation of Kobe Steel Shares of less than the number of shares constituting one unit of Kobe Steel. Shares constituting less than one unit cannot be sold on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange. However, shareholders who will hold shares constituting less than one unit may use the top-up program for shares constituting less than one unit of Kobe Steel, or the buyback program for shares constituting less than one unit, upon request. For details of such treatment, see (Note 3) “Treatment of shares constituting less than one unit” in (1)(i) “Allotment in the Share Exchange” above.

For details of the treatment of any fractions less than one share arising in connection with the Share Exchange, see (Note 4) “Treatment of any fractions of less than one share” in (1)(i) “Allotment in the Share Exchange” above.

Shareholders of the Company may trade the Company Shares they hold until October 27, 2021 (tentative), which is the last trading date, on the Second Section of the Tokyo Stock Exchange, and may exercise lawful rights set forth under the Companies Act and other relevant laws or regulations, until the Record Time.

(3)	Matters taken into account so as not to prejudice the interests of the Company’s shareholders

(i)	Measures to ensure fairness

As of March 31, 2021, Kobe Steel holds 9,521,400 Company Shares, accounting for 59.08% (rounding to the second decimal place; the same shall apply in the calculation of the Ownership Ratio (as defined below)) of 16,115,686 shares, constituting the ratio to the total number of issued shares (excluding treasury shares) as of March 31, 2021 (the “Ownership Ratio”); and together with 3,403,200 shares held in the name of Mizuho Trust & Banking Co., Ltd. (Retirement Allowance Trust Kobe Steel, Ltd. Unit), with respect to which Kobe Steel withholds the right of instruction to exercise voting rights, the ratio of voting rights held by Kobe Steel to the total number of the Company’s voting rights (the “Voting Right Ratio”) will be 80.20% (rounding to the second decimal place; the same shall apply in the calculation of the Voting Right Ratio). Accordingly, the Company is a consolidated subsidiary of Kobe Steel. Therefore, Kobe Steel and the Company have determined that it is necessary to ensure the fairness of the Share Exchange and therefore have implemented the following measures:

A.	Obtainment of valuation report from independent third-party valuation institutions

To ensure fairness upon the valuation of the share exchange ratio applied to the Share Exchange, i) Kobe Steel appointed Mizuho Securities, and the Company appointed SMBC Nikko Securities, respectively, as a third-party valuation institution, ii) Both Companies respectively asked for the valuation of the share exchange ratio applied to the Share Exchange, and iii) Both Companies respectively received a valuation report dated August 4, 2021 therefrom concerning the share exchange ratio. For an outline of those valuation reports, see b. “Outline of the calculation” in (1)(ii)B. “Matters concerning the calculation” above.

Neither Kobe Steel nor the Company has received an opinion (fairness opinion) from the third-party valuation institutions to the effect that the Share Exchange Ratio is appropriate or fair from a financial viewpoint.

B.	Advice from independent law firms

Kobe Steel appointed Nishimura & Asahi, and the Company appointed Anderson Mōri & Tomotsune, as their respective legal advisor for the Share Exchange, and received legal advice concerning the decision-making methods and procedures to be implemented by the board of directors, including the procedures of the Share Exchange. Nishimura & Asahi and Anderson Mōri & Tomotsune are independent from Kobe Steel and the Company, respectively, and have no material interest in Kobe Steel or the Company.

(ii)       Measures to avoid conflicts of interest

Since Kobe Steel holds 9,521,400 Company Shares as of August 5, 2021 (Ownership Ratio: 59.08%, Voting Right Ratio: 80.20% together with 3,403,200 shares held in the name of Mizuho Trust & Banking Co., Ltd. (Retirement Allowance Trust Kobe Steel, Ltd. Unit), with respect to which Kobe Steel withholds the right of instruction to exercise voting rights) and the Company is a consolidated subsidiary of Kobe Steel, the Company has implemented the following measures to avoid conflicts of interest in connection with the Share Exchange:

A.	The Company’s establishment of an independent special committee and obtainment of a response to referrals (toshinsho)

After receiving Kobe Steel’s proposal for the Share Exchange in late March 2021, pursuant to the resolution adopted at the board of directors’ meeting held on April 26, 2021, the Company established the Special Committee for the purpose of the Company (i) being careful in making a decision on the Share Exchange, (ii) avoiding possible arbitrariness and conflicts of interest in decision-making by the board of directors of the Company, (iii) ensuring the fairness of the Share Exchange, and (iv) obtaining an opinion on whether making a decision to conduct the Share Exchange at the board of directors’ meeting of the Company would not be against the interests of the Company’s minority shareholders; the Special Committee is composed of four members, i.e., Mr. Kei Sakai (an attorney-at-law, Shisei Sogo Law Firm) and Mr. Michiaki Ishida (a former Senior Executive Officer of Sysmex Corporation) who are designated as independent officers in the notification with the Tokyo Stock Exchange, have no interest in the Company and Kobe Steel that is its controlling shareholder, have considerable knowledge of the Company’s business, its management issues, and other relevant matters as the Company’s outside directors, are considered to be eligible to examine the Share Exchange, and were not scheduled to retire from office at the conclusion of the 67th annual shareholders’ meeting of the Company scheduled to be held in June 2021; and Mr. Akito Takahashi (an attorney-at-law, Takahashi and Katayama Law Firm) and Mr. Shinsuke Hasegawa (a certified public accountant, Hasegawa CPA Firm) who have no interest in the Company and Kobe Steel that is its controlling shareholder and are independent outside experts considered to have expertise and eligibility to examine the Share Exchange as experts engaged in the M&A business. Mr. Akito Takahashi has been engaged in law-related businesses, including corporate legal affairs, for a long period of time and has abundant experience and knowledge acquired through his career as an expert; Mr. Shinsuke Hasegawa has financial and accounting knowledge acquired through his experience as a certified public accountant. Also, both persons have experience serving as members of a special committee in other similar transactions. Therefore, as outside experts, they have been selected as members of the Special Committee. The Company selected these four persons as members of the Special Committee from the beginning, and the members of the Special Committee have remained unchanged. It was also decided that a fixed amount of remuneration would be paid to each member as consideration for their duties, regardless of the content of the response to referrals (toshinsho).

After that, when considering the Share Exchange, the Company consulted with the Special Committee regarding (a) whether the purpose of the Share Exchange could be deemed to be reasonable (including whether the Share Exchange would contribute to enhancement of the Company’s corporate value), (b) whether the fairness of the conditions for the Share Exchange (including the share exchange ratio in the Share Exchange) was ensured, (c) whether sufficient consideration was given to interests of the Company’s shareholders through fair procedures in the Share Exchange, and (d) in addition to (a) to (c) above, whether the Share Exchange could be considered not to be against the interests of the Company’s minority shareholders (collectively, the “Consultative Matters”). In addition, when establishing the Special Committee, the Company regarded the Special Committee as an advisory body independent from the board of directors of the Company and decided that the Special Committee’s decisions would be respected to the maximum extent in making a decision on the Share Exchange and that if the Special Committee decided that the transaction conditions were inappropriate, the Company would not conduct the Share Exchange. Furthermore, at the board of directors’ meeting concerning the establishment of the Special Committee, the Company adopted a resolution to grant the Special Committee (a) the authority to appoint advisors, such as a financial advisor and legal advisor for it, if the Special Committee considers it necessary in considering the Consultative Matters (reasonable expenses required therefor shall be borne by the Company) or to approve advisors for the Company (including ex post facto approval), (b) the authority to receive information necessary to consider and decide the Share Exchange from the Company’s officers and employees and other persons who the Special Committee considers necessary, and (c) the authority to discuss and negotiate the transaction conditions for the Share Exchange and other relevant matters with Kobe Steel if the Special Committee considers it necessary.

Based on the above-mentioned decisions, at the first special committee meeting held on April 26, 2021, the Special Committee confirmed that there was no problem with its members’ independence and approved the Company’s appointment of SMBC Nikko Securities as a financial advisor and third-party valuation institution and Anderson Mōri & Tomotsune as a legal advisor, and confirmed that the Company’s directors involved in consideration, negotiations, and decisions on the Share Exchange had no problem in terms of interests in Kobe Steel. Thus, the Special Committee built a structure to consider and negotiate the Share Exchange.

The Special Committee held 14 meetings in total during the period from April 26 to August 4, 2021, and carefully examined the Consultative Matters by collecting information from the Company’s secretariat, each advisor, and other relevant people and by having discussions as necessary. When considering these matters, the Special Committee held a Q&A session with the management team of the Company regarding the purpose of the Share Exchange, the background of examination of the Share Exchange, the business environment surrounding the Company and its management issues, the details of the measures expected to be taken after the Share Exchange, the advantages and disadvantages of the Share

Exchange, the procedures for formulating the Company’s business plan that constituted the basis of calculating the share exchange ratio and the details of the plan and other relevant matters. The Special Committee also received from SMBC Nikko Securities i) the explanation regarding the reason for adopting the calculation methods used in calculating the share exchange ratio and the calculation results of the share exchange ratio in the Share Exchange, and ii) the report on the negotiation status with Kobe Steel in a timely manner. After deliberation and consideration, the Special Committee approved the negotiation policy, including the specific share exchange ratio to be proposed to Kobe Steel, and provided instructions and made requests; through them, the Special Committee participated in the negotiations on the share exchange ratio with Kobe Steel. In addition, the Special Committee conducted interviews with Kobe Steel and confirmed the position of the Company in the KOBELCO group, the background of examination of the Share Exchange, the purpose of the Share Exchange, the details of the measures expected to be taken after the Share Exchange, the advantages and disadvantages of the Share Exchange, and other relevant matters. Furthermore, the Special Committee received from Anderson Mōri & Tomotsune, the legal advisor for the Company, the explanation regarding the measures to ensure the fairness of the procedures for the Share Exchange, the decision-making method and process of the board of directors of the Company on the Share Exchange, and the details of other measures to avoid conflicts of interest, as well as the explanation regarding the results of the legal due diligence regarding Kobe Steel, and held a Q&A session. In addition, the Company requested that EY Strategy and Consulting Co., Ltd. (“EY Strategy”) conduct a financial due diligence regarding Kobe Steel, and the Special Committee received the explanation regarding the results of the financial due diligence from EY Strategy and held a Q&A session (the Special Committee confirmed that EY Strategy had no material interest in Kobe Steel or the Company). Moreover, the Special Committee collected information regarding the Share Exchange from the relevant materials concerning the Share Exchange submitted by the Company’s secretariat, each advisor and other relevant people and carefully discussed, considered, and deliberated over the Consultative Matters based on such information. The Special Committee received reports on the circumstances and details of the discussions and negotiations on the Share Exchange between Kobe Steel and the Company in a timely manner, discussed the negotiation methods and other relevant matters several times and provided its opinions to the Company until receiving the final proposal on the Share Exchange Ratio from Kobe Steel; thus, the Special Committee was substantially involved in the negotiation process with Kobe Steel.

Under these circumstances, based on these explanations, calculation results, and other materials for consideration, the Special Committee submitted to the board of directors of the Company on August 4, 2021, a response to referrals (toshinsho) to the effect that (a) the purpose of the transaction for Kobe Steel to make the Company its wholly-owned subsidiary through the Share Exchange (the “Transaction”) is deemed to be reasonable (the Transaction will contribute to enhancement of the Company’s corporate value), (b) the Share Exchange Ratio is considered appropriate and the fairness of the conditions for the Transaction is ensured, (c) sufficient consideration is given to interests of the Company’s shareholders through fair procedures in the Transaction, and (d) making a decision to conduct the Transaction at the board of directors’ meeting of the

Company will not be against the interests of the Company’s minority shareholders.

B.	Unanimous approval by the directors excluding those having interests, and unanimous opinion of the audit & supervisory board members excluding those having interests that they have no objection

At the board of directors’ meeting of the Company held on August 5, 2021 at which the proposal for the Share Exchange was resolved, among the eight directors of the Company, five directors other than Mr. Takao Ohama, Mr. Manabu Nakamura, and Mr. Masahiro Motoyuki deliberated over the proposal and adopted a resolution with unanimous approval in order to avoid conflicts of interest; this was because each of Mr. Takao Ohama and Mr. Manabu Nakamura was an officer/employee of Kobe Steel until June 24, 2020 and March 31, 2020, respectively, and only a short period of time has elapsed from the time they left Kobe Steel; and Mr. Masahiro Motoyuki concurrently serves as a corporate officer of Kobe Steel. Mr. Takao Ohama, Mr. Manabu Nakamura, and Mr. Masahiro Motoyuki did not participate in the consideration, discussions, and negotiations on the Share Exchange on the side of the Company to avoid conflicts of interest. The directors of the Company other than Mr. Takao Ohama, Mr. Manabu Nakamura, and Mr. Masahiro Motoyuki have not served as an officer or employee of Kobe Steel or its subsidiaries or affiliated companies (excluding the Company and its subsidiaries and affiliated companies) for the latest five years.

In addition, four audit & supervisory board members having no interest in Kobe Steel participated in the above-mentioned board of directors’ meeting, and all of them stated that they had no objection to the above-mentioned resolution. Among the audit & supervisory board members of the Company, Mr. Hiroki Tsukamoto was an employee of Kobe Steel until June 30, 2011, but a considerable amount of time has elapsed from the time he left Kobe Steel. Thereafter, he served as a director of Shinko Industrial Co., Ltd., a subsidiary of Kobe Steel, until June 13, 2014 and served as an audit & supervisory board member of Shinko Engineering & Maintenance Co., Ltd., a subsidiary of Kobe Steel, until June 19, 2019, but on and after June 13, 2014, he did not execute the business of Kobe Steel or its subsidiaries. Therefore, he is considered to have no interest in Kobe Steel.

(4)	Matters concerning the appropriateness of the amount of capital and reserves of Kobe Steel, which will become the wholly-owing parent company

The amount of capital and reserves of Kobe Steel to be increased through the Share Exchange is as follows. Kobe Steel believes that the amount of capital and reserves below are appropriate, because it is based on the Regulations on Corporate Accounting and fair accounting standards, etc., and is also consistent with the capital policy of Kobe Steel.

Amount of capital	:	0 yen
Amount of capital reserve	:	An amount to be determined by Kobe Steel in an appropriate manner pursuant to Article 39 of the Regulations on Corporate Accounting
Amount of profit reserve	:	0 yen

4.	Reference matters for the consideration for exchange

(1)	Articles of incorporation of Kobe Steel

The articles of incorporation of Kobe Steel are posted on the Company’s website (http://www.kobelco-eco.co.jp) in accordance with laws and regulations and Article 14 of the articles of incorporation of the Company.

(2)	Matters concerning the method of realizing the consideration for exchange

(i)	Market on which the consideration for exchange is traded

Kobe Steel Shares are traded on the First Section of the Tokyo Stock Exchange and the First Section of the Nagoya Stock Exchange.

(ii)	Person who acts as an intermediary, broker or agent for transactions of the consideration for exchange

Financial instruments dealers (securities firms, etc.) nationwide act as an intermediary, broker, etc. for transactions of Kobe Steel Shares.

(iii)	Details of restrictions on transfer or other disposal of the consideration for exchange

Not applicable

(3)	Matters concerning the market price of the consideration for exchange

The average closing prices of Kobe Steel Shares on the First Section of the Tokyo Stock Exchange for 1 month, 3 months, and 6 months from the business day immediately preceding the day the execution of the Share Exchange Agreement was announced (August 5, 2021) are 711 yen, 736 yen, and 724 yen, respectively.

The latest market price, etc. of Kobe Steel Shares are available on the Tokyo Stock Exchange website (http://www.jpx.co.jp/) and other media.

(4)	Details of the balance sheet of Kobe Steel for each business year ended in the past five years

Details are omitted because Kobe Steel submitted its annual securities report in each business year in accordance with Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

5.	Matters concerning the appropriateness of the terms of stock acquisition rights related to the Share Exchange

Not applicable

6.	Matters concerning financial statements, etc.

(1)	Financial statements, etc. for the last business year of Kobe Steel

The financial statements, etc. for the last business year (ended in March 2021) of Kobe Steel are posted on the Company’s website (http://www.kobelco-eco.co.jp) in accordance with laws and regulations and Article 14 of the articles of incorporation of the Company.

(2)	Disposal of important assets, assumption of substantial liabilities, and other events that will have a material impact on corporate assets after the end of the last business year of Kobe Steel and the Company

(i)	Kobe Steel

At its board of directors’ meeting held on August 5, 2021, Kobe Steel passed a resolution to conduct a share exchange in which Kobe Steel will become the wholly-owning parent company and the Company will become the wholly-owned subsidiary, and entered into the Share Exchange Agreement as of that day. Details of the Share Exchange Agreement are described in 2. “Outline of the Share Exchange Agreement” above.

(ii)       The Company

A.	At its board of directors’ meeting held on August 5, 2021, the Company passed a resolution to conduct a share exchange in which Kobe Steel will become the wholly-owning parent company and the Company will become the wholly-owned subsidiary, and entered into the Share Exchange Agreement as of that day. Details of the Share Exchange Agreement are described in 2. “Outline of the Share Exchange Agreement” above.

B.	In accordance with a resolution at its board of directors’ meeting to be held no later than the day before the Effective Date, the Company will cancel all of its shares that it holds at the time immediately before the Record Time (including its shares to be acquired by the Company in response to dissenting shareholders’ share purchase requests under Article 785, Paragraph 1 of the Companies Act that are made in relation to the Share Exchange) at the time immediately before the Record Time.

(TRANSLATION)

Information to be disclosed on the Internet upon Notice of Convocation of Extraordinary General Meeting of Shareholders

*Provisions of the Articles of Incorporation of Kobe Steel, Ltd.

*Details of financial statements, etc. for the most recent business year of

Kobe Steel, Ltd.

September 13, 2021

Kobelco Eco-Solutions Co., Ltd.

The above information has been provided to shareholders by posting it on our company website (http://www.kobelco-eco.co.jp) in accordance with laws and regulations as well as Article 14 of our Articles of Incorporation.

ARTICLES OF

INCORPORATION

As amended on June 21, 2018

KOBE STEEL, LTD.

HISTORY

August 24, 1951	-	Changes pursuant to the amendments to the Commercial Code
November 29, 1952	-	Changes in purposes, authorized capital, closure of the register of shareholders, election of the Representative Director and division of duties of Directors
November 27, 1954	-	Changes in purposes, authorized capital and establishment of supplemental provision (subscription right of new shares)

May 30, 1956	-	Changes in purposes and deletion of provision of subscription right of new shares

November 30, 1956	-	Changes in denomination of share certificates and in the full number of Directors

May 29, 1958	-	Changes in authorized capital and establishment of system of Chairman of the Board of Directors and matters pertaining thereto

May 30, 1960	-	Changes in demonstration of share certificates an in the full number of Directors

November 29, 1960	-	Changes in authorized capital and in the full number of Directors

November 29, 1963	-	Establishment of provisions of Transfer Agent
November 30, 1964	-	Changes in the full number of Directors
May 31, 1965	-	Changes in English corporate name and purpose
November 27, 1970	-	Changes in purpose and authorized capital
May 30, 1975	-	Changes pursuant to the amendments to the Commercial Code
June 26, 1981	-	Changes in the full number of Directors

June 29, 1982	-	Changes pursuant to the amendments to the Commercial Code, etc. and shortening of the period of suspension of alterations of entries in the register of shareholders

June 29, 1983	-	Changes in electron of Representative Directors and Directors with Special Titles, in Division of Duties of Directors with Special Powers, and in person to convene and to act as chairman at Meetings of the Board of Directors

June 27, 1986	-	Changes in purpose and deletion of supplemental provision

June 29, 1988	-	Changes in purpose

June 28, 1990	-	Changes in the full number of Directors
June 27, 1991	-	Changes in record date, transfer agent, and share handling regulations

June 29, 1994	-	Changes pursuant to the amendments to the Commercial Code, etc.

June 29, 1995	-	Changes in purpose
June 26, 1998	-	Establishment of provisions of redemption of shares

June 29, 1999	-	Changes in the full number and term of Directors

June 26, 2002	-	Changes in purpose and pursuant to the amendments to the Commercial Code, etc.

June 25, 2003	-	Changes in pursuant to the amendments to the Commercial Code, the full number of Directors and establishment of provisions of liability exemption of Directors and Audit & Supervisory Board Members from the Company

June 25, 2004	-	Establishment of provisions of purchase of own shares

June 24, 2005	-	Changes pursuant to adoption of electronic public notice

June 28, 2006	-	Changes pursuant to enactment of the Companies Act, adoption of additional purchase of shares constituting less than one full unit Changes in the provision regarding the share handling regulations Changes to shorten notice for convocation of meetings of the Board of Directors and the Audit & Supervisory Board

June 26, 2007	-	Establishment of provision of agreement for limiting the liability of Outside Directors

June 24, 2009	-	Changes pursuant to enactment of the Law for Partial Amendments to the Law Concerning Book-Entry Transfer of Corporate Bonds and Other Securities for the Purpose of Settlement of Trade of Shares and Other Securities

January 6, 2010	-	Deletion of supplemental provisions

June 24, 2015	-	Changes in the provision of agreement for limiting the liability of Directors and Audit & Supervisory Board Members

June 22, 2016	-	Establishment of and changes in the provisions pursuant to the transition to a Company with an Audit & Supervisory Committee Establishment of the provision of delegation of important business execution decisions Changes in the provisions of division of duties of directors with special titles

October 1, 2016	-	Changes of the Total Number of Shares Authorized to Be Issued and Number of Shares Constituting One (1) Unit of Stock

June 21, 2018	-	Changes in the provision of Directors with Special Titles Changes in the provision of Person to convene and to Act as Chairman at Meetings of the Board of Directors

ARTICLES OF INCORPORATION

CHAPTER I. GENERAL PROVISIONS

Article 1. Name

The name of the Company shall be Kabushiki Kaisha Kobe Seikosho. It shall be written in English as Kobe Steel, Ltd.

Article 2. Location of Head Office

The head office of the Company shall be located at Kobe, Japan.

Article 3. Purpose

The purpose of the Company shall be to engage in the following business:

1.	Manufacture and sale of iron, steel, non-ferrous metals, alloys, and ceramics;

2.	Manufacture and sale of cast iron products, cast and forged steel products, and cast and forged products of non-ferrous metal alloys;

3.	Manufacture and sale of chemical products;

4.	Supply of electricity;

5.	Manufacture and sale of composite materials, metal powders, compacted products, various processed products, and by-products related to the preceding items;

6.	Manufacture and sale of industrial, transportation, electrical, and other machinery and equipment;

7.	Manufacture and sale of electronic machines and electronic materials;

8.	Engineering of and contracting for the construction of steelmaking plants, chemical plants, cement plants, and other kinds of plants;

9.	Manufacture and sale of arms and their parts;

10.	Mining;

11.	Design, management, and contracting of civil engineering works, building works, and the construction of steel structures, bridges and other construction works;

12.	Sale, brokering, leasing, management and security service of real estate; and planning, execution, and management related to local development;

13.	Manufacture and sale of enzymes and microorganisms, related products, and production equipment;

14.	Manufacture, sale, exportation, and importation of medical supplies and medical equipment;

15.	Business related to data processing, telecommunication systems, and other information services;

16.	Business related to education, medical service, sports, leisure, and other services;

17.	Treatment and reclamation of industrial waste and other wastes;

18.	Sale of technology related to all of the foregoing; and

19.	All other business incidental or related to all of the foregoing.

Article 4. Organizations

The Company shall have the following organizations in addition to the General Meeting of Shareholders and Directors:

1.	Board of Directors;

2.	Audit & Supervisory Committee; and

3.	Accounting Auditors.

Article 5. Method of Public Notice

The method to make public notices of the Company shall be given by electronic public notices. Provided that if the Company is unable to give electronic public notices due to accidents or any other inevitable causes, the public notices shall be published in the "Nihon Keizai Shimbun".

CHAPTER II. SHARES

Article 6. Total Number of Shares Authorized to Be Issued and Number of Shares Constituting One (1) Unit of Stock

The total number of shares authorized to be issued by the Company shall be six hundred million (600,000,000).

The number of shares constituting one (1) unit of stock of the Company shall be one hundred (100).

Article 7. Limitation of the Right of Shareholders Holding Shares Constituting Less Than One

(1)	Full Unit

The Company’s shareholders shall not be allowed to exercise any rights in respect of the shares constituting less than one (1) unit held by them, except for the following rights:

1.	Rights stipulated in each item of Article 189, paragraph 2 of the Companies Act;

2.	Rights to receive the allotment of offered shares and offered subscription rights, proportionate to the number of shares held by the shareholders; and

3.	Rights to make the request provided in the following Article.

Article 8. Additional Purchase of Shares Constituting Less Than One (1) Full Unit

The Company’s shareholders holding shares constituting less than one (1) unit may request the Company, in accordance with the Share Handling Regulations, to sell such number of shares that will constitute one (1) unit shares together with the shares constituting less than one (1) unit owned by shareholders.

Article 9. Administrator of the Register of Shareholders

The Company shall have an administrator of the register of shareholders.

The administrator of the register of shareholders and its business handling office shall be designated by resolution of the Board of Directors and the Company shall give public notice thereof. In this case, the preparation and retention of the register of shareholders and the ledger of subscription rights of the Company, as well as any other affairs concerning the register of shareholders and the ledger of subscription rights shall be entrusted to the administrator of the register of shareholders, and shall not be handled by the Company.

Article 10. Share Handling Regulations

Handling of the Company’s shares and the fees therefor, and matters pertaining to the exercise of rights by shareholders shall be in accordance with laws and regulations, or these Articles of Incorporation as well as the Share Handling Regulations prescribed by the Board of Directors.

CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

Article 11. Time of Holding of General Meeting of Shareholders

Ordinary General Meeting of Shareholders shall be convened in June of each year.

In addition to the preceding paragraph, the Company may convene Extraordinary General Meeting of Shareholders whenever necessary.

Article 12. The record date for General Meeting of Shareholders

The record date for voting rights at the General Meeting of Shareholders shall be March 31 of each year.

Article 13. Chairman of General Meeting of Shareholders

The President shall act as the chairman of General Meeting of Shareholders.

If the President is unable to act, another Director shall act for him in accordance with the order previously established by the Board of Directors.

Article 14. Disclosure via the Internet and Deemed Provision of Reference Documents, etc. for General Meeting of Shareholders

When convening a General Meeting of Shareholders, the Company may be deemed to have provided shareholders with necessary information that should be described or presented in reference documents for the General Meeting of Shareholders, business reports, non-consolidated and consolidated financial reports, if they are disclosed via the Internet in accordance with ordinances of the Ministry of Justice.

Article 15. Method of Making Resolution of General Meeting of Shareholders

Except as required by mandatory provisions of laws and regulations or as otherwise provided in these Articles of Incorporation, resolutions of General Meeting of Shareholders shall be adopted by the affirmative vote of shareholders representing a majority of the shares held by the shareholders with voting rights present thereat.

Resolutions of General Meeting of Shareholders provided in Article 309, paragraph 2 of the Companies Act shall be adopted by a vote of two-thirds (2/3) or more of the shareholders with voting rights who are present and who hold one-third (1/3) or more of the voting rights of all the shareholders.

Article 16. Voting by Proxy

In the event a shareholder exercises his or her voting right through a proxy, such proxy must be one (1) shareholder of the Company having the voting rights.

A shareholder and a proxy must submit a document evidencing his or her authority to the Company at each General Meeting of Shareholders.

Article 17. Minutes of General Meeting of Shareholders

The substance of the business at any General Meeting of Shareholders, the results thereof and other matters provided for by laws and regulations shall be described or recorded in the minutes of such meeting.

CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

Article 18. Number of Directors

The number of Directors (excluding Directors who are Audit & Supervisory Committee Members) of the Company shall be no more than fifteen (15).

The number of Directors who are Audit & Supervisory Committee Members of the Company shall be no more than five (5).

Article 19. Election of Directors

The Directors shall be elected by resolution of a General Meeting of Shareholders. However, Directors who are Audit & Supervisory Committee Members shall be elected distinguishing from other Directors.

The Directors shall be elected by the affirmative vote of shareholders representing a majority of the shares held by the shareholders with voting rights present at such a meeting and the quorum requirement shall be not less than one-third (1/3) of the total number of voting rights of such shareholders. Provided, that cumulative voting shall not be used for the election of Directors.

The Company may elect Directors to be substitute Audit & Supervisory Committee Members at General Meeting of Shareholders by way of precaution against the cases where the number of Directors who are Audit & Supervisory Committee Members falls below the number required by laws and regulations.

Article 20. Representative Directors and Directors with Special Titles

The Board of Directors may by resolution select from among Directors (excluding Directors who are Audit & Supervisory Committee Members) one (1) President.

The Board of Directors shall by its resolution select the Representative Directors of the Company from among Directors (excluding Directors who are Audit & Supervisory Committee Members).

Article 21. Division of Duties of Directors with Special Titles

The President shall carry out the resolutions of the Board of Directors and supervise the Company’s business.

If the President is unable to act, another Director shall act for him in accordance with the order previously established by resolution of the Board of Directors.

Article 22. Term of Directors

The term of office of Directors (excluding Directors who are Audit & Supervisory Committee Members) shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the last business year that ends within one (1) year after their appointment.

The term of office of Directors (excluding Directors who are Audit & Supervisory Committee Members) appointed to fill a vacancy or due to an increase in number shall be the same as the remainder of the terms of office of the remaining Directors (excluding Directors who are Audit & Supervisory Committee Members).

The term of office of Directors who are Audit & Supervisory Committee Members shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the last business year that ends within two (2) years after their appointment.

The term of office of Directors who are Audit & Supervisory Committee Members appointed to fill a vacancy shall be the same as the remainder of the terms of office of the retired Directors who are Audit & Supervisory Committee Members.

Article 23. Remuneration, etc. of Directors

Remuneration, bonuses and other financial interest paid to Directors by the Company as consideration for their performance of duties (hereinafter referred to as “Remuneration, etc.”) shall be determined by resolution of General Meeting of Shareholders.

However, Remuneration, etc., paid to Directors who are Audit & Supervisory Committee Members shall be determined by resolution of General Meeting of Shareholders distinguishing from other Director Remuneration, etc.

Article 24. Notice for Convocation of Meetings of the Board of Directors

Notice of meeting of the Board of Directors shall be sent to each Director no later than three (3) days prior to the date of the meeting. Provided, however, that in case of urgency, such period may be shortened.

Article 25. Person to convene and to Act as Chairman at Meetings of the Board of Directors The Director previously determined by resolution of the Board of Directors shall convene and act as Chairman of Meetings of the Board of Directors except as required by mandatory provisions of laws and regulations.

If the Director set for the in the preceding paragraph is unable to act, the Director next in line in accordance with the order previously established by resolution of the Board of Directors shall convene the meeting and/or act as chairman.

Article 26. Delegation of Important Business Execution Decisions

In accordance with Article 399-13, paragraph 6 of the Companies Act, the Board of Directors may resolve to delegate all or part of decisions of execution of important operations (excluding matters listed in each item of paragraph 5 of the same Article) to Director(s).

Article 27. Method of Resolutions of Meetings of the Board of Directors

Resolutions of meetings of the Board of Directors shall be adopted by the affirmative vote of a majority of the number of Directors who are entitled to participate at such meetings, representing a majority of all Directors who are entitled to participate thereat.

In the event that the requirements under Article 370 of the Companies Act are satisfied, the Company shall deem that a relevant resolution has been passed by the Board of Directors.

Article 28. Minutes of Meetings of the Board of Directors

The summary of the proceedings at each meeting of the Board of Directors, the results thereof and other matters provided for by laws and regulations shall be recorded in the minutes and the Directors present shall affix their respective names and seal impressions on the minutes.

Article 29. Liability exemption of Directors from the Company

Under the provisions of Article 426, paragraph 1 of the Companies Act, the Company may, by resolution of the Board of Directors, exempt Directors (including the former Directors) from liability for damage stipulated by Article 423, paragraph 1 of the same law, within the limits permitted by laws and regulations.

In accordance with Article 427, paragraph 1 of the Companies Act, the Company may enter into agreements with Directors (excluding those are Executive Directors, etc.) in order to limit the liability for damages of such Directors stipulated in Article 423, paragraph 1 of the Companies Act. However, the total maximum liability under such agreements shall be an amount stipulated in laws and regulations.

CHAPTER V. AUDIT & SUPERVISORY COMMITTEE

Article 30. Notice for Convocation of Meetings of the Audit & Supervisory Committee

Notice of meeting of the Audit & Supervisory Committee shall be sent to each Audit & Supervisory Committee Member no later than three (3) days prior to the date of the meeting. Provided, however, that in case of urgency, such period may be shortened.

Article 31. Method of Resolutions of Meetings of the Audit & Supervisory Committee Resolutions of meetings of the Audit & Supervisory Committee shall be adopted by the affirmative vote of a majority of the number of Audit & Supervisory Committee

Members who are entitled to participate at such meetings, representing a majority of all Audit & Supervisory Committee Members who are entitled to participate thereat.

Article 32. Full-time Audit & Supervisory Committee Members

The Audit & Supervisory Committee may by resolution select full-time Audit & Supervisory Committee Members.

Article 33. Minutes of Meetings of the Audit & Supervisory Committee

The summary of the proceedings at each meeting of the Audit & Supervisory Committee, the results thereof and other matters provided for by laws and regulations shall be recorded in the minutes and the Audit & Supervisory Committee Members present shall affix their respective names and seal impressions on the minutes.

CHAPTER VI. ACCOUNTS

Article 34. Business Year

The business year of the Company shall be one (1) year, commencing on April first (1st) of each year and end on March thirty-first (31st) of the following year.

Article 35. Decision-Making Organization for Distribution, etc. of Retained Earnings

Except as otherwise provided in laws and regulations, the Company shall determine the matters concerning distribution of retained earnings, etc. stipulated in each item of Article 459, paragraph 1 of the Companies Act, by resolution of the Board of Directors instead of the resolution of a General Meeting of Shareholders.

Article 36. Record Date for Distribution of Retained Earnings

The record date for year-end dividends of the Company shall be March thirty-first (31st) of each year.

The record date for interim dividends of the Company shall be September thirtieth (30th) of each year.

In addition to the preceding paragraphs, the Company may set a record date to distribute retained earnings.

Article 37. Prescription Period of Dividends

In case of cash dividends, and the dividends are not claimed by shareholders within five (5) years after the date of commencement of payment, such dividends shall revert to the Company.

SUPPLEMENTAL PROVISIONS

Transitional Measures Regarding Liability Exemption of Audit & Supervisory Board Members Prior to Transitioning to a Company with an Audit & Supervisory Committee

The exemption of liability of Audit & Supervisory Board Members (including prior members) stipulated in Article 423, paragraph 1 of the Companies Act prior to the conclusion of the Ordinary General Meeting of Shareholders for the fiscal year ended March 31, 2016, as well as agreements concluded with Audit & Supervisory Board Members in order to limit the liability, shall be pursuant to Article 36, paragraphs 1 and 2 of the Articles of Incorporation prior to the amendments that will come into effect at the conclusion of the aforementioned Ordinary General Meeting of Shareholders.

Attached Documents

Business Report

(From April 1, 2020 to March 31, 2021)

1.	Status of the Corporate Group

(1)	Progress and Results of Operations and Issues to Be Addressed

(a)	Progress and Results of Operations

During fiscal 2020, the Japanese economy saw a significant downturn due to the novel coronavirus (COVID-19) pandemic. Although the economy is on a recovery trend as we work to promote economic activities while preventing the spread of infection, the future is still uncertain with signs of a resurgence of cases. As for overseas economies, China resumed economic activities in the middle of February 2020, and investment in infrastructure and real estate development remained firm. The economies of regions other than China also showed signs of gradual recovery from considerable decline.

In this economic environment, the Kobe Steel Group saw a significant decrease in sales, particularly in the automotive, aircraft, and construction sectors. To secure earnings, the Group has made utmost efforts by taking emergency profit improvement measures including reducing fixed costs and by working to improve earnings mainly in the materials businesses.

As a result, consolidated net sales in fiscal 2020 decreased by 164.2 billion yen year on year to 1,705.5 billion yen. Operating income increased by 20.5 billion yen year on year to 30.3 billion yen due to efforts to reduce costs, including emergency profit improvement measures centered on the Steel & Aluminum, Advanced Materials, and Construction Machinery segments, as well as due to the start of operations of the Moka Power Plant and an increase in demand for electricity supply in winter in the Electric Power segment, despite a significant decrease in sales volume due to the impact of COVID-19. Ordinary income improved by 24.2 billion yen year on year to 16.1 billion yen. Extraordinary income amounted to 2.5 billion yen due to gains on sales of fixed assets and others despite the recording of impairment losses. Net income attributable to owners of parent improved by 91.2 billion yen year on year to 23.2 billion yen.

The Company determines dividends taking its financial condition, business performance, future capital needs and other factors into overall consideration with the aim of paying dividends on a continuous and steady basis in principle Based on this policy, The Company has decided to pay a year-end dividend of 10 yen per share for fiscal 2020.

The business progress and results for each business segment of the Kobe Steel Group are as follows.

Steel & Aluminum

(Steel)

The sales volume of steel products decreased year on year as demand fell mainly for automobiles. Sales prices decreased year on year due to factors such as lower prices of main raw materials and sluggish export prices.

As a result, consolidated segment sales for fiscal 2020 decreased by 13.3% year on year to 563.8 billion yen. Ordinary loss worsened by 14.5 billion yen year on year to 23.3 billion yen due to lower sales volume despite the implementation of emergency profit improvement measures such as reducing fixed costs.

(Aluminum flat-rolled products)

The sales volume of aluminum flat rolled products increased year on year due to steady sales for beverage can stock as well as due to an increase in disk materials and aluminum plates for IT and semiconductors despite a decrease in demand for automobiles.

As a result, consolidated segment sales of aluminum flat rolled products for fiscal 2020 amounted to 132.4 billion yen, similar to the previous fiscal year. Ordinary income improved by 8.3 billion yen year on year to 0.6 billion yen due to sales expansion for beverage can stock and cost reductions.

Consolidated sales in the Steel & Aluminum segment for fiscal 2020 decreased by 10.8% year on year to 696.3 billion yen. Ordinary loss worsened by 6.1 billion yen year on year to 22.6 billion yen.

●	Production Volume	(In thousands of tons)

Category	167th Business Term (Fiscal year 2019)	168th Business Term (Fiscal year 2020)
Crude steel	6,566	5,870
Aluminum flat-rolled products	304	314

Note) The above amount of crude steel includes the quantity produced with an electric arc furnace at Takasago Works.

Advanced Materials

The sales volume of advanced materials decreased year on year mainly in suspensions, aluminum extrusions, copper rolled products, steel powder largely due to a decrease in demand for automobiles. The sales volume of titanium for aircraft and general industries and steel castings and forgings for shipbuilding also declined from the previous fiscal year.

As a result, consolidated segment sales for fiscal 2020 decreased by 19.9% year on year to 238.1 billion yen. Ordinary income (loss) improved by 13.1 billion yen year on year to a loss of 12.1 billion yen due to a decrease in depreciation associated with the impairment of fixed assets in the previous fiscal year and the effect of cost reductions.

●	Production Volume	(In thousands of tons)

Category	167th Business Term (Fiscal year 2019)	168th Business Term (Fiscal year 2020)
Aluminum extrusions	37	34
Copper rolled products	53	48
Copper tubes	82	65

Welding

The sales volume of welding materials decreased year on year due to a decrease in demand for automobiles and construction machinery in Japan. The sales volume overseas was lower than the previous consolidated fiscal year due to a decrease in demand for automobiles in Southeast Asia and other regions and sluggish demand for shipbuilding.

As a result, consolidated segment sales for fiscal 2020 decreased by 16.4% year on year to 70 billion yen, and ordinary income decreased by 1.1 billion yen year on year to 1.7 billion yen.

Machinery

Orders in fiscal 2020 decreased by 25.7% year on year to 112.6 billion yen due to a decrease in both industrial machinery and compressors associated with the reduction and deferral of capital investment due to the impact of the COVID-19 pandemic. The backlog of orders at the end of fiscal 2020 amounted to 118 billion yen.

Consolidated segment sales for fiscal 2020 increased by 5.7% year on year to 175.3 billion yen mainly due to strong orders for compressors for LNG carriers and petrochemicals in fiscal 2019, which were recorded in fiscal 2020. Ordinary income increased by 1.8 billion yen year on year to 11.4 billion, partly due to the effect of cost reductions.

●	Orders Received	Billions of yen)

Category		167th Business Term (Fiscal year 2019)	168th Business Term (Fiscal year 2020)
Orders	Domestic	52.4	46.0
	Overseas	99.1	66.6
	Total	151.6	112.6
Backlog of Orders	Domestic	35.0	26.3
	Overseas	120.1	91.6
	Total	155.1	118.0

Engineering

Consolidated orders in fiscal 2020 decreased by 15.7% year on year to 113.4 billion yen from the previous fiscal year that saw an increase in orders for large-scale projects related to water treatment and waste treatment businesses. The backlog of orders at the end of fiscal 2020 amounted to 282.1 billion yen.

Consolidated segment sales for fiscal 2020 decreased by 3.8% year on year to 136.1 billion yen owing to delays in construction of overseas projects due to the impact of the COVID-19 pandemic. Ordinary income decreased by 1.3 billion yen year on year to 4.4 billion yen.

●	Orders Received	Billions of yen)
Category		167th Business Term (Fiscal year 2019)	168th Business Term (Fiscal year 2020)
Orders	Domestic	120.9	94.2
	Overseas	13.6	19.1
	Total	134.5	113.4
Backlog of Orders	Domestic	252.4	231.7
	Overseas	38.6	50.4
	Total	291.1	282.1

Note: Regarding long-term operation and maintenance work in Kobelco Eco Solutions’ water treatment and waste treatment business, orders were previously counted at the time of sales. A new counting method has been adopted since FY2020 and orders are counted at the time of acceptance of a contract. Orders and backlog of orders for FY2019 have also been recounted based on the new method.

Construction Machinery

The unit sales of hydraulic excavators in Japan increased year on year due to a drop in sales in the previous fiscal year that suffered parts supply disruptions affected by Typhoon Hagibis. In China, unit sales increased due to an increase in demand boosted by the Chinese government’s economic policy promoting investment in infrastructure. On the other hand, in Europe and Southeast Asia, unit sales decreased due to the impact of the COVID-19 pandemic, and overseas unit sales fell below the previous consolidated fiscal year. As a result, overall sales volume was similar to the previous fiscal year.

The unit sales of crawler cranes in Japan and overseas fell below that of the previous consolidated fiscal year due to the impact of the COVID-19 pandemic.

As a result, consolidated segment sales for fiscal 2020 decreased by 7.7% year on year to 333.1 billion yen. Ordinary income increased by 5.2 billion year on year to 12.7 billion yen due to cost reductions and other factors.

Electric Power

The amount of electricity sold increased year on year due to the start of operations of the Moka Power Plant with No. 1 unit started in October 2019 and No. 2 unit in March 2020, as well as an increase in power transmission associated with a demand rise in power supply in winter.

As a result, consolidated segment sales for fiscal 2020 increased by 6.3% year on year to 80.4 billion yen. Ordinary income increased by 11.7 billion yen year on year to 20.6 billion yen, mainly due to the start of operations of the Moka Power Plant and a demand rise in power supply in winter.

Other Businesses

Consolidated segment sales for fiscal 2020 decreased by 17.4% year on year to 27.8 billion yen, and ordinary income increased by 0.8 billion yen year on year to 4.2 billion yen, mainly due to reductions in fixed expenses at Kobelco Research Institute, Inc.

Note 1: The orders and the backlog of orders include amount of orders placed among the Kobe Steel’s Group companies.

Note 2: The net sales of the Kobe Steel Group include adjustments of (51.7) billion yen. In addition, the percentage of net sales is calculated based on the total net sales of each business, excluding these adjustments.

Note 3: On April 1, 2020, the Iron & Steel Business and the Aluminum & Copper Business were reorganized into the Steel & Aluminum Business, which deals with materials (steel and aluminum), and the Advanced Materials Business, which deals with parts (advanced materials).

Definition of Ordinary Income (Loss)*

Ordinary income under accounting principles generally accepted in Japan (Japanese GAAP) is a category of income (loss) that comes after operating income (expense) and non-operating income (expense), but before extraordinary income and loss. It is also called “pretax recurring profit” or simply “pretax profit.”

(Reference) Status of Consolidated Cash Flow (from April 1, 2020 to March 31, 2021)

Item	Amount
Net cash provided by operating activities	(Millions of yen)
194,798
Net cash provided by investing activities	(141,853)
Net cash provided by financing activities	118,444
Effect of exchange rate changes on cash and cash equivalents	150
Increase (decrease) in cash and cash equivalents	171,540
Cash and cash equivalents at the beginning of fiscal year	145,658
Increase (decrease) in cash and cash equivalents resulting from change in scope of consolidation	8
Increase in cash and cash equivalents resulting from merger with unconsolidated subsidiaries	102
Cash and cash equivalents at the end of fiscal year	317,310

(b)	Measures to Prevent a Recurrence of the Misconduct

We deeply and sincerely apologize for causing substantial troubles to our stakeholders due to the quality misconduct of the Group announced in October 2017.

The Group has been steadily carrying out the measures described in the "Report on Misconduct in Kobe Steel Group" dated March 6, 2018 to prevent recurrence of similar misconducts. Each initiative has been progressing as planned, including automation of testing and inspection equipment, which is scheduled to be completed in the first half of fiscal 2021. Going forward, we will continue to focus on revitalizing communication by creating opportunities for dialogue at various levels, including dialogue with management to reform employee awareness, which is the basis of measures to prevent recurrence. With regard to quality management, we will strive to maintain and improve quality management, based on KOBELCO TQM.

We reviewed the Project for Restoring Trust, which was launched to steadily implement recurrence prevention measures, and restructured this project into the newly established Trust Improvement Project directly under the President for the purpose of further restoring and improving the trust of our customers and preventing the quality misconduct from being forgotten. Going forward, centering on the Trust Improvement Project, we will work to improve our quality governance and customer trust, and will explain our quality management activities through integrated reports and other means.

The Quality Management Committee, a majority of which are external experts, will continue to monitor and make recommendations regarding these activities.

Note 1: TQM stands for Total Quality Management, which is one of the quality management methods. As the next step after the completion of measures to prevent recurrence, KOBELCO TQM aims to strengthen the management of each business, while identifying issues that serve the needs of customers and society and addressing them with the participation of all employees.

Note 2: With regard to the lawsuit in Canada, a basic agreement for a settlement to withdraw the lawsuit was concluded and the process of dismissing the lawsuit was in progress. In February 2021, the court's settlement approval procedure was completed.

(c)	Issues to Be Addressed

<Looking back on the Fiscal 2016-2020 Group Medium-Term Management Plan>

In the Fiscal 2016-2020 Medium-Term Management Plan, the Group has been promoting measures to establish a stable earnings base through consolidation of upstream processes in the steel business, startup of new electric power projects, restructuring of the construction machinery business in China, and selection of businesses while aiming to establish the three core business areas of materials, machinery, and electric power by pursuing growth opportunities centering on automobile weight reduction strategies.

However, although the Group has been actively investing in the automobile weight reduction strategies, it has required more time to produce earnings than originally expected due to changes in demand forecasts and challenges in monozukuri capability, etc. In addition, sluggish profitability, particularly in the materials business, weighed on earnings.

Based on these circumstances, the Group summarized the key issues it should tackle in fiscal 2019 and fiscal 2020 in the Rolling of the Medium-Term Management Plan in May 2019, concentrating on efforts to strengthen profitability with a focus on materials and to make efficient use of management resources and strengthen the management foundation.

As a result, in the final year of the plan, fiscal 2020, although a certain amount of earnings were recovered by implementing emergency profit improvement measures, the Group has yet to establish our status as a business enterprise centered on the three core business areas as envisioned in the medium-term management plan. In addition, although the Group was able to achieve the stated medium-term management target of maintaining a D/E ratio of 1 or less on real terms, excluding early procurement of borrowings, at the end of fiscal 2020, it has not achieved ROA of 5% or more in the period of fiscal 2016–2020, and establishing the earnings base continues to remain as a key issue.

<The business environment surrounding the Group>

The business environment surrounding the Group is expected to involve the acceleration of structural problems surrounding the steel industry, changes in the industrial structure triggered byCOVID-19, social transformation toward the realization of carbon neutrality, and progress on digital transformation (hereinafter “DX”). The Group must proactively address each situation as opportunities for reforming the business structure and gaining new earnings.

<The Fiscal 2021–2023 KOBELCO Group Medium-Term Management Plan>

In the new medium-term management plan announced in May 2021, the two most important issues are “establishing a stable earnings base” and “taking on the challenge of realizing carbon neutrality” in light of the key issues faced by the Group and the business environment surrounding the Group.

First, the Company has positioned the term of this medium-term management plan as a period of establishing a stable earnings base by further enhancing initiatives such as strengthening profitability with a focus on materials. The Company aims to secure earnings with ROIC (return on invested capital) of 5% or more in fiscal 2023 when the startup of new electric power projects is scheduled to be completed, with the assumption that it will lead to earnings contribution. Furthermore, as a future vision, the Group will aim to transform into a corporate group with sustainable growth and maintain ROIC of 8% or more on a stable basis.

The Company regards taking on the challenge of realizing carbon neutrality in the steel and electric power businesses as new business opportunities to contribute to society by leveraging the strengths of the Group, which operates extensive businesses with diverse technologies and human resources as a source for competitiveness. To this end, the Company will make united efforts as the entire Group.

Additionally, in order to achieve these goals, the Company will continue to work on measures to strengthen the management foundation, including revising the management system and promoting the active participation of diverse human resources.

【Establishing a stable earnings base】

In order to secure earnings with ROIC of 5% or more in fiscal 2023 and establish a stable profit base with an aim of achieving ROIC of 8% or more in the future, the Company will steadily implement five key measures, specifically, strengthening the earnings base of the steel business, smooth start-up/stable operation of new electric power projects, strategic investment in the materials businesses leading to earnings contribution, restructuring unprofitable businesses, and stabilizing earnings in the machinery business and responding to growing markets.

For strengthening the earnings base of the steel business, under the assumption that demand will decrease over the long term, the Company aims to establish a structure to secure stable earnings with Kakogawa Works’ crude steel production of 6.3 million tons per year, and to continue turning a profit even with 6.0 million tons. Specifically, the Group will further reduce fixed and variable costs, shift to high-value-added products such as special steel wire rods and high-strength steel (improve product mix), and promote contribution to earnings with overseas businesses. The Company is proceeding to study how to utilize future upstream-process facilities for steel production in the effort to realize carbon neutrality.

For new electric power projects, the Company is focusing on smooth start-ups and stable operations in line with the expectation to be able to contribute approximately 40.0 billion yen annually to earnings from fiscal 2023 with stable operations at all power plants.

For strategic investment projects in the materials businesses, which the Group has been promoting as part of the automobile weight reduction strategies, it has required more time to produce earnings than originally expected due to factors such as delays in the rise of demand and challenges in monozukuri capability. However, the Group is endeavoring to achieve an early contribution to earnings by making steady progress in receiving approval of materials and beginning mass production as inquiries are increasing.

For the restructuring of unprofitable businesses, amid changes in the demand environment and industrial structure, the Company aims to turn profits by streamlining the steel casting and forging business and the titanium business, which incurred impairment of fixed assets in fiscal 2019, as well as the crane business, which continues to face intensifying competition in Japan and overseas, through withdrawal from unprofitable products, staff reduction, etc.

As the machinery business segment is receiving an increasing number of inquiries on environmental contribution menus related to social infrastructure, hydrogen/renewable energy, and CO2 reduction such as MIDREX®, etc. the Company will work to actively receive orders while promoting intra-Group cooperation. Furthermore, regarding the construction machinery business, the Company strives to turn profits in new areas by breaking away from the conventional earnings structure that is highly dependent on the Chinese market as early as possible. The Company will also promote turning profits from a new value creation business through providing solutions for innovations such as workstyle reforms in the construction industry and commercialization of peripheral businesses for construction machinery through providing know-how on the installation of new systems and other solutions.

【Taking on the challenge of realizing carbon neutrality】

The transition to carbon neutrality and social transformation have become clear global trends, but the Group faces both risks and opportunities in the internal and external environment. The Group believes that our vision for the future is to take on the challenge of realizing carbon neutrality in 2050 and aim to improve corporate value while moving toward this transition.

In order to minimize risks, the Group will boldly take on efforts to reduce CO2 by promoting development of its own original technologies and utilizing external innovative technology to realize carbon neutrality in 2050. In order to maximize opportunities, taking advantage of the Group’s strengths that enable the fusion of diverse technologies and diverse menus that contribute to CO2 emissions reduction, such as MIDREX® and the supply of materials for lightweighting and vehicle electrification, the Group will respond to growing demand for these menus as new business opportunities.

As the initial step, the Group will take on the challenge of achieving carbon neutrality in 2050 by reducing CO₂ emissions in the production process by 30–40% in 2030 as compared to fiscal 2013.

Regarding the ironmaking process in particular, the Group will strive to lead the industry in the field of CO₂ emission reduction and differentiate itself from other companies by utilizing its original MIDREX® technologies for blast furnaces as announced in February 2021, while promoting the development of existing technologies (energy-saving technologies, increased use of scrap, AI furnace operation, etc.) as well as innovative technologies (COURSE50, ferrocoke, etc.).

In addition, the Group will contribute to the realization of global carbon neutrality through diverse technologies such as the Group’s MIDREX® technology and supply of materials and parts that contribute to automobile weight reduction and vehicle electrification, with the aim of contributing to reducing CO2 emissions by 61.00 million tons in 2030 and 0.1 billion tons or more in 2050.

In the electric power business, the Group will supply heat and hydrogen to surrounding areas using steam from Kobe Power Plant and increase the efficiency of region-wide energy use and promote the collaboration of the electric power business and the engineering business to strengthen CO₂ reduction initiatives such as co-firing of biomass fuel (sewage sludge and food residue) and ammonia, aiming to achieve the world's most advanced urban coal-fired power plant. In addition, at Kobe Power Plant, the Group will increase the rate of co-firing of ammonia, and ultimately, we will take on the challenge of single-fuel firing. At the Moka Power Plant, the Group is also considering the maximum use of carbon neutral city gas, and through these measures, aim to achieve carbon neutrality by 2050.

【Strengthening the management infrastructure】

To realize the two priority goals of establishing a stable earnings base, and taking on the challenge of realizing carbon neutrality, the Group will continue to strengthen its management foundation by reviewing its management system, advancing DX strategies, and promoting active participation of diverse human resources, etc..

For the management system, the Company has been reviewing its management system since April this year, implementing measures such as reviewing the composition of the Board of Directors and advisory bodies to strengthen the monitoring function of the Board of Directors, and reviewing the committee system and executive officer system and reorganizing departments at the head office to strengthen the system on the executive side. In the future, the Company will work to improve effectiveness under this system.

For the promotion of DX strategy, in April of this year, the Digital Innovation Technology Center was newly established to strengthen and accelerate technological development and business application in the ICT/AI field. The Company has set up the DX Strategy Committee to comprehensively formulate and execute the Group's strategy for DX to strengthen and accelerate DX initiatives more systematically and strategically.

In addition, the Company will promote reform of the personnel system, reinforcement of human resource development, diversity and inclusion initiatives (recognizing, accepting, and leveraging diversity in human resources), and work style reforms, with the aim of ensuring that its diverse human resources can fully demonstrate their abilities and play an active role in a wide range of business areas, including materials, machinery, and electric power, which are the strengths of the Group, as well as its diverse technologies.

【KOBELCO Group’s materiality *(Medium- to long-term important issues)】

The Group has been promoting sustainability management under the Group’s Corporate Philosophy that aims to realize a world in which people, now and in the future, can fulfill their hopes and dreams while enjoying safe, secure, and prosperous lives by continuing to provide solutions to the needs of society by making the best use of the talents of its employees and technologies for the sustainable growth of the Group. In order to promote this initiative more effectively, in formulating the new medium-term management plan, the Company has identified important medium- to long-term issues (materiality) for which management resources are intensively invested among various social issues.

The Group will continue to boldly take on the important issues that it must address with an aim of increasing corporate value and continue to be indispensable for all stakeholders of the Group.

We look forward to your continued guidance and encouragement as well as your continued support for the Group.

<Reference>

“KOBELCO Group’s CO2 Reduction Solution for Blast Furnace Ironmaking”

—Innovative technology to reduce CO2 emissions from blast furnace operations successfully verified—

The Company has successfully demonstrated technology that can reduce a significant amount of CO2 emissions from blast furnace operations, combining the technologies of Midrex*1 in the engineering business and the blast furnace operation technology in the iron and steel business.

In the verification test, a large amount of hot briquetted iron (HBI)*2 produced by the MIDREX® Process*3 was charged into the blast furnace. It was verified that the ratio of reducing agents (carbon fuel consumption*4 used in the blast furnace), which determines CO2 emissions from the blast furnace, could be stably reduced from 518 kg / t-hot metal to 415 kg / t-hot metal (CO2 emissions reduction of about 20% compared to conventional models*5).

In addition, as a result of the world's lowest level of coke rate (239 kg/t-hot metal) being achieved in the demonstration test of this technology, the Company sees it as a promising solution that could become readily available in the near future at a lower additional cost compared to other CO2 reduction measures.

The key technologies that led to this achievement are two original technologies of the KOBELCO Group, which are generic solution technologies applicable to various blast furnaces.

(Two Key technologies)

*	Technologies of Midrex for HBI manufacturing in the engineering business

*	Blast furnace operation technology in the iron and steel business

(e.g. advanced pellet production technology, HBI charging technology for blast furnaces, and blast furnace operation technology utilizing AI)

The Company will keep improving this CO2 reduction solution technology while further reducing CO2 emissions and achieving lower costs for CO2 reduction. Beyond its own efforts to reduce emissions from its facilities, the Company will strive to contribute to the acceleration of CO2 reduction through introducing this solution to blast furnaces around the world. In addition, the Company will work to establish production and sales systems and define the terms and conditions for sales so that we can provide customers with low CO2 steel products that offer new added value.

*1 Midrex Technologies, Inc. is a Kobe Steel’s wholly owned subsidiary in the U.S.

*2 Hot briquetted iron (HBI) is direct reduced iron (DRI) in a briquetted form. Since hot DRI is not suitable for long-distance transportation, it is pressed into a compact solid (briquette) upon being discharged from the reduction furnace.

*3 The MIDREX® Process is the leading direct reduced iron (DRI) making process, which produces approximately 80% of the world’s direct reduced iron with natural gas (approximately 60% of the world’s direct reduced iron at large). The MIDREX® Process uses natural gas as the reductant and pellets made of iron ore as the source of iron to make DRI through the reduction process in the shaft furnace. In comparison to the blast furnace method, the MIDREX® Process can reduce CO2 emissions by 20 to 40%. There are over 90 MIDREX modules worldwide.

*4 Reducing agent rate (RAR) = coke rate (determined by the quantity of coke used in blast furnace) + pulverized coal rate (determined by the quantity of pulverized coal injected into blast furnace). Coke is carbon fuel made from coal.

*5 The results are compared with fiscal 2013, which is the base year of the CO2 reduction targets set by the government and the KOBELCO Group.

Note The KOBELCO Group’s CO2 Reduction Solution for Blast Furnace Ironmaking was announced on February 16, 2021. Please refer to the press release section of our website (https://www.kobelco.co.jp) for details of the announcement.

(2)	Assets and Results of Operations

Assets and Results of Operations of the Group

Category		165th Business Term (Fiscal year 2017)	166th Business Term (Fiscal year 2018)	167th Business Term (Fiscal year 2019)	168th Business Term (Fiscal year 2020)
Net sales	(Millions of yen)	1,881,158	1,971,869	1,869,835	1,705,566
[Overseas sales of the above]		648,527	713,942	653,853	573,685
Operating income (loss)	(Millions of yen)	88,913	48,282	9,863	30,398
Ordinary income (loss)	(Millions of yen)	71,149	34,629	(8,079)	16,188
Net income (loss) attributable to owners of the parent	(Millions of yen)	63,188	35,940	(68,008)	23,234
Net income (loss) per share	(yen)	174.43	99.20	(187.55)	64.05
Total assets	(Millions of yen)	2,352,114	2,384,973	2,411,191	2,582,873
Net assets	(Millions of yen)	790,984	803,312	716,369	769,375
Net assets per share	(yen)	2,049.95	2,041.29	1,811.10	1,958.57

Note: The Partial Amendments to Accounting Standard for Tax Effect Accounting (Accounting Standards for Business Enterprises No. 28, February 16, 2018) has been applied from the beginning of the 166th business term, and accordingly the amount of total assets for the 165th business term is retroactively adjusted.

(3)	Major Businesses (As of March 31, 2021)

The major businesses undertaken by the Kobe Steel Group are described below.

Category		Major Products and Businesses
Steel & Aluminum	Wire rod & bar products	Ordinary wire rods, special wire rods, special steel wire rods, ordinary steel bars, special steel bars
	Steel sheets, heavy plates	Heavy plates, medium plates, steel sheets (hot-rolled, cold-rolled, surface treated)
	Aluminum sheets	Aluminum can stock, automotive aluminum sheets, aluminum sheets for heat exchangers, aluminum disk material for HDDs
	Other	Steel billets, foundry pig iron, pig iron for steelmaking, slag products, building materials, special steel products, various steel wires
Advanced Materials	Steel castings and forgings	Ship parts, electrical parts, industrial machinery parts, etc.
	Aluminum castings and forgings	Aluminum-alloy and magnesium-alloy castings and forgings (parts for aircrafts and automobiles, etc.)
	Titanium	Titanium and titanium alloys
	Suspensions	Aluminum-alloy castings and forgings and fabricated products (parts for automobiles)
	Aluminum extrusions	Aluminum extrusions and fabricated products (extrusions and parts for automobiles, extrusions for railroad vehicles, etc.)
	Copper rolled products	Copper strips for semiconductors, copper strips for terminals, leadframes
	Steel powder	Steel powder
	Other	Copper tubes (copper tubes for air conditioners, condenser tubes, etc.)
Welding		Welding materials (covered welding electrodes, welding wires for automatic and semi-automatic welding, fluxes), welding robots, welding power sources, welding robot systems, welding-related testing, analysis, and consulting
Machinery		Equipment for energy and chemical fields, equipment for nuclear power plants, tire and rubber machinery, plastic processing machinery, ultra-high- pressure presses, physical vapor deposition systems, metalworking machinery, compressors, refrigeration compressors, heat pumps, plants (steel rolling, non- ferrous, etc.), internal combustion engines
Engineering		Various plants and equipment (direct reduced iron, pelletizing, petrochemical, nuclear power-related, water treatment, waste treatment, etc.), civil engineering, advanced urban transit systems, chemical and food processing equipment
Construction Machinery		Hydraulic excavators, mini excavators, wheel loaders, crawler cranes, rough terrain cranes, work vessels
Electric Power		Electric power supply
Other		Special alloys and other new materials (target materials, etc.), material analysis and testing, high-pressured gas cylinder manufacturing, superconducting products, general trading company

(4)	Major Offices and Plants (As of March 31, 2021)

Head offices		KOBE (Registered Head Office), TOKYO
Domestic branch offices		OSAKA, NAGOYA
Domestic sales offices		HOKKAIDO (Sapporo), TOHOKU (Sendai), HOKURIKU (Toyama), SHIKOKU (Takamatsu), CHUGOKU (Hiroshima), KYUSHU (Fukuoka), OKINAWA (Naha)
Overseas offices		DETROIT, BANGKOK, SHANGHAI, MUNICH
Research Laboratories		KOBE (Kobe)
Plants	Steel & Aluminum	KAKOGAWA (Hyogo), KOBE (Kobe), MOKA (Tochigi)
	Advanced Materials	TAKASAGO (Hyogo), CHOFU (Yamaguchi), DAIAN (Mie)
	Welding	FUJISAWA (Kanagawa), IBARAKI (Osaka), SAIJO (Hiroshima), FUKUCHIYAMA (Kyoto)
	Machinery Engineering	TAKASAGO (Hyogo), HARIMA (Hyogo)

Note 1: Overseas offices represent regional headquarters (local subsidiaries).

Note 2: The locations of head offices of major subsidiaries are described in “(5) Major Subsidiaries and Affiliated Companies.” below.

(5)	Major Subsidiaries and Affiliated Companies. (Subsidiaries)

Company Name [Location of Head Offices]	Common Stock	Ratio of Voting Rights (%)	Major Businesses
Nippon Koshuha Steel Co., Ltd. [Tokyo]	15,669 million yen	51.83	Manufacture and sales of special steel
Kobelco Wire Company, Ltd.[Amagasaki, Hyogo] *1	8,062 million yen	43.93	Manufacture and sales of secondary wire rod products Contracting construction work of structures
Kobelco Engineered Construction Materials Co., Ltd. [Amagasaki, Hyogo]	3,500 million yen	96.80	Manufacture and sales of products for civil engineering and construction work
Kobelco Logistics, Ltd. [Kobe]	2,479 million yen	97.68	Harbor transportation, coastal shipping, customs clearance, truck transportation, warehousing and contracting plant work
Shinko Bolt, Ltd. [Ichikawa, Chiba]	465 million yen	100.00	Manufacture and sales of bolts for construction and bridges
Shinko Engineering & Maintenance Co., Ltd. [Kobe]	150 million yen	100.00	Design, manufacture, installation, piping and maintenance of plants and equipment
Tesac Shinko Wire Rope Co., Ltd. [Osaka] *1	80 million yen	100.00	Sales of wire ropes and accessories, sales of secondary wire rod products
Kobelco Automotive Aluminum Rolled Products (China) Co., Ltd. [China] *1	884,000 thousand yuan	100.00	Manufacture and sales of aluminum sheets for automotive body panels
Kobe Precision Technology Sdn. Bhd. [Malaysia]	19,000 thousand Malaysian ringgit	100.00	Manufacture and sales of aluminum disk material for HDDs
Kobelco & Materials Copper Tube, Ltd. [Tokyo]	6,000 million yen	55.00	Manufacture and sales of copper tubes for air conditioners, construction, and cold/hot water supply
Kobe Aluminum Automotive Products (China) Co., Ltd. [China]	239,681 thousand yuan	60.00	Manufacture and sales of aluminum forgings for automotive suspensions
Kobe Aluminum Automotive Products, LLC [United States] *1	154,000 thousand U.S. dollars	97.66	Manufacture and sales of aluminum forgings for automotive suspensions
Kobelco Aluminum Products & Extrusions Inc. [United States] *1	24,000 thousand U.S. dollars	100.00	Manufacture and sales of bumper materials and frame materials for automotive bumpers
Kobelco & Materials Copper Tube (Thailand) Co., Ltd. [Thailand] *1	1,129 million Thai baht	100.00	Manufacture and sales of inner-grooved copper tubes and smooth bore copper tubes for air conditioners
Kobelco & Materials Copper Tube (M) Sdn. Bhd. [Malaysia] *1	25,500 thousand Malaysian ringgit	100.00	Manufacture and sales of copper tubes and secondary processed products
Kobe Welding of Qingdao Co., Ltd. [China]	211,526 thousand yuan	90.00	Manufacture and sales of welding materials
Kobelco Welding of Korea Co., Ltd. [Korea]	6,554 million won	87.74	Manufacture and sales of welding materials
Kobelco Compressors Corporation [Tokyo]	450 million yen	100.00	Sales and servicing of air compressors
Shinko Engineering Co., Ltd. [Ogaki, Gifu] *1	388 million yen	100.00	Manufacture and sales of internal combustion engines, transmissions, and testing machines, etc.
Wuxi Compressor Co., Ltd. [China] *1	150,000 thousand yuan	70.00	Manufacture and sales of compressors
Kobelco Compressors Manufacturing (Shanghai) Corporation [China]	87,796 thousand yuan	100.00	Development and manufacture of compressors and related products Sales and servicing of products of the Company
Kobelco Industrial Machinery India Pvt. Ltd. [India] *1	500 million Indian rupees	100.00	Manufacture and sales of rubber mixers and twin screw roller head extruder

Company Name [Location of Head Offices]	Common Stock	Ratio of Voting Rights (%)	Major Businesses
Quintus Technologies AB [Sweden] *1	10 million Swedish krona	100.00	Design, manufacture, sales and servicing of isostatic pressing equipment and sheet metal forming equipment
Kobelco Compressors America, Inc. [United States] *1	5 thousand U.S. dollars	100.00	Manufacture and sales of compressor systems for process gas, refrigeration compressor system and parts, etc.
Kobelco Eco-Solutions Co., Ltd. [Kobe] *2	6,020 million yen	80.23	Design, manufacture, construction and maintenance of environmental plants Design, manufacture and maintenance of industrial machinery and equipment
Kobelco Eco-Maintenance Co., Ltd. [Kobe] *1	80 million yen	100.00	Operation of water treatment facilities and waste treatment facilities etc.
Midrex Technologies, Inc. [United States] *1	1 thousand U.S. dollars	100.00	Design and sales of MIDREX® Process (direct-reduction iron-making process) plants
Kobelco Construction Machinery Co., Ltd. [Tokyo]	16,000 million yen	100.00	Manufacture and sales of construction machinery
Kobelco Construction Machinery Japan Co., Ltd. [Ichikawa, Chiba] *1	490 million yen	100.00	Sales and servicing of construction machinery
Toyosugiue Co., Ltd. [Takamatsu] *1	350 million yen	100.00	Sales, rental, repair and installation services of construction machinery and industrial machinery
Kobelco Construction Machinery (China) Co., Ltd. [China] *1	2,522,314 thousand yuan	100.00	Sales and servicing of construction machinery
Chengdu Kobelco Construction Machinery Financial Leasing Ltd. [China] *1	374,199 thousand yuan	88.95	Leasing business
Hangzhou Kobelco Construction Machinery Co., Ltd. [China] *1	261,374 thousand yuan	100.00	Manufacture and sales of construction machinery
Kobelco Construction Machinery Southeast Asia Co., Ltd. [Thailand] *1	2,279 million Thai baht	100.00	Manufacture and sales of construction machinery
Kobelco Construction Equipment India Pvt. Ltd. [India] *1	3,312 million Indian rupees	96.98	Manufacture, sales, and servicing of construction machinery
Kobelco Construction Machinery Europe B.V. [Netherlands] *1	8,800 thousand euro	100.00	Sales and servicing of construction machinery
Kobelco International (S) Co., Pte. Ltd. [Singapore] *1	1,058 million yen	100.00	Sales and servicing of construction machinery
Pt. Daya Kobelco Construction Machinery Indonesia [Indonesia] *1	1,312,592 million Indonesia rupi ah	100.00	Sales and servicing of construction machinery
Kobelco Construction Machinery USA, Inc. [United States] *1	2.3 thousand U.S. dollars	100.00	Manufacture, sales, and servicing of construction machinery
Kobelco Power Kobe Inc. [Kobe]	3,000 million yen	100.00	Wholesale power supply
Kobelco Power Moka Inc. [Moka, Tochigi]	600 million yen	100.00	Wholesale power supply
Kobelco Power Kobe No. 2, Inc. [Kobe]	300 million yen	100.00	Wholesale power supply
Kobelco Research Institute, Inc. [Kobe]	300 million yen	100.00	Material analysis and testing, structural analyses Manufacture and sales of target material and inspection equipment for semiconductor and FPD
Kobelco (China) Holding Co., Ltd. [China]	1,775,939 thousand yuan	100.00	A holding company in China
Kobe Steel USA Holdings Inc. [United States]	205 thousand U.S. dollars	100.00	Holding shares of companies in the United States

(Affiliated Companies)

Company Name [Locations of Head Offices]	Common Stock	Ratio of Voting Rights (%)	Major Businesses
Kansai Coke and Chemicals Company, Limited. [Amagasaki, Hyogo]	6,000 million yen	24.00	Manufacture and sales of coke and other chemical products
Kobelco Angang Auto Steel Co., Ltd. [China] *1	700,000 thousand yuan	49.00	Manufacture and sales of cold-rolled, high-strength steel
Ulsan Aluminum, Ltd. [Korea]	588,361 million won	50.00	Manufacture of aluminum sheet base material
PRO-TEC Coating Company, LLC [United States] *1	123,000 thousand U.S. dollars	50.00	Manufacture and sales of galvanized steel sheet and cold-rolled, high-strength steel
Kobelco Millcon Steel Co., Ltd. [Thailand]	2,830 million Thai baht	50.00	Manufacture and sales of special steels and ordinary steel wire
Osaka Titanium Technologies Co., Ltd. [Amagasaki, Hyogo]	8,739 million yen	20.93	Manufacture and sales of titanium sponge, etc.
Japan Aeroforge, Ltd. [Kurashiki, Okayama]	1,850 million yen	40.54	Manufacture and sales of large forgings
Hokuto Co., Ltd. (Hachinohe, Aomori)*1	30 million yen	34.00	Manufacture, sales, repair and leasing of civil engineering, construction, work, mining, transportation, electrical machinery, etc.
Shinsho Corporation [Osaka] *1 *2	5,650 million yen	35.93	Trading of iron & steel and nonferrous metal products and machinery, etc.
Shinko Lease Co., Ltd. [Kobe]	3,243 million yen	20.00	Leasing and installment sales of construction machinery, industrial equipment, office equipment, and other moveable property
Shinko Real Estate Co., Ltd. [Kobe]	3,037 million yen	25.00	Real estate sales and leasing, and insurance agency business

Note 1: *1 in the above table indicates that the shareholdings of subsidiaries are included in the amount.

Note 2: *2 in the above table indicates that shares held as part of a retirement benefits trust are included in the amount.

Note 3: In fiscal year 2020, Hokuto Co., Ltd. was newly added.

Note 4: The Company transferred all its shares in Kobelco Steel Tube Co., Ltd., which was included in the list in the previous fiscal year, to Maruichi Steel Tube Ltd. on April 1, 2020. Therefore, Kobelco Steel Tube Co., Ltd. is not included in the list from fiscal year 2020.

Note 5: In fiscal year 2020, Kobe Aluminum Automotive Products, LLC increased its capital, which resulted in its common stock totaling 154,000 thousand U.S. dollars.

Note 6: On May 18, 2020, Kobe Welding of Korea Co., Ltd. changed its registered trade name to Kobelco Welding of Korea Co., Ltd.

Note 7: In fiscal year 2020, the Company acquired additional shares in Wuxi Compressor Co., Ltd. As a result, Wuxi Compressor Co., Ltd. became the Company’s major subsidiary and the Company’s ratio of voting rights in it changed from 44.35% to 70.00%.

Note 8: In fiscal year 2020, Pt. Daya Kobelco Construction Machinery Indonesia increased its capital, which resulted in its common stock totaling 1,312,592 million Indonesia rupiah.

Note 9: In fiscal year 2020, Kobelco (China) Holding Co., Ltd. increased its capital, which resulted in its common stock totaling 1,775,939 thousand yuan.

Note 10: The Company had planned to transfer a portion of the issued shares it holds in Kobelco & Materials Copper Tube, Ltd. to CTJ Holdings2, Ltd. However, due to changes in the environment caused by the novel coronavirus infection, the outlook for the business environment has become uncertain, and the Company resolved on December 24, 2020 to suspend the transfer.

Note 11: In the next fiscal year, Kobelco Industrial Machinery India Pvt. Ltd. will have capital of 863 million Indian rupees due to the decision to increase capital.

Note 12: The Company has reached a basic agreement to implement a company split to transfer its standard compressor business to Kobelco Compressors Corporation and to sell a 49% stake in Kobelco Compressors Corporation to Miura Co., Ltd.

Note 13: The Company and Kobelco Engineered Construction Materials Co., Ltd. had reached a basic agreement with Nippon Steel Corporation and Nippon Steel Metal Products Co., Ltd. on the integration of the road-related business of Nippon Steel Metal Products Co., Ltd. and all businesses of Kobelco Engineered Construction Materials Co., Ltd. and the initiation of discussions on the specific conditions towards the integration, which had been expected to be concluded on April 1, 2021. However, due to the impact of the spread of the novel coronavirus infection, as of the end of the current fiscal year, competition law procedures have not been completed, and the target implementation date of this integration has been changed to the second half of fiscal 2021.

Note 14: The Company sold a portion of the issued shares of Osaka Titanium Technologies Co., Ltd. (OTC) on May 13, 2021. With this, the Company’s ratio of voting rights in OTC has decreased to 14.95% and Osaka Titanium Technologies Co., Ltd. is no longer an affiliate of the Company.

(6)	Capital Investments

Total capital investment for fiscal 2020 on a construction (inspection and acceptance) basis is 185.0 billion yen.

The major capital investments completed in fiscal year 2020 or ongoing as of the end of fiscal year 2020 are as follows:

Category	Facility Name
Completed

The Company’s Kakogawa Works

Continuous annealing lines for ultra-high-strength steel sheets for automobiles (Steel & Aluminum)

The Company’s Moka Plant

Heat treatment and surface treatment facilities for aluminum sheets for automotive panels (Steel & Aluminum)

In progress	Kobelco Power Kobe No. 2, Inc. Power supply facility in Kobe, Hyogo Prefecture (Electric Power)

(7)	Financing Activities

During fiscal year 2020, there were no special matters to be noted, including the issuance of corporate bonds, etc.

(8)	Major Lenders and Amount of Borrowings (As of March 31, 2021)

Main Lenders	Balance of Loans (Millions of yen)
Mizuho Bank, Ltd.	127,529
Development Bank of Japan Inc.	118,594
MUFG Bank, Ltd.	99,424
Sumitomo Mitsui Banking Corporation	82,198
Sumitomo Mitsui Trust Bank, Limited	43,557

Note: Other than stated above, there was a syndicate loan amounting to a total of 74,400 million yen with Mizuho Bank, Ltd., MUFG Bank, Ltd. and Sumitomo Mitsui Banking Corporation as agent banks; however that is not included in the balance of loans of the respective lenders.

(9)	Employees (As of March 31, 2021)

(a)	Employees of the Group	(Persons)
Category	Number of Employees
Steel & Aluminum	12,424
Advanced Materials	6,080
Welding	2,514
Machinery	4,661
Engineering	3,524
Construction Machinery	7,917
Electric Power	263
Other or companywide	3,134
Total	40,517

Note: The number of employees indicates the number of working employees.

Employees of the Group (Persons)

(b) Employees of the Company

Number of Employees	11,837 persons
Increase/Decrease from the Previous Fiscal Year-End	+277 persons
Average Age	38.9 years old
Average Years of Service	15.2 years

Note 1: The number of employees indicates the number of working employees.

Note 2: The number of employees stated above does not include 777 seconded employees.

2.	Shares of the Company (As of March 31, 2021)

(1)	Total number of shares authorized to be issued	600,000,000 shares
(2)	The aggregate number of the issued shares	364,364,210 shares
(3)	Total number of shareholders	176,886
(4)	Major shareholders (Top ten shareholders)

Name of Shareholders	Number of Shares Held (Thousands of shares)	Shareholding Ratio (%)	Shares Held in Major Shareholders
			Number of Shares Held (Thousands of shares)	Shareholding Ratio (%)
The Master Trust Bank of Japan, Ltd. (Trust Account)	28,212	7.75	－	－
Custody Bank of Japan, Ltd. (Trust Account)	15,208	4.18	－	－
Nippon Steel Corporation	10,735	2.95	6,744	0.71
Nippon Life Insurance Company	10,119	2.78	－	－
Custody Bank of Japan, Ltd. (Trust Account 5)	5,545	1.52	－	－
Custody Bank of Japan, Ltd. (Trust Account 9)	5,006	1.37	－	－
Custody Bank of Japan, Ltd. (Trust Account 6)	4,920	1.35	－	－
DFA INTL SMALL CAP VALUE PORTFOLIO	4,417	1.21	－	－
SHIMABUN Corporation	4,410	1.21	－	－
Custody Bank of Japan, Ltd. (Trust Account 1)	4,410	1.21	－	－

Note 1: The Company holds 249,871 shares in treasury stock. Treasury stock is excluded in the calculation of the major shareholders’ ratio of shareholding in the Company.

Note 2: Custody Bank of Japan, Ltd. was established through the merger of JTC Holdings, Ltd., Japan Trustee Services Bank, Ltd. and Trust & Custody Services Bank, Ltd. on July 27, 2020.

Note 3: The shares acquired by the Company through the purchase of shares less than one unit during the period is 5,630 shares (total acquisition price is 2,804,209 yen). The number of shares of treasury stock disposed of in response to a request for additional purchase of shares less than one unit is 503 shares (total disposal price is 202,647 yen).

Note 4: The number of shares delivered to directors (excluding Outside Directors and Directors who are Audit & Supervisory Committee Members) by the company as medium- to long-term incentive compensation during fiscal 2020, through the Board Benefit Trust, is as follows. Shares are paid on a fixed day every three years during the trust period. In fiscal 2020, no shares have been granted to the Directors because there was no due date for the share benefits in this fiscal term. Additionally, , the Outside Directors and Directors who are Audit and Supervisory Committee members are not covered by medium- to long- term incentive compensation considering their responsibilities. Please refer to pages 55 through 58 for the executive compensation system.

	Number of shares	Number of recipients
Directors (excluding Outside Directors and Directors who are Audit & Supervisory Committee Members)	0	0

3.	Directors, Audit & Supervisory Committee Members and Officers

(1)	Directors (As of March 31, 2021)

Positions	Name	Duties & Significant concurrent positions
President (Representative Director)	Mitsugu Yamaguchi
Executive Vice President (Representative Director)	Fusaki Koshiishi	Oversees the Health & Safety Department, Quality Management Department, Environmental Control & Disaster Prevention Department and MONODZUKURI (Production System Innovation) Planning & Promotion Department. Oversees companywide health and safety. Oversees companywide quality. Oversees companywide environmental protection and disaster prevention.
Executive Vice President (Representative Director)	Koichiro Shibata	Oversees the materials businesses. Head of the Steel & Aluminum Business.
Executive Vice President (Representative Director)	Makoto Mizuguchi	Oversees the Research & Development Planning Department, Intellectual Property Department and IT Planning Department. Oversees companywide technical development. Oversees companywide information systems. Oversees companywide automotive projects.
Executive Vice President (Representative Director)	Kazuto Morisaki	Oversees the machinery businesses. Head of the Engineering Business. Responsible for the companywide construction business.
Director, Senior Managing Executive Officer	Yoshihiko Katsukawa	Oversees the Audit Department, Corporate Planning Department (excluding the Automotive Materials Planning Section), Accounting Department, Finance Department, Marketing Planning Department, domestic branch offices and sales offices (including Takasago Works) and overseas locations (under the head office).
Director, Senior Managing Executive Officer	Jiro Kitagawa	Oversees the electric power business. Head of the Electric Power Business.
Director, Senior Managing Executive Officer	Hajime Nagara	Oversees the Compliance Management Department, Legal Department, Corporate Communications Department, General Administration Department, Human Resources Department, Civil Engineering & Construction Technology Department, Machinery & Materials Procurement Department and the Rugby Administration Office. Oversees companywide compliance.
Director	Takao Kitabata	Chairman of the Company’s Board of Directors, Outside Director of Marubeni Corporation, Outside Director of SEIREN CO., LTD, Outside Director of Zeon Corporation, President of Kaishi Professional University.
Director	Hiroyuki Bamba	Outside Director of Sekisui Kasei Co., Ltd.
Director	Yumiko Ito	Representative of Ito Law Office, Outside Corporate Auditor of Santen Pharmaceutical Co., Ltd.
Director (Audit & Supervisory Committee Member, full time)	Hiroshi Ishikawa
Director (Audit & Supervisory Committee Member, full time)	Yasushi Tsushima

Positions	Name	Duties & Significant concurrent positions
Director (Audit & Supervisory Committee Member)	Yoshiiku Miyata	Outside Director of ENEOS Holdings, Inc.
Director (Audit & Supervisory Committee Member)	Masaaki Kono	Committee Chair of the Company’s Audit & Supervisory Committee, Chairman and Director of Orient Corporation
Director (Audit & Supervisory Committee Member)	Kunio Miura	Representative of Kawamoto and Miura Law Office, Outside Audit & Supervisory Board Member of ASAHI INTELLIGENCE SERVICE CO., LTD., External Corporate Auditor of Sumitomo Seika Chemicals Company Limited.

Note 1: Directors Takao Kitabata, Hiroyuki Bamba, Yumiko Ito, Yoshiiku Miyata, Masaaki Kono and Kunio Miura are outside directors under Article 2, Item 15 of the Companies Act.

Note 2: The Company registered Directors Takao Kitabata, Hiroyuki Bamba, Yumiko Ito, Yoshiiku Miyata, Masaaki Kono and Kunio Miura as independent directors with the financial instruments exchange.

Note 3: Director Masaaki Kono engaged in banking operations for many years and has considerable financial and accounting knowledge.

Note 4: The Company elects full-time Audit & Supervisory Committee Members at the Audit & Supervisory Committee. Full-time Audit & Supervisory Committee Members are elected to facilitate the smoother execution of duties by improving the audit environment, compiling company information, and conducting regular audits of the readiness of the internal governance system.

Note 5: On June 25, 2020, ENEOS Holdings, Inc. changed its registered trade name from JXTG Holdings, Inc. Note 6: On July 1, 2020, Kawamoto and Miura Law Office changed its registered trade name from Kawamoto,

Miura and Hirata Law Office.

Note 7: Although there are business relationships between the Company and Marubeni Corporation, Zeon Corporation, ENEOS Holdings, Inc., Orient Corporation and Sumitomo Seika Chemicals Company Limited, there are no special relationships that require disclosure.

Note 8: Except as set forth above, there are no special relationships that require disclosure between the Company and entities in which Outside Directors concurrently served.

Note 9: The Directors who retired during this term are as follows:

Positions	Name	Resignation Date
Director	Yoshinori Onoe	June 24, 2020
Director	Takao Ohama	June 24, 2020
Director	Shohei Manabe	June 24, 2020
Director (Audit & Supervisory Committee Member)	Takashi Okimoto	June 24, 2020
Director (Audit & Supervisory Committee Member)	Hidero Chimori	June 24, 2020

Note 10: The new positions and duties of Directors whose positions or duties have changed as of April 1, 2021 are as follows:

Positions	Name	Duties
Executive Vice President (Representative Director)	Fusaki Koshiishi	Oversees the Environment and Safety Department and the Quality Management Department. Oversees companywide health and safety. Oversees companywide environmental protection and disaster prevention. Oversees companywide quality.
Executive Vice President (Representative Director)	Koichiro Shibata	Oversees the Business Development Department, the Intellectual Property Department, and the IT Planning Department. Oversees companywide technical development. Oversees companywide information systems.
Executive Vice President (Representative Director)	Makoto Mizuguchi	Oversees the materials businesses. Head of the Steel & Aluminum Business. Oversees companywide automotive projects.
Director, Executive Officer	Yoshihiko Katsukawa	Oversees the Corporate Planning Department, the Finance and Accounting Department, and overseas locations (under the Head Office).

Positions	Name	Duties
Director, Executive Officer	Jiro Kitagawa	Oversees the electric power business. Head of the Electric Power Business.
Director, Executive Officer	Hajime Nagara

Oversees the Internal Control and Audit Department, Legal Department, the General Administration and CSR Department, the Human Resources Department, the Civil Engineering & Construction Technology Department, the Machinery & Materials Procurement Department, the Rugby Administration Office, domestic branch offices and sales offices, and Takasago Works (departments under its direct supervision).

Oversees companywide compliance.

(Reference) The Company’s executive officer system

The Company has implemented an executive officer system, with the names and duties of executive officers as of April 1, 2021 as follows. Effective April 1, 2021, the Company abolished the positions of Senior Managing Executive Officer and Managing Executive Officer owing to the growing need to flexibly and promptly allocate human resources in response to the rapidly changing business environment.

Name	Duties
Hiroki Iwamoto	General Manager of the Compressor Division in the Machinery Business
Yasushi Okano	Responsible for the Legal Department, the Human Resources Department, the Civil Engineering & Construction Technology Department, Machinery & Materials Procurement Department, the Rugby Administration Office, and Takasago Works (departments under its direct supervision)
Daisuke Ogura	Responsible for the Quality Management Department and the Intellectual Property Department, responsible for companywide health and safety, responsible for companywide environmental protection and disaster prevention, responsible for companywide quality assurance, General Manager of the Environment and Safety Department
Takeharu Kato	Responsible for the Steel Casting & Forging Unit and the Titanium Unit in the Advanced Materials Business
Ryosaku Kadowaki	Responsible for the Takasago Management Department and the Takasago Quality Assurance Department in the Advanced Materials Business, responsible for the Aluminum Casting & Forging Unit and the Steel Powder Unit in the Advanced Materials Business
Yoichi Kamiyauchi	Responsible for the Nuclear Project Center and CWD Project Center in the Engineering Business
Kazuaki Kawahara	Responsible for the Corporate Planning Department, the Finance and Accounting Department, and overseas locations (under the Head Office)
Shuji Kitayama	General Manager of Kakogawa Works in the Steel & Aluminum Business
Kazuhiko Kimoto	General Manager of the Wire Rod & Bar Products Unit and the Steel Plate Products Unit in the Steel & Aluminum Business, responsible for overall sales in the Steel & Aluminum Business
Yoshinori Kurioka	Deputy General Manager of the Compressor Division in the Machinery Business, General Manager of the Rotating Machinery Business Unit in the Compressor Division in the Machinery Business, General Manager of the CS Engineering Department of the Rotating Machinery Business Unit in the Compressor Division in the Machinery Business
Yuichiro Goto	Head of the Technical Development Group
Koichi Sakamoto	Responsible for the Planning Department, Technology Planning Department, IT Management Department, and the Research & Development Laboratory in the Steel & Aluminum Business
Shogo Sarumaru	General Manager of the Industrial Machinery Division in the Machinery Business
Kazuyuki Suenaga	Vice Head of the Welding Business
Masamichi Takeuchi	Head of the Machinery Business
Masaki Tanigawa	General Manager of the Aluminum Flat Rolled Products Unit in the Steel & Aluminum Business

Name	Duties
Hajime Nakanishi	Responsible for the Automotive Sheet Sales Department and the Nagoya Steel & Aluminum Sheet Sales Department in the Steel & Aluminum Business
Shoji Nakamura	Responsible for the Automotive Materials Planning Section, the Automotive Sheet Products Technical Marketing Department, and Moka Works in the Steel & Aluminum Business, responsible for overall sales of automotive sheet products in the Steel & Aluminum Business, responsible for companywide automotive projects
Keitaro Nakamori	Responsible for the Internal Control and Audit Department and domestic branch offices and sales offices, responsible for companywide compliance, General Manager of the General Administration and CSR Department
Akihiro Nishiguchi	Responsible for Chofu Works (departments under its direct supervision) and Daian Works (departments under its direct supervision) in the Advanced Materials Business, responsible for the Aluminum Extrusion & Suspension Unit and the Copper Rolled Products Unit in the Advanced Materials Business
Seiji Hirata	Responsible for the Management Department, the SQE System Management Department, and the Raw Materials Procurement Department in the Steel & Aluminum Business, responsible for special assignments from the Head of the Steel & Aluminum Business
Hiroaki Matsubara	Responsible for the Technology Management Department and the Quality Assurance Department in the Advanced Materials Business
Yuji Mihara	General Manager of the Steel Sheet Products Unit in the Steel & Aluminum Business
Shoji Miyazaki	Head of the Advanced Materials Business
Masahiro Motoyuki	Responsible for the Iron Unit Center in the Engineering Business, General Manager of the Project Engineering Division in the Engineering Business
Akira Yamamoto	Head of the Welding Business, responsible for the IT Planning Department, responsible for companywide IT systems

(2)	Overview of Agreements Limiting Liability

The Company has entered into agreements limiting liability with Outside Directors who are not Audit & Supervisory Committee Members and Directors who are Audit & Supervisory Committee Members as described in Article 427, Paragraph 1 of the Companies Act as well as the Company’s Articles of Incorporation to limit the liabilities stipulated in Article 423, Paragraph 1 of the Companies Act. Limits on liability for damages under these agreements shall be the amount set forth by laws and regulations.

(3)	Overview of Agreements Limiting Liability

The Company has entered into a directors and executive officers liability insurance contract with an insurance company as stipulated in Article 430-3, Paragraph 1 of the Companies Act with Directors (excluding Directors who are Audit & Supervisory Committee Members), Executive Officers, and “important employees” as defined via a resolution of the Board of Directors as the insured to ensure that the insured can fully perform their expected roles in the course of their duties and to allow the Company to obtain superior talent.

To enable appropriate risk-taking, the Company bears all insurance premiums and the insured do not substantially bear any insurance premiums.

The contract covers expenses and damage payments to be borne by insured persons arising from corporate litigation, third-party litigation, and shareholder derivative suits, etc. However, to ensure that the appropriateness of the execution of duties by the insured is not hindered, there are certain exemptions, such as in case of actions taken with the knowledge that such actions are in violation of laws and regulations.

(4)	Remuneration and Other Amounts to Directors

Category	Number of Payees (Persons)	Amount (Millions of yen)	Total by amount type breakdown, including remuneration (Millions of yen)
			Basic remuneration	Performance- based compensation	Medium- to long-term incentive compensation
Directors (excluding Audit & Supervisory Committee Members) (of which, Outside Directors)	14 (3)	449 (40)	370 (40)	32 (-)	46 (-)	Number of Payees and Amount include three Internal Directors (who are not Audit & Supervisory Committee Members) and two Outside Directors (who are Audit & Supervisory Committee Members) that retired in fiscal year 2020.
Directors (Audit & Supervisory Committee Members) (of which, Outside Directors)	7 (5)	106 (44)	106 (44)	- (-)	- (-)
Total	21	556	477	32	46

Note 1: At the 163rd Ordinary General Meeting of Shareholders held on June 22, 2016, a resolution was made to set the limit of remuneration for Directors (excluding Directors who are Audit & Supervisory Committee Members) including basic remuneration as being within a total of 650 million yen per fiscal year and performance-based compensation as being a total of 350 million yen per fiscal year, and the limit of remuneration for Directors who are Audit & Supervisory Committee Members as being a total of 132 million yen per fiscal year. As of the conclusion of said General Meeting of Shareholders, the number of Directors (excluding Directors who are Audit & Supervisory Committee Members) eligible for basic remuneration is eleven (11) (of which, two (2) are Outside Directors), the number of Directors who are Audit & Supervisory Committee Members eligible for basic remuneration is five (5) (of which, three (3) are Outside Directors), and the number of Directors (excluding Directors who are Audit & Supervisory Committee Members) eligible for performance-based compensation is eight (8). Furthermore, as a medium- to long-term incentive compensation for Directors (excluding Outside Directors and Directors who are Audit & Supervisory Committee Members), a resolution was passed that introduced a stock remuneration plan, Board Benefit Trust (BBT), to which the Company has contributed an amount of 570 million yen for a three-fiscal year period. As of the conclusion of said General Meeting of Shareholders, the number of Directors (excluding Outside Directors and Directors who are Audit & Supervisory Committee Members) who are eligible for medium- to long-term incentive compensation is nine (9).

Note 2: The Company does not pay bonuses to Directors.

Note 3: Taking seriously the large net loss attributable to owners of the parent for fiscal year 2019 and the forgoing of the annual dividend, the Company has reduced the basic remuneration of Directors (excluding Outside Directors and Directors who are Audit & Supervisory Committee Members) by 8 to 20% from February 2020 to April 2020 and by 13 to 25% for the time being from May 2020.

Note 4: Totals for performance-based compensation are estimated payments, and the total amount of medium- to long-term incentive compensation is the amount of expenses posted for points awarded.

Note 5: The detailed calculation method of the remuneration, etc. for individual Directors of the Company is specified in the internal regulations as approved by the Nomination & Compensation Committee, based on the “Fundamental Policy on Remuneration of the Company’s Executives” resolved at a meeting of the Board of Directors, and relevant details are determined in accordance with those internal regulations. The remuneration, etc. for individual Directors for fiscal year 2020 is determined based on said internal regulations, and the Board of Directors has judged that this is in line with the Company’s policy on determination.

Note 6: On March 5, 2021, the Company partially revised the remuneration system for executives within the limit resolved at the 163rd Ordinary General Meeting of Shareholders held on June 22, 2016, and the revised remuneration system will be applied from the payment for April 2021. Said remuneration system was resolved at the meeting of the Board of Directors held on the same date after deliberation by the Nomination & Compensation Committee. The Fundamental Policy on Remuneration of the Company’s Executives post-revision is as follows.

Fundamental Policy for Remuneration of the Company’s Directors

1)       Basic Approach to Remuneration of the Company’s Executives

A)   A system able to secure talented human resources who can contribute to the Company’s continued growth and appropriately compensate for such efforts.

B)   A system able to share values widely with stakeholders and promote not only short-term growth but also medium- to long-term growth.

C)   In incentivizing the accomplishment of consolidated business result targets, the system must sufficiently consider the characteristics of each business so that Directors can fully carry out their roles.

D)  Ensures the objectivity and transparency of judgments regarding remuneration decisions by having the Nomination & Compensation Committee, the majority of which consists of Independent Directors, deliberate on the state of the remuneration system and the necessity of its reevaluation.

2)       Remuneration Framework

A)  Based on the resolution at the Ordinary General Meeting of Shareholders, the Board of Directors establishes Executive Remuneration Regulations, Detailed Rules for Executive Remuneration Regulations, Executive Performance-based Compensation Regulations, and Executive Stock Benefit Regulations, which include the calculation methods for individual executive remuneration.

B)   Remuneration for the Company’s Executives consists of basic remuneration (fixed compensation) based on the remuneration rank determined according to rank and assigned duties, performance-based compensation consisting of the portion linked to division performance and the portion linked to individual evaluation for each fiscal year, and medium- to long-term incentive compensation based on stock compensation with the goal of sharing interest in corporate value enhancement with shareholders. Taking into consideration their duties, Independent Directors and Directors who are Audit & Supervisory Committee Members are not eligible for performance-based compensation and medium- to long-term incentive compensation. The remuneration rank is determined by the President taking account of the level of responsibility of the assigned duties and reported to the Nomination & Compensation Committee and the Board of Directors.

C)   Of performance-based compensation, the standard pay amount for the portion linked to division performance will be set at the level of 25% to 30% of basic remuneration for each rank and remuneration rank, the amount for the portion linked to individual evaluation will be set at the level of -5% to 5% of basic remuneration for each rank and remuneration rank, and the value of medium- to long-term incentive compensation provided per fiscal year will be set at the level of 25% to 30% of basic remuneration for each rank and remuneration rank.

D)   Limits of remuneration, etc. based on the resolution at the Ordinary General Meeting of Shareholders

•Remuneration for Directors (excluding Directors who are Audit & Supervisory Committee Members)

The limit of basic remuneration	Within a total of 650 million yen per fiscal year
The limit of performance-based compensation	Within a total of 350 million yen per fiscal year

Remuneration for Directors who are also Audit & remuneration only)	Within a total of 132 million yen Supervisory Committee Members (basic per fiscal year

(Reference) Percentages of Compensation by Type for each Rank

The percentages of compensation by type for each rank is as follows. Higher positions facing higher expectations for results and responsibilities have higher percentages of performance-based compensation and stock compensation.

Rank	Fixed compensation	Performance- based compensation	Medium- to long-term incentive compensation	Total
		Portion linked to division performance
President	Approx. 63%	Approx. 19%	Approx. 19%	100%
Executive Vice President	Approx. 63%	Approx. 19%	Approx. 19%	100%

Director, Executive Officer	Approx. 67%	Approx. 17%	Approx. 17%	100%
Director who is an Audit & Supervisory Committee Member	100%	-	-	100%
Independent Director	100%	-	-	100%

*1 The amounts of the portion linked to division performance of performance-based compensation and medium- to long-term incentive compensation granted vary depending on business results. The range of fluctuation is 0-200% of the base amount for the portion linked to division performance of performance- based compensation and 0-100% of the base amount for medium- to long-term incentive compensation. The percentages of the portion linked to division performance of performance-based compensation and medium- to long-term incentive compensation in the above table are based on each amount being 100% of the base amount. In addition to the above table, the amount for the portion linked to individual evaluation is paid in the range of -5% to 5% of basic remuneration.

*2 Director, Executive Officer is based on a standard remuneration rank.

3)       Performance-based Compensation

A)       In terms of the portion linked to division performance of performance-based compensation, a performance target will be set based on business management indices as stated in the Medium-term Management Plan. Each business division will also set a performance target based on performance management indices for each business division. The amount to be paid is determined by multiplying the standard pay amount for each rank and remuneration rank by 0%-200% according to the accomplishment of the target. The business management indices, which serve as the basis of calculation, are established by the Board of Directors.

(Reference) Calculation method for the portion linked to division performance of performance- based compensation

*1 Standard pay amount for each rank and remuneration rank:

The standard pay amount for each rank and remuneration rank is set forth in Detailed Rules for Executive Remuneration Regulations.

*2 Coefficient based on evaluation index:

Net income attributable to owners of the parent (hereinafter “net income”) over the given period is the indicator used for the coefficient for calculating performance-based compensation, and the calculation method is provided below. The business division used for calculating the portion of compensation linked to division performance is determined based on actual duties assigned to each Director who is scheduled to receive performance-based compensation. Also, if the scope of duties assigned to a Director is the Head Office (including the Technical Development Group) or the electric power business, then said Director’s performance-based compensation does not include the portion of compensation linked to division performance. Rather than the formula directly below, the performance-based compensation for such Directors is calculated using the formula “Portion linked to Companywide performance × 1.0.”

* Decimal points are rounded off in the figures for the portion linked to Companywide performance and the portion linked to division performance. In the event that the value falls below 0%, then 0% is established as the value. In the event that the value goes above 200%, then 200% is established as the value.

B) The portion linked to individual evaluation of performance-based compensation is subject to comprehensive evaluation, including the performance of assigned duties and business unit, the accomplishment of the target, and other aspects. The amount to be paid is determined by multiplying the basic remuneration for each rank and remuneration rank by -5% to 5%

according to the evaluation results. Evaluation for Executives Officers overseeing business divisions and heads of business divisions is determined by the President, and evaluation for other Executive Officers is determined by the President after primary evaluation by Executive Officers overseeing business divisions and heads of business divisions. The details of evaluation are reported to the Nomination & Compensation Committee.

C)	The calculation methods for the standard pay amount for each rank and remuneration rank are set forth in Detailed Rules for Executive Remuneration Regulations and Executive Performance-based Compensation Regulations.

D)	Business management indices are disclosed in the Business Report.

Note Raising the level of profit attained through the steady execution of strategic investments was set as an important management issue, and the Company placed emphasis on how much profit was gained from its total assets including strategic investments leading up to fiscal year 2020. Accordingly, the Company adopted “a consolidated ROA of 5% or more” as stated in the Medium-Term Management Plan as the index. From fiscal year 2021, the Company will promote efforts to make efficient use of management resources and strengthen the management foundation with an awareness of capital costs by establishing an evaluation index based on business management indices such as ROIC, etc. which will be emphasized in the new Medium-Term Management Plan.

(Reference) Reference value and results for the business management index of the portion of compensation linked to division performance

Reference value for fiscal 2020: A consolidated ROA of 5.0% Results for fiscal 2020: A consolidated ROA of 0.6%

4) Medium- to Long-term Incentive Compensation

A)	For medium- to long-term incentive compensation, a system known as Board Benefit Trust is adopted in order to raise the awareness of contributing to continuous improvements in corporate value. The stock benefit uses a base point number calculated based on the standard pay amount for each rank and remuneration rank, and a number of points determined by multiplying the base point number by 0%-100% according to whole-company net income and the state of dividend payment for each fiscal year will be granted. On a fixed date during each trust period of three years, a number of the Company’s shares will be provided according to the number of points granted.

B)	The calculation methods for the base point number for each rank and remuneration rank and coefficients are set forth in Detailed Rules for Executive Remuneration Regulations and Executive Performance-based Compensation Regulations.

C)	As funds for acquisition of shares by the trust, in principle, 1.1 billion yen will be contributed every three years. However, when there are remaining shares of the Company in the trust property as of the last day of the previous trust period, they will be used as funds for the subsequent trust periods, and an amount derived by deducting the amount of the remaining Company shares, etc. from 1.1 billion yen will be contributed.

(Reference) Calculation method for points to grant medium- to long-term incentive compensation

*1 Base point number for each rank and remuneration rank:

The base point number for each rank and remuneration rank is set forth in the Detailed Rules for Executive Remuneration Management.

*2 Coefficient based on evaluation index:

The coefficient based on evaluation index is determined according to actual dividends and net income.

(Reference) Reference value and results for the most recent fiscal year used in the index related to medium- to long-term incentive compensation

Reference value for fiscal 2020: A net income of 73.0 billion yen Results for fiscal 2020: A net income of 23.2 billion yen

5)	The Timing of the Determination and the Payment of Remuneration Amount

A)	Basic remuneration will be paid every month from the month the executive position is assumed in a monthly amount derived by dividing basic remuneration based on rank and remuneration rank by 12 months. If there is a change to the basic remuneration in the middle of the month due to a change in the assigned tasks and other reasons, the revised remuneration will be paid from the month following the change.

B)	Of performance-based compensation, the amount for the portion linked to division performance will be determined based on the calculation formula after the end of each fiscal year and paid lump-sum by the end of the month following the month when the Ordinary General Meeting of Shareholders is convened. The portion linked to individual evaluation will be paid in an amount derived by dividing the amount determined based on the calculation formula according to the results of individual evaluation after the end of each fiscal year by 12 months, together with monthly basic remuneration.

C)	In terms of medium- to long-term incentive compensation, the number of points will be determined based on the calculation formula after the end of each fiscal year and granted on June 30 each year. Company shares, etc. will be provided every three years on a fixed date during the trust period.

6)	Method to Determine Remuneration Standards

Data from a Director remuneration survey conducted by an external specialized agency is used as a base to determine remuneration standards commensurate with the Company’s corporate scale and the duties expected of Directors.

7)	Method to Determine and Examine Remuneration Policy

A)	The policy concerning remuneration for Directors (excluding Directors who are Audit & Supervisory Committee Members) is determined by resolution of the Board of Directors, and the policy concerning remuneration for Directors who are Audit & Supervisory Committee Members is determined by discussion of all Audit & Supervisory Committee Members.

B)	The state of the remuneration system and the necessity for its revision are deliberated by the Nomination & Compensation Committee. If it is necessary to revise the remuneration system, the Company will present a revised remuneration plan at a meeting of the Board of Directors for resolution.

(Reference) The Activities of the Board of Directors and the Nomination & Compensation Committee in the Recent Fiscal Year:

Board of Directors

February 2020: The Board of Directors determined the reduction of the fixed compensation amounts based on the opinions submitted by the Nomination & Compensation Committee.

May 2020: The Board of Directors determined increasing the size of reduction in the fixed compensation amounts based on the opinions submitted by the Nomination & Compensation Committee.

February 2021: The Board of Directors determined the revision of the director remuneration system based on the opinions submitted by the Nomination & Compensation Committee.

May 2021: The Board of Directors determined the performance-based compensation amounts and the medium- to long-term incentive compensation amounts for fiscal 2020 based on the opinions submitted by the Nomination & Compensation Committee.

Nomination & Compensation Committee

February 2020: The Nomination & Compensation Committee deliberated on reducing the fixed compensation amounts and submitted its opinions to the Board of Directors. May 2020: The Nomination & Compensation Committee deliberated on increasing the size of reduction in the fixed compensation amounts and submitted its opinions to the Board of Directors.

February 2021: The Nomination & Compensation Committee deliberated on the revision of the director remuneration system and submitted its opinions to the Board of Directors. May 2021: The Nomination & Compensation Committee deliberated on coefficients for calculating performance-based compensation and medium- to long-term incentive compensation for fiscal 2020 and submitted its opinions to the Board of Directors.

(5)	Major Activities of Outside Directors during the Current Fiscal Year

		Board of Directors Meetings Attended (Attendance Rate)	Audit & Supervisory Committee Meetings Attended (Attendance Rate)	Summary of Advice Received at Board of Directors, Audit & Supervisory Board and Audit & Supervisory Committee Meetings, and Duties Performed in Relation to Expected Roles
Director	Takao Kitabata	15/15 meetings held (100%)	–

Provided advice and suggestions concerning corporate management from his deep insight in the world of industry backed by his broad experience as an administrative official and extensive knowledge as an outside director/outside audit & supervisory board member of listed companies. Furthermore, at Meetings of Independent Directors, he received information from executives and, based on active related discussion among Independent Directors, provided various kinds of advice and suggestions on business execution from an objective standpoint, as a person responsible for monitoring the management of the Company. At the same time, as Chairman of the Board of Directors and Committee Chair of the Nomination & Compensation Committee, he contributed to the enhancement of the monitoring functions of the management of the Company.

Director	Hiroyuki Bamba	15/15 meetings held (100%)	–	Provided advice and suggestions concerning corporate management from his abundant experience in different business fields from ours in the world of industry and deep insight as a corporate executive. Furthermore, at Meetings of Independent Directors, he received information from executives and, based on active related discussion among Independent Directors, provided various kinds of advice and suggestions on business execution from an objective standpoint, as a person responsible for monitoring the management of the Company.
Director	Yumiko Ito	14/15 meetings held (93%)	–

Provided advice and suggestions concerning corporate management from her experience in the legal profession as an Attorney at Law and abundant experience as a corporate executive, including as someone with responsibility centered on legal affairs in a different business field from ours in the world of industry. Furthermore, at Meetings of Independent Directors, she received information from executives and, based on active related discussion among Independent Directors, provided various kinds of advice and suggestions on business execution from an objective standpoint, as a person responsible for monitoring the management of the Company.

		Board of Directors Meetings Attended (Attendance Rate)	Audit & Supervisory Committee Meetings Attended (Attendance Rate)	Summary of Advice Received at Board of Directors, Audit & Supervisory Board and Audit & Supervisory Committee Meetings, and Duties Performed in Relation to Expected Roles
Director (Audit & Supervisory Committee Member)	Yoshiiku Miyata	15/15 meetings held (100%)	17/17 meetings held (100%)

Provided advice and suggestions concerning corporate management from his abundant experience in a different business fields from ours in the world of industry and deep insight as a corporate executive including the post of president of overseas business entities. He also actively shared his thoughts on matters related to compliance. In addition, at Meetings of Independent Directors, he received information from executives and, based on active related discussion among Independent Directors, provided various kinds of advice and suggestions on business execution from an objective standpoint, as a person responsible for monitoring the management of the Company. In addition, as

Audit & Supervisory Committee Member, he actively visited and audited business locations.

Director (Audit & Supervisory Committee Member)	Masaaki Kono	11/11 meetings held (100%)	11/11 meetings held (100%)

Provided advice and suggestions concerning corporate management from his abundant experience in credit management and financial management at financial institutions and deep insight as a corporate executive of financial institutions. He also actively shared his thoughts on matters related to compliance. In addition, at Meetings of Independent Directors, he received information from executives and, based on active related discussion among Independent Directors, provided various kinds of advice and suggestions on business execution from an objective standpoint, as a person responsible for monitoring the management of the Company. Furthermore, as Committee Chair of the Audit & Supervisory Committee and member of the Nomination & Compensation Committee, he contributed to the enhancement of the monitoring functions of the management of the Company, while also actively visiting and auditing business locations as Audit & Supervisory Committee Member.

Director (Audit & Supervisory Committee Member)	Kunio Miura	11/11 meetings held (100%)	11/11 meetings held (100%)

Provided advice and suggestions concerning corporate management from his deep insight backed by his abundant experience in the legal profession as a judge and an Attorney at Law and his extensive knowledge as an outside director and outside audit & supervisory board member of listed companies. He also actively shared his thoughts on matters related to compliance. In addition, at Meetings of Independent Directors, he received information from executives and, based on active related discussion among Independent Directors, provided various kinds of advice and suggestions on business execution from an objective standpoint, as a person responsible for monitoring the management of the Company. Furthermore, he contributed to the enhancement of the monitoring functions of the management of the Company as the Committee Chair of the Compliance Committee, and actively visited and audited business locations as Audit & Supervisory Committee member.

Note: Since Directors Masaaki Kono and Kunio Miura assumed the office of Director on June 24, 2020, eleven (11) Board of Directors meetings and eleven (11) Audit & Supervisory Committee meetings have been held.

4.	Accounting Auditor

(1)	Name of Accounting Auditor KPMG AZSA LLC

(2)	Remuneration and Other Amounts to Accounting Auditor

Category		Amount (Millions of yen)
(a)	Remuneration and other Amounts to be paid as payment to Accounting Auditor by the Company	153
(b)	Total amount of money and other financial interests to be paid by the Company and its subsidiaries	474

Note 1: The audit agreement between the Accounting Auditor and the Company does not separately stipulate and it is practically unable to distinguish between audit remunerations based on the Companies Act and the Financial Instruments and Exchange Act. Hence, the remuneration in (a) above states the aggregate of these two types of payment.

Note 2: The Audit & Supervisory Committee confirms that the scope and content of the Accounting Auditor’s audit plan are reasonable, and that an appropriate and sufficient number of audit days and personnel are provided, with due consideration to ensuring audit quality and efficacy. At the same time, it receives from the directors and other parties explanations of audit remuneration-setting processes and the basis for calculation, etc., of the remuneration estimate after scrutiny of the number of audit days and the audit unit price. It has verified appropriateness and reasonableness in light of actual past audit performance, and gives consent to the audit remuneration, etc. for the Accounting Auditor in accordance with Article 399, Paragraph 1 of the Companies Act.

Note 3: Among the major subsidiaries of the Company, subsidiaries located overseas are audited by auditing firms other than the Accounting Auditor of the Company.

(3)	Description of Non-Auditing Services

The Company entrusts “advisory services relating to business management” to the Accounting Auditor, which are services (non-auditing services) not included in the services under Article 2, Paragraph 1 of the Certified Public Accountants Act.

(4)	Policy for Decisions on Dismissal and Non-Reappointment of Accounting Auditor

If the Company’s Audit & Supervisory Committee determines that any of the provisions of Article 340, Paragraph 1 of the Companies Act applies with respect to the Accounting Auditor, it shall dismiss the Accounting Auditor. Such dismissal shall require the unanimous agreement of all the Audit & Supervisory Committee Members.

Moreover, if it is judged that the Accounting Auditor is incapable of appropriately executing the accounting audit, or if it is judged necessary for another reason, the Audit & Supervisory Committee shall determine the details of a proposal for the dismissal or non-reappointment of the Accounting Auditor, and based on this, the Board of Directors shall submit it as an agenda item to the general meeting of shareholders.

5.	The Company’s Systems and Policies

(1)	System for Ensuring the Propriety of Business Operations

The Company’s basic policy concerning the system for ensuring the propriety of business operations (Internal Control System Basic Policy) is as follows:

(a)	Systems for ensuring compliance with laws and regulations and the Company’s Articles of Incorporation in the performance of duties by Directors and employees

(i) The “Core Values of KOBELCO,” which are the commitments of the Kobe Steel Group (“the Group”) to society determined as the values shared by the entire Group in order to promote the sustainable development of the Group and (ii) the “Six Pledges of KOBELCO Men and Women,” which are determined as a concrete code of conduct for implementation by all employees in the Group, shall be the norms and criteria for compliance. The compliance promotion activities of the Group shall be planned and implemented based on the “KOBELCO Group’s Compliance Program.” The Company shall build a compliance structure with laws, regulations, social norms, etc., that incorporates checks by outside experts at the Company and principal Group Companies, including the establishment of a Compliance Committee — an advisory organ to the Board of Directors that has committee members from outside of the Company — and the introduction of an internal reporting (whistleblowing) system, in which outside lawyers act as designated contact points.

(b)	Establishment of systems for ensuring proper financial reporting

The Company shall establish an in-house structure to ensure proper financial reporting in accordance with the “Regulations for Internal Control over Financial Reporting.”

(c)	Systems regarding the retention and management of information relating to the performance of duties by Directors

The Company shall properly store and manage information relating to the performance of duties by Directors in accordance with the “Regulations Relating to Retention and Management of Information Relating to Performance of Duties by Directors.”

(d)	Rules and other systems for management of risk of loss

The Company shall ensure proper and efficient operations by establishing “Risk Management Regulations.” These regulations are applied when each division extracts individual risk items concerning risks surrounding the business of the Company and formulates measures to prevent the extracted risk items according to the degree of importance and procedures for coping with the risks when they become evident. They also specify the system to monitor risk management. Risk management activities are expanded in tandem with business activities to appropriately address risks that may impair corporate value. The internal audit division shall verify the appropriateness and effectiveness of the systems for risk management.

(e)	Systems for ensuring the efficient performance of duties by Directors

The Company is a company with an Audit & Supervisory Committee. To realize a management structure for which transparency and fairness are further ensured, the Company shall elect outside Directors who are not Audit & Supervisory Committee Members in addition to outside Directors who are Audit & Supervisory Committee Members for the Company’s Board of Directors, which plays a central function in the corporate governance of the Company Group.

The Company also adopts the Business Unit System as a management system to fully display our group’s total capability, such as information sharing or cooperation between business units, in addition to promoting prompt decision-making. Under this system, the Company appoints one director to oversee the materials businesses, one director to oversee the machinery businesses, and one director to oversee the electric power business, and executive officers, who are elected by the Board of Directors, shall execute business under the supervision of the directors. The Company also appoints a director to oversee risk management and a director to oversee quality management for the purpose of reinforcing the monitoring function and governance of the business divisions.

In addition, the Company shall hold meetings of the Executive Council, where managerial directions, including business strategies, and matters presented to the Board of Directors are discussed. The Company shall also establish an Executive Liaison Committee, comprised of Directors, Executive Officers and Executive Technical Officers who execute business and the presidents and executives of affiliated companies designated by the President of the Company, to facilitate the sharing of information on important matters relating to management.

(f)	Systems for ensuring the proper operation of the Group, consisting of the Company and its subsidiaries

In accordance with the “Group Company Management Regulations,” the Company obliges Group Companies to consult with the supervisory division and the head office division of the Company and report important matters when they make important decisions. The Company also strives to manage the entire

Group by requiring Group Companies to obtain prior approval of the Board of Directors and the President of the Company concerning disposal of assets that surpass a certain amount in value.

In addition, the Company issues the Standard Practice for the Group, which provides rules to be minimally introduced within the Group, and each of our subsidiaries is required to establish its own code of conduct in accordance with the Standard Practice for the Group. The Company promotes and provides education on risk management based on the Standard Practice for the Group.

With respect to risks surrounding the Company’s businesses, subsidiaries shall individually address their risks, evaluate the current situation of such addressed risks and draw suitable preventive maintenance policies in accordance with “Risk Management Regulations.”

The Company shall dispatch its employees to its subsidiaries as directors and/or corporate auditors of such subsidiaries, make such directors and/or audit & supervisory board members attend the meetings of board of directors in these subsidiaries, and manage and control management of these subsidiaries.

Furthermore, the Company builds its Group compliance system with laws, regulations, etc., by requiring its subsidiaries to share the “Core Values of KOBELCO” and the “Six Pledges of KOBELCO Men and Women” as a concrete corporate code of conduct, establish compliance committees and undertake other initiatives, such as maintaining an internal reporting (whistleblowing) system, based on the KOBELCO Group’s Compliance Program.

However, with regard to listed companies, the Company shall try not to restrict the original judgment of the corporate managers of such companies, since it is necessary to ensure certain managerial independence of the companies from the Company.

(g)	Matters regarding Directors and employees who assist in the duties of the Audit & Supervisory Committee, and matters regarding the independence of both said Directors and employees from Directors who are not Audit & Supervisory Committee Members; and a system to ensure the effectiveness of instructions from the Audit & Supervisory Committee to the said Directors and employees

The Company organized the Audit & Supervisory Committee Secretariat to support the duties of the Audit & Supervisory Committee. Personnel changes, performance appraisal, and other issues relating to the employees of the secretariat shall require prior discussions with the Audit & Supervisory Committee in order to ensure the independence of the employees from the Directors (excluding Directors who are Audit & Supervisory Committee Members) and the effectiveness of such instructions.

Employees of the Audit & Supervisory Committee Secretariat mainly support the audits by the Audit & Supervisory Committee based on instructions by the Audit & Supervisory Committee in accordance with the “Rule regarding Audits by the Audit & Supervisory Committee.” Directors (excluding Directors who are Audit & Supervisory Committee Members), Executive Officers and employees shall not hinder such support activities by the Audit & Supervisory Committee Secretariat and cooperate to ensure the effectiveness of the audits by the Audit & Supervisory Committee.

(h)	Systems for reporting to the Audit & Supervisory Committee by Directors (excluding Directors who are Audit & Supervisory Committee Members) and employees and other systems regarding reporting to the Audit & Supervisory Committee; systems for reporting to the Audit & Supervisory Committee by Directors and employees of the Company’s subsidiaries; and systems to ensure that a person who has made the said report does not receive unfair treatment due to the making of the said report

Directors (excluding Directors who are Audit & Supervisory Committee Members), Executive Officers and employees shall periodically report the status of performance of duties, important committees, and other matters to the Audit & Supervisory Committee, in addition to matters designated by law. They shall also report each time material risks occur in business activities and the status of response to them, as well as the design and operational effectiveness of internal systems for ensuring proper financial reporting.

Additionally, they shall report the current circumstances of their subsidiaries to the Audit & Supervisory Committee depending on the necessity to do so. The Audit & Supervisory Committee Secretariat and the internal audit division (among departments in charge of audits regarding specific operations with high specialization or peculiarity) report to the Audit & Supervisory Committee current situations regarding the Company’s group compliance and risk management.

Under the “Corporate Code of Ethics,” the Company prohibits retaliation on whistleblowers who inform through the internal reporting system and on employees who make reports to the Audit & Supervisory Committee and shall disseminate this prohibition throughout the Company.

(i)	Policies on prepayment of expenses for the execution of the duties of the Audit & Supervisory Committee, on procedures for repayment and the execution of other relevant duties, and on debt processing

If the Audit & Supervisory Committee requests payment for expenses or debts based on the Companies Act regarding the execution of its duties, the Company will pay for such expenses or debts, except when the Company confirms that the execution of such duties is not necessary.

Regarding the expenses necessary for the Audit & Supervisory Committee to execute their duties, the Company will take appropriate budgetary steps to secure a certain amount that the Audit & Supervisory Committee deems necessary each fiscal year.

(j)	Other systems to ensure effective audits by the Audit & Supervisory Committee

To ensure the effectiveness of audits by the Audit & Supervisory Committee, explanations of annual audit policies and plans of the Audit & Supervisory Committee shall be made at meetings of the Board of Directors and on other occasions. The Company shall improve the audit environment by holding periodic meetings between the Audit & Supervisory Committee and the President and through cooperation with the internal audit division.

Note 1: “Group Companies” cover subsidiaries that receive direct or indirect investment from the Company.

Note 2: The above shows the system implemented in fiscal year 2020. Furthermore, at the meeting of the Board of Directors held on March 29, 2021, the Company resolved to make amendments reflecting revisions to the management structure conducted on April 1, 2021, etc. The new Internal Control System Basic Policy is posted on the Company’s website (https://www.kobelco.co.jp/english/) as reference materials for the 168th Ordinary General Meeting of Shareholders.

(2)	Operational Status of the System for Ensuring the Propriety of Business Operations

The Company is taking measures to develop the System for Ensuring the Propriety of Business Operations, and ensure its proper operation, in line with its basic policy on this system. A summary of the operational status of the system in fiscal year 2020 is as follows.

(a)	Compliance measures

•	Meetings of the Compliance Committee

The Compliance Committee, an advisory body to the Board of Directors, met two (2) times and its activities included reports on the results of activities in the previous fiscal year, and the formulation and approval of targets for the fiscal year.

•	Implementation of the “KOBELCO Group’s Compliance Program”

The Company implemented initiatives focused on “top commitment” and “training,” based on the “KOBELCO Group’s Compliance Program.” In addition, certain domestic Group companies also introduced this program ahead of other companies and conducted diagnoses of the status of activities related to compliance systems, competition law, bribery and corruption prevention, and security trade control.

•	Implementation of compliance training

Compliance training programs to be implemented by the Group were categorized by “level-specific,” “individual laws,” and “role-specific,” in order to create a systematic approach, and these training programs were conducted as planned, albeit with a switch to online training, etc.

•	Monitoring activities and usage of internal reporting (whistleblowing) system

Compliance with competition laws and security trade control laws was regularly monitored. The internal reporting system received 112 reports that were then appropriately addressed. The Compliance Committee received reports on the status of measures to address these reports.

•	Implementation of compliance awareness surveys

In the fiscal year under review, compliance awareness surveys were again conducted at the Company and domestic Group companies, and the results thereof were used to plan compliance promotion activities for fiscal year 2021.

(b)	Risk management

In order to respond appropriately to risks that may damage the Group’s corporate value, the Company has been carrying out Risk Management Activities.

•	Response to high-priority potential risks

Risk management activities for high-priority potential risks that are likely to have a significant impact on the entire Group are promoted under the direction of risk owners (relevant officers). The Board of Directors received reports on factors such as planned activities and the implementation status of activities, and senior management also confirmed the status of related risk management activities.

•	Implementation of risk management activities

Under the direction of risk owners, the chief executor of risk management in each department conducted risk management activities based on a cycle of “identifying and examining risks” → “formulating risk management plans” → “implementing” → “examining” → “reflecting points for improvement the next fiscal year.” The results of these activities are incorporated in plans for the next fiscal year and subsequent fiscal years after executive management has verified them. This system is proactively deployed at all Group companies. Furthermore, from fiscal year 2021, the Company will take steps to enhance the effectiveness of risk management, by moving to a system whereby the Risk Management Committee, which was newly established as an auxiliary body to the Executive Council, will formulate and evaluate basic policies related to risk management as a whole and specific policies related to key risk management issues.

(c)	Measures for ensuring the efficient performance of duties by Directors

The Company conducts an evaluation of the effectiveness of the Board of Directors in order to stimulate discussion at meetings of the Board of Directors and enhance its supervisory function. Surveys and interviews were conducted with each Director, based on the results of the effectiveness evaluation in the previous fiscal year, management issues faced by the Company, and other factors. Then, after discussions at meetings of the Board of Directors, the results of the evaluation were disclosed on the Company’s website, and the Board of Directors Secretariat led efforts to address issues identified.

In addition, the Executive Council met 24 times to hold discussions on matters such as management directions including business strategies. The full-time Audit & Supervisory Committee Members attended meetings of the Executive Council, and steps were taken to enhance supervisory functions by providing information to the Audit & Supervisory Committee. Additionally, Meetings of Independent Directors are also held to share information, as part of efforts to enhance supervisory functions.

(d)	Status of measures to ensure effective audits by the Audit & Supervisory Committee

•	Monitoring by the Audit & Supervisory Committee

The Audit & Supervisory Committee conducted interviews with executive directors, business heads, and Executive Officers, in order to monitor the status of business execution. In addition, members of the Audit & Supervisory Committee also conducted on-site audits at subsidiaries and held interviews with planning and administration departments in business divisions, and companies overseeing operations overseas. The Audit & Supervisory Committee also obtained information from the corporate auditors of subsidiaries concerning the status of their activities.

Furthermore, the Audit & Supervisory Committee will continue to focus on the implementation status of Measures to Prevent a Recurrence of the Misconduct by the Kobe Steel Group, announced in October 2017, and other activities aimed at recovering and enhancing trust in future and preventing this misconduct being forgotten.

•	Status of coordination with the internal control division and Accounting Auditor

The Committee holds regular meetings with the Accounting Auditor, and maintains close relations with them through exchange of opinions on the audit system, planning and implementation status, etc. Reports regarding due progress in audit implementation are also received.

The Audit & Supervisory Committee receives regular briefings on audit policy and planning from the internal audit department, and receive from both the internal audit department and internal control department reports on the implementation status and outcomes of audits of compliance propriety, risk management and other internal control systems.

(3)	Basic policy for parties affecting policy decisions of the Company’s financial and business affairs (“Basic Policy on Corporate Control”)

(a)	Basic policy details

The Company has formed unique business domains over its 110-year history, which extends back to its founding in 1905. The Company’s materials and machinery businesses span especially broad areas, and the diversity of the individual businesses that comprise these business fields has enabled the Company to be the first to harness particular synergies. In addition, these businesses are supported by a wide range of stakeholders, including the Company’s employees who boldly take on challenges in R&D and at our manufacturing sites, business partners and customers in Japan and abroad—mainly in the fields of transportation vehicles, energy and infrastructure—with whom the Company has nurtured relationships of trust over many years.

Furthermore, the Company supplies a wide range of customers with unique and diverse product lineups that encompass its materials businesses’ difficult-to-substitute materials and components and its machinery businesses’ energy efficient and eco-friendly products.

In addition, by providing electricity—a crucial component of social infrastructure— through its electric power business the Company provides services that benefit society. The Company believes it has a significant responsibility to society that it is addressing through these activities.

The Company provides unique and high-value-added products and creates synergistic effects by exchanging and combining technologies among its businesses. This practice has allowed the Company to build up relationships of trust with stakeholders, fulfill the duty of providing social infrastructure, and gain the trust of society. The Company considers these to be the bedrock of its corporate value.

The Company, as a listed company, thinks that any large-scale purchase of the Company’s shares involving a change of its corporate control should be approved if such purchase facilitates the protection and enhancement of its corporate value, which is generated from the sources described above, and, ultimately, the common interests of its shareholders in the course of open stock trading.

However, the Company believes that a party which will have an impact on its financial and business policy decisions must be one that fully understands the sources of its corporate value such as the Company’s management principles and the relationship of mutual trust it shares with its stakeholders, which are necessary and indispensable for the enhancement of corporate value and, ultimately, the common interests of its shareholders. Such a party must also be able to protect and enhance the Company’s corporate value and, ultimately, the common interests of its shareholders as a result.

The Company must therefore strive to secure its corporate value and the common interests of its shareholders by taking appropriate action in accordance with the relevant laws and regulations in response to persons who are engaging in or aim to engage in a large-scale purchase.

(b)	Special initiatives conducive to attaining the Company’s Basic Policy on Corporate Control including the effective application of properties and the formation of an appropriate corporate group

(i)	Initiatives to enhance corporate value by development of management strategies

The Company will focus on achieving “KOBELCO Group Medium-Term Management Plan (FY2021−FY2023)”, in order to enhance corporate value by demonstrating our competitive advantages through the use of the Group’s proprietary technology to solve social issues, including contributing to achieving a green society and contributing to urban planning and manufacturing that are both safe and secure, while also pursuing corporate governance to support these efforts.

As the Company looks to achieve “a world in which people, now and in the future, can fulfill their hopes and dreams while enjoying safe, secure, and prosperous lives,” we will continue to utilize the combination of the Group’s unique characteristics and technology as we aim to enhance corporate value through solutions to social issues, based on the three core business areas of the materials businesses, machinery businesses, and the electric power business.

* With respect to the details of“KOBELCO Group Medium-Term Management Plan (FY2021−FY2023)”, please see the press release section on the Company’s website (https://www.kobelco.co.jp/english/).

(ii)	Initiatives to enhance corporate value through stepped-up corporate governance

The Company considers the strengthening of corporate governance a necessary part of ongoing efforts to improve corporate value.

The Company has worked to strengthen corporate governance through a variety of measures. These include transitioning to a company with an Audit & Supervisory Committee, revising the Board of Directors roster, enhancing supervisory functions by establishing advisory bodies such as the Nomination & Compensation Committee and the Corporate Governance Committee, each with a majority of members from outside the Company, and revising officer compensation plans.

Going forward, the Company, centering on the Corporate Governance Committee, will continue looking for ways to further strengthen corporate governance based on the results of the Board of Directors’ effectiveness evaluation.

(c)	Initiatives to prevent unsuitable parties from having an impact on the Company’s financial and business policy decisions in light of its Basic Policy on Corporate Control

The Company will request that persons who are engaging in or aim to engage in a large- scale purchase provide necessary and sufficient information to allow the shareholders to appropriately determine the question of the large-scale purchase in accordance with relevant laws and regulations from the viewpoint of ensuring its corporate value and the common interests of its shareholders, disclose the opinions of the Board of Directors of the Company, and endeavor to secure necessary time and information for the shareholders to consider such large-scale purchase.

Further, if it is rationally judged that there is a risk of damage to the Company’s corporate value and the common interests of shareholders unless timely defensive measures are implemented, the Company will endeavor to secure its corporate value and the common interests of its shareholders, as an obvious obligation of the Board of Directors entrusted with management of the Company by its shareholders, by promptly deciding the content of the concrete measures deemed most appropriate at the time in accordance with the relevant laws and regulations and executing such measures.

Based on the policy stipulated in (a) hereinabove, the Company believes these initiatives stipulated in (b) and (c) hereinabove meet its corporate value and the common interests of its shareholders and are not aimed at preserving the personal status of its directors.

(4)	Policy on decisions concerning such matters as dividends of surplus

The Company positions the return of profits to shareholders as a key issue for management and works to improve corporate value throughout the Group by operating businesses with a medium- to long-term perspective.

The Company decides on the dividend after duly considering the financial standing of the Company, business performance, future capital needs and other factors. In determining dividend amounts, the Company looks at each period’s business performance and payout ratio, with the aim of paying dividends on a continuous and steady basis in principle.

The Company makes allocations of retained earnings for purposes that include investments necessary for future growth in order to bolster earnings and improve the balance sheet.

For the time being, to conduct profit-sharing commensurate with business performance, the Company shall set the payout ratio to between 15% and 25% of consolidated net income.

The Company’s Articles of Incorporation stipulate that dividends of surplus shall be determined via a resolution of the Board of Directors in accordance with Article 459, Paragraph 1 and Article 460, Paragraph 1 of the Companies Act.

Dividends of surplus shall be distributed by a resolution of the Board of Directors twice a fiscal year on the record dates stipulated in the Articles of Incorporation: once at the end of the interim period and once at fiscal year-end. Payment of dividends on other record dates shall be conducted after establishing the record date at a separate meeting of the Board of Directors.

Note: Amounts shown in this business report are rounded down to the nearest whole unit.

Consolidated Balance Sheets

(As of March 31, 2021)

(Millions of yen)

Item	Amount	Item	Amount
ASSETS		LIABILITIES
Current Assets	1,156,180	Current liabilities	815,747
Cash and deposits	262,345	Notes and accounts payable	382,751
Notes and accounts receivable	313,994	Short-term borrowings	161,803
Securities	55,199	Bonds due within one year	20,572
Merchandise and finished goods	169,717	Accounts payable - other	85,023
Work-in-process	122,114	Income and enterprise taxes payable	9,587
Raw materials and supplies	158,442
Other	76,792	Provision for bonuses	18,655
Allowance for doubtful accounts	(2,427)	Provision for product warranties	15,780
Fixed assets	1,426,693	Provision for loss on construction contracts	18,562
Tangible fixed assets	1,078,619
Buildings and structures	247,469	Provision for loss on guarantees	924
Machinery and equipment	441,128	Provision for customer compensation expenses	1,397
Tools, equipment and fixtures	14,935
Land	134,961	Other	100,688
Construction in progress	240,123	Long-term liabilities	997,750
Intangible fixed assets	36,565	Bonds and notes	61,050
Software	19,538	Long-term borrowings	744,382
Other	17,026	Lease obligations	59,970
Investments and other assets	311,508	Deferred tax liabilities	6,638
Investments in securities	172,415	Deferred tax liabilities on land revaluation	3,251
Long-term loans receivable	3,658
Deferred tax assets	69,262	Net defined benefit liability	84,135
Net defined benefit asset	19,456	Provision for environmental measures	1,799
Other	65,169
Allowance for doubtful accounts	(18,454)	Provision for dismantlement- related expenses	1,620
		Other	34,901
		Total liabilities	1,813,498
		NET ASSETS
		Stockholders’ equity	719,789
		Common stock	250,930
		Capital surplus	102,228
		Retained earnings	368,892
		Treasury stock, at cost	(2,261)
		Accumulated other comprehensive income	(9,427)
		Unrealized gains on securities, net of taxes	15,757
		Deferred gains (losses) on hedges, net of taxes	(13,764)
		Land revaluation differences, net of taxes	(3,406)
		Foreign currency translation adjustments	(4,568)
		Remeasurements of defined benefit plans, net of taxes	(3,444)
		Non-controlling interests	59,013
		Total net assets	769,375
Total assets	2,582,873	Total liabilities and net assets	2,582,873

(Amounts are rounded down to the nearest million yen.)

Consolidated Statements of Income

(From April 1, 2020 to March 31, 2021)

(Millions of yen)

Item	Amount
Net sales		1,705,566
Cost of sales		1,482,378
Gross profit		223,188
Selling, general and administrative expenses		192,789
Operating income		30,398
Non-operating income
Interest and dividend income	4,889
Other	20,116	25,006
Non-operating expenses
Interest expense	11,526
Other	27,690	39,216
Ordinary income		16,188
Extraordinary income
Gain on sale of fixed assets	9,900
Gain on step acquisitions	3,259
Gain on sale of investment securities	2,909	16,069
Extraordinary losses	13,509
Loss on impairment		13,509
Income before income taxes and non-controlling interests		18,748
Income taxes – current	9,585
Income taxes – deferred	(13,490)	(3,904)
Income before non-controlling interests		22,653
Net loss attributable to non-controlling interests		(580)
Net income attributable to owners of the parent		23,234

(Amounts are rounded down to the nearest million yen.)

Non-Consolidated Balance Sheets

(As of March 31, 2021)

(Millions of yen)

Item	Amount	Item	Amount
ASSETS		LIABILITIES
Current Assets	807,636	Current liabilities	619,865
Cash and deposits	140,523	Accounts payable	239,724
Notes receivable	1,336	Short-term borrowings	101,363
Accounts receivable	108,767	Lease obligations	4,716
Lease receivables	454	Bonds due within one year	20,000
Securities	55,199	Accounts payable - other	69,491
Merchandise and finished goods	77,942	Accrued expenses	20,354
Work-in-process	89,825	Income and enterprise taxes payable	592
Raw materials and supplies	107,861	Advances received	121,966
Advance payments - trade	101,170	Deposits received	6,480
Prepaid expenses	3,168	Unearned revenue	269
Short-term loans receivable	75,278	Provision for bonuses	6,606
Accounts receivable - other	32,712	Provision for product warranties	4,650
Other	13,439	Provision for loss on construction contracts	15,293
Allowance for doubtful accounts	(45)
Fixed assets	1,009,814	Provision for environmental measures	1,273
Tangible fixed assets	571,739
Buildings	91,259	Provision for customer compensation expenses	1,260
Structures	46,685
Machinery and equipment	283,896	Other	5,821
Vehicles	899	Long-term liabilities	679,340
Tools, equipment and fixtures	7,366	Bonds and notes	60,000
Land	65,272	Long-term borrowings	534,585
Construction in progress	76,358	Lease obligations	39,630
Intangible fixed assets	14,734	Provision for retirement benefits	36,142
Software	12,952	Provision for environmental measures	1,058
Right of using facilities	326
Other	1,455	Provision for dismantlement- related expenses	1,620
Investments and other assets	423,340
Investments in securities	73,836	Asset retirement obligations	738
Shares of subsidiaries and associates and investments in capital		Other	5,563
	194,965	Total liabilities	1,299,205
		NET ASSETS
Long-term loans receivable	107,431	Stockholders’ equity	507,565
Prepaid pension cost	17,836	Common stock	250,930
Deferred tax assets	19,726	Capital surplus	100,789
Other	14,688	Legal capital surplus	100,789
Allowance for doubtful accounts	(5,144)	Retained earnings	157,148
		Other retained earnings	157,148
		Reserve for special depreciation	129
		Reserve for advanced depreciation of fixed assets	1,925
		Retained earnings brought forward	155,093
		Treasury stock, at cost	(1,302)
		Valuation and translation adjustments	10,680
		Unrealized gains on securities, net of taxes	11,191
		Deferred gains (losses) on hedges, net of taxes	(511)
		Total net assets	518,245
Total assets	1,817,450	Total liabilities and net assets	1,817,450

(Amounts are rounded down to the nearest million yen.)

Non-Consolidated Statements of Income

(From April 1, 2020 to March 31, 2021)

(Millions of yen)

Item	Amount
Net sales		924,648
Cost of sales		863,277
Gross profit		61,370
Selling, general and administrative expenses		74,581
Operating loss		(13,210)
Non-operating income
Interest and dividend income	21,023
Other	15,483	36,506
Non-operating expenses
Interest expense	5,941
Other	24,989	30,930
Ordinary loss		(7,634)
Extraordinary income
Gain on sale of fixed assets	2,781
Gain on sale of shares of subsidiaries and associates	5,386	8,167
Extraordinary losses
Loss on impairment	2,912
Loss on valuation of shares of subsidiaries and associates	2,313	5,225
Loss before income taxes		(4,691)
Income taxes – current	(5,877)
Income taxes – deferred	(6,702)	(12,580)
Net income		7,888

(Amounts are rounded down to the nearest million yen.)

Assets and Results of Operations of the Company

Category		165th Business Term (Fiscal year 2017)	166th Business Term (Fiscal year 2018)	167th Business Term (Fiscal year 2019)	168th Business Term (Fiscal year 2020)
Net sales	(Millions of yen)	1,041,923	1,073,791	995,447	924,648
Operating income (loss)	(Millions of yen)	32,121	2,321	(22,163)	(13,210)
Ordinary income (loss)	(Millions of yen)	44,449	11,940	(14,269)	(7,634)
Net income (loss)	(Millions of yen)	43,468	14,345	(48,759)	7,888
Net income (loss) per share	(yen)	119.77	39.52	(134.22)	21.70
Total assets	(Millions of yen)	1,625,714	1,640,872	1,681,347	1,817,450
Net assets	(Millions of yen)	556,715	554,841	497,759	518,245
Net assets per share	(yen)	1,534.02	1,528.60	1,369.87	1,426.27

Note: The Partial Amendments to Accounting Standard for Tax Effect Accounting (Accounting Standards for Business Enterprises No. 28, February 16, 2018) has been applied from the beginning of the 166th business term, and accordingly the amount of total assets for the 165th business term is retroactively adjusted.

Consolidated Statements of Changes in Net Assets

(From April 1, 2020 to March 31, 2021)

(Millions of yen)

	Stockholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock, at cost	Total stockholders’ equity
Balance as of April 1, 2020	250,930	102,350	345,660	(2,261)	696,678
Amount of change
Net income attributable to owners of the parent			23,234		23,234
Purchase of treasury stock				(2)	(2)
Disposal of treasury stock			(1)	1	0
Changes in stockholders interest due to transaction with non-controlling interests		(121)			(121)
Increase due to changes in scope of consolidation			(1)		(1)
Change in treasury shares arising from change in equity in entities accounted for using equity method				2	2
Net changes other than stockholders’ equity
Total changes	－	(121)	23,231	0	23,111
Balance as of March 31, 2021	250,930	102,228	368,892	(2,261)	719,789

	Accumulated other comprehensive income						Non- controlling interests	Total net assets
	Unrealized gains on securities, net of taxes	Deferred gains (losses) on hedges, net of taxes	Land revaluation differences, net of taxes	Foreign currency translation adjustments	Remeasure- ments of defined benefit plans, net of taxes	Total Accumulated other comprehensive income
Balance as of April 1, 2020	1,485	(15,873)	(2,995)	(1,984)	(20,430)	(39,797)	59,487	716,369
Amount of change
Net income attributable to owners of the parent								23,234
Purchase of treasury stock								(2)
Disposal of treasury stock								0
Changes in stockholders interest due to transaction with non-controlling interests								(121)
Increase due to changes in scope of consolidation								(1)
Change in treasury shares arising from change in equity in entities accounted for using equity method								2
Net changes other than stockholders’ equity	14,272	2,108	(411)	(2,584)	16,985	30,370	(474)	29,895
Total changes	14,272	2,108	(411)	(2,584)	16,985	30,370	(474)	53,006
Balance as of March 31, 2021	15,757	(13,764)	(3,406)	(4,568)	(3,444)	(9,427)	59,013	769,375

(Amounts are rounded down to the nearest million yen.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Important Matters Forming the Basis of the Preparation of Consolidated Financial Statements

1.	Matters Concerning the Scope of Consolidation

Kobe Steel, Ltd. (the “Company”) has 212 subsidiaries, of which 175 subsidiaries are included in the scope of consolidation (the “Kobe Steel Group”). Names of major consolidated subsidiaries are as follows.

Nippon Koshuha Steel Co., Ltd., Kobelco Wire Company, Ltd., Kobelco Engineered Construction Materials Co., Ltd., Kobelco Logistics, Ltd., Shinko Bolt, Ltd., Shinko Engineering & Maintenance Co., Ltd., Tesac Shinko Wire Rope Co., Ltd., Kobelco Automotive Aluminum Rolled Products (China) Co., Ltd., Kobe Precision Technology Sdn. Bhd., Kobelco & Materials Copper Tube, Ltd., Kobe Aluminum Automotive Products (China) Co., Ltd., Kobe Aluminum Automotive Products, LLC, Kobelco Aluminum Products & Extrusions Inc., Kobelco & Materials Copper Tube (Thailand) Co., Ltd., Kobelco & Materials Copper Tube (M) Sdn. Bhd., Kobe Welding of Qingdao Co., Ltd., Kobelco Welding of Korea Co., Ltd., Kobelco Compressors Corporation, Shinko Engineering Co., Ltd., Wuxi Compressor Co., Ltd., Kobelco Compressors Manufacturing (Shanghai) Corporation, Kobelco Industrial Machinery India Pvt. Ltd., Quintus Technologies AB, Kobelco Compressors America, Inc., Kobelco Eco-Solutions Co., Ltd., Kobelco Eco-Maintenance Co., Ltd., Midrex Technologies, Inc., Kobelco Construction Machinery Co., Ltd., Kobelco Construction Machinery Japan Co., Ltd., Toyosugiue Co., Ltd., Kobelco Construction Machinery (China) Co., Ltd., Chengdu Kobelco Construction Machinery Financial Leasing Ltd., Hangzhou Kobelco Construction Machinery Co., Ltd., Kobelco Construction Machinery Southeast Asia Co., Ltd., Kobelco Construction Equipment India Pvt. Ltd., Kobelco Construction Machinery Europe B.V., Kobelco International (S) Co., Pte. Ltd., Pt. Daya Kobelco Construction Machinery Indonesia, Kobelco Construction Machinery USA, Inc., Kobelco Power Kobe Inc., Kobelco Power Moka Inc., Kobelco Power Kobe No. 2, Inc., Kobelco Research Institute, Inc., Kobelco (China) Holding Co., Ltd., Kobe Steel USA Holdings Inc.

For fiscal year 2020, 3 companies, including Wuxi Compressor Co., Ltd. are newly consolidated and 3 companies, including Kobelco Steel Tube Co., Ltd. are excluded from the scope of consolidation due to the transfer of shares, etc.

37 non-consolidated subsidiaries, including Kobe EN&M Vietnam Co., Ltd., are excluded from the scope of consolidation because the aggregated amounts of their total assets, sales, net income (corresponding to amount of equity interest), retained earnings (corresponding to amount of equity interest) and other indicators are insignificant compared to those of the consolidated companies.

2.	Matters Concerning the Application of the Equity Method

Of the 37 non-consolidated subsidiaries and 50 affiliates, 38 companies are accounted for by the equity method. Names of major companies accounted for by the equity method are as follows.

Kansai Coke and Chemicals Company, Limited., Kobelco Angang Auto Steel Co., Ltd., Ulsan Aluminum, Ltd., PRO-TEC Coating Company, LLC, Kobelco Millcon Steel Co., Ltd., Osaka Titanium Technologies Co., Ltd., Japan Aeroforge, Ltd., Hokuto Co., Ltd., Shinsho Corporation, Shinko Lease Co., Ltd., Shinko Real Estate Co., Ltd.

For fiscal year 2020, 2 companies, including Hokuto Co., Ltd., are newly accounted for by the equity method and 2 companies, including Wuxi Compressor Co., Ltd., are excluded from the application of equity method mainly due to making it a subsidiary through acquisition of additional shares.

37 non-consolidated subsidiaries, including Kobe EN&M Vietnam Co., Ltd., and 12 affiliates, including J&T Welding Supply Co., Ltd., are not accounted for by the equity method because the aggregated amounts of their net income (corresponding to amount of equity interest), retained earnings (corresponding to amount of equity interest) and other indicators are insignificant compared to those of the consolidated companies and companies accounted for by the equity method.

3.	Matters Concerning Accounting Policies

(1)	Basis and method for valuation of significant assets

A.	Basis and method for valuation of securities Available-for-sale securities

i)	Securities with market quotations	Fair value basis, based on the market price etc. on the balance sheet date (with unrealized gains or losses, net of applicable taxes, stated in a separate component of net assets and cost of securities sold is primarily determined using the moving average method).
ii)	Securities without market quotations	Cost basis, determined mainly using the moving average method.

B.	Basis for valuation of derivatives Fair value basis

C.	Basis and method for valuation of inventories

Cost basis, determined principally by the average method for inventories in the Steel & Aluminum Business, Advanced Materials Business (except for cast forged steel products), Welding Business and Electric Power Business, and by the specific identification method for cast forged steel products in the Advanced Materials Business and inventories in the Machinery Business, Engineering Business and Construction Machinery Business (the book value on the balance sheets may be written down to market value due to decline in the profitability).

(2)	Depreciation and amortization method for significant depreciable assets

a)	Tangible fixed assets

i)	Owned fixed assets	Primarily by the straight-line method.
ii)	Leased assets
-	Under finance leases that transfer ownership of the leased assets
By the same method as the owned fixed assets.
-	Under finance leases that do not transfer ownership of the leased assets
By the straight-line method over the respective lease term (equal to estimated useful lives) with no residual value.

b)	Intangible fixed assets	Primarily by the straight-line method. For software for internal use, by the straight-line method over the estimated internal use lives (primarily 5 years).

(3)	Basis for recognition of significant allowances and provisions

a)	Allowance for doubtful accounts

To provide for potential losses on doubtful accounts, allowance is made at an amount based on the actual bad debt ratio in the past for normal accounts, and estimated uncollectible amounts based on specific collectability assessments for certain individual receivables, such as those with a possibility of default.

b)	Provision for bonuses

To provide for employee bonus payments, provision is made based on the estimated amounts to be paid.

c)	Provision for product warranties

To provide for after-sales and after-construction and delivery warranty cost payments, mainly for steel castings and forgings as well as titanium products in the Advanced Materials Business, Machinery Business, Engineering Business and Construction Machinery Business, provision is made at an estimated amount attributable to the fiscal year 2020 based on the actual warranty cost to sales ratio in the past, plus specifically estimated amount attributable to the fiscal year 2020 for certain individual cases.

d)	Provision for loss on construction contracts

To provide for future losses on construction contracts, mainly for steel castings and forgings as well as titanium products in the Advanced Materials Business, Machinery Business and Engineering Business, provision is made based on an estimated loss on construction contracts outstanding at the end of the fiscal year 2020.

e)	Provision for loss on guarantees

Provision for future loss on guarantees is based on an estimate of total loss at the end of the fiscal year 2020, considering the financial position, etc. of the guaranteed parties on a case- by- case basis.

f)	Provision for dismantlement related expenses

For expenses expected to arise from dismantlement of equipment in relation to construction of the power station at the Kobe Wire Rod & Bar Plant, provision is made at an estimated amount at the end of the fiscal year 2020.

g)	Provision for customer compensation expenses

For expenses related to a response to the misconduct that through data falsification and/or fabrication of inspection results, products that did not meet, among others, public standards or customer specifications were shipped or provided to customers as if they had met these requirements, including compensation for product exchanges and investigations carried out by customers, etc., provision is made at an estimated amount at the end of the fiscal year 2020.

h)	Provision for environmental measures

For the cost of PCB waste treatment required by “Law Concerning Special Measure against Promotion of Proper Treatment of Polychlorinated Biphenyl (PCB) Waste” and others, provision is made at an estimated amount at the end of the fiscal year 2020.

(4)	Accounting method for retirement benefits

To provide for payments of retirement benefits to employees, the amount of retirement benefit obligations net of the amount of plan is established assets based on the amount expected at the end of the fiscal year 2020.

In determining retirement benefit obligations, the benefit formula basis is adopted as the attribution method of the projected retirement benefit obligations.

Prior service costs are charged to income mainly using the straight-line method based on the average remaining service period of the employees.

Actuarial differences are charged to income from the period following the period in which it arises mainly using the straight-line method based on the average remaining service period of the employees.

Unrecognized prior service costs and unrecognized actuarial differences, net of applicable taxes, are stated in “Remeasurements of defined benefit plans, net of taxes” in accumulated other comprehensive income under net assets.

(5)	Basis for recognition of revenue and expenses

Regarding revenues and expenses concerning construction contracts, they are recognized by applying the percentage of completion method where the outcome of the contract up to the end of the fiscal year 2020 can be estimated reliably (with the estimate of percentage of completion based on the cost-to-cost method), or in case of not being estimated reliably, by applying the completed contract method.

(6)	Basis for translation of significant assets and liabilities denominated in foreign currencies into Japanese yen

Monetary receivables and payables denominated in foreign currencies are translated into Japanese yen at the spot exchange rates as of the consolidated balance sheet date, except for those hedged by foreign currency exchange contracts, with the resulting gains and losses recognized in income.

Assets and liabilities of consolidated foreign subsidiaries are translated into Japanese yen at the spot exchange rates as of the balance sheet date and revenues and expenses are translated into Japanese yen at average rates for the period, with the resulting gains and losses included in “Foreign currency translation adjustments” under net assets and “Non-controlling interests”.

(7)	Principal method for hedge accounting

A.	Method for hedge accounting	Deferred hedge method is applied.
Assigning method is applied to monetary receivables and payables denominated in foreign currencies that are specifically covered by foreign currency exchange contracts and qualify for such assigning.
Exceptional method is applied to interest rate swaps that meet specific matching criteria and qualify for such accounting.

B.	Hedging instruments and hedged items
a)	Hedging instruments	Foreign currency exchange contracts, interest rate swap contracts and commodity forward contracts
b)	Hedged items	Assets and liabilities exposed to losses from market fluctuations related to foreign exchange rates, interest rates and trading of bare metal such as aluminum (including those expected from forecasted transactions).

C.	Hedging policy and method for assessing the hedge effectiveness
The Group uses hedge transactions to reduce the risks from market fluctuations and do not enter into hedge transactions for speculative purposes.
The Company assesses the hedge effectiveness in accordance with its internal rules.
The consolidated subsidiaries assess the hedge effectiveness in accordance with similar internal rules through the Company’s responsible division or the subsidiary’s own responsible division.

<Hedge accounting for which the “Treatment of Hedge Accounting for Financial Instruments that Reference LIBOR” is applied>

Of the above hedge-related items, the Company has applied the exceptional treatment defined in the “Treatment of Hedge Accounting for Financial Instruments that Reference LIBOR” (Practical Issues Task Force (PITF) No. 40 of September 29, 2020) to all hedge- related items included in the applicable scope of this Practical Solution. The details of the hedge-related items to which this Practical Solution is applied are as follows.

Method for hedge accounting	Exceptional method is applied to interest rate swaps.
Hedging instruments	Interest rate swap contracts
Hedged items	Long-term borrowings
Type of hedge transaction	Transactions that fix cash flows

(8)	Method for amortization of goodwill

Goodwill is amortized using the straight-line method (or immediately charged to income if immaterial) over the practically estimated effective periods where estimable during the period in which it arises, or otherwise, over five years.

(9)	Accounting for consumption taxes

The tax-exclusion method is applied for the consumption tax and the local consumption tax.

(10)	Application of consolidated taxation system Consolidated taxation system is applied.

(11)	Treatment of tax effect accounting for the transition from the consolidated taxation system to the group tax sharing system

With regards to the transition to the group tax sharing system, which was instituted by the Act for Partial Amendment of the Income Tax Act, etc. (Act No. 8 of 2020), and the items for which the non-consolidated taxation system has been reviewed in line with the transition to the group tax sharing system, in accordance with Paragraph 3 of Practical Solution on the Treatment of Tax Effect Accounting for the Transition from the Consolidated Taxation System to the Group Tax Sharing System (Practical Issues Task Force (PITF) No.39, March 31, 2020), the Company and some of its domestic consolidated subsidiaries have applied the provisions of the pre-amendment tax law to deferred tax assets and liabilities, instead of the provisions of Paragraph 44 of Implementation Guidance on Tax Effect Accounting (ASBJ Guidance No.28, February 16, 2018).

Notes Regarding Accounting Estimates

1.	Impairment of fixed assets

Regarding fixed assets, if the Group judges that there is an indication of impairment, such as continuous operating losses, the Group estimates future recoverability and assesses whether or not it must recognize an impairment loss. If the undiscounted total amount of future cash flows that will be generated by the asset group is below the book value of the fixed asset, the Group recognizes an impairment loss.

In the fiscal year under review, the Group recorded impairment losses of 13,509 million yen. A breakdown thereof is provided in “Notes to Consolidated Statements of Income 2. Loss on impairment.”

In addition, the book value of fixed assets at the end of the fiscal year under review was 1,115,185 million yen (1,078,619 million yen for tangible fixed assets and 36,565 million yen for intangible fixed assets), including multiple asset groups for which the Group did not recognize an impairment loss despite there being an indication of impairment. The main asset groups to which this applies were as follows.

< Construction Machinery Business >

The Group judged that there was an indication of impairment for fixed assets used in the businesses of Kobelco Construction Machinery Co., Ltd., a subsidiary of the Company in the Construction Machinery Business, as a result of continuous operating losses caused by increasingly fierce competition overseas, lower profitability on exports owing to fluctuations in foreign exchange rates, lower demand owing to the novel coronavirus infection, and other factors. In future business plans, the Group has incorporated certain assumptions, including an improvement in sales prices and an increase in units sold based on capturing overseas demand, which is expected to increase, primarily in emerging markets. The undiscounted total amount of future cash flows estimated based on business plans formulated under these assumptions exceeded the book value of the fixed assets of 58,632 million yen (55,291 million yen for tangible fixed assets and 3,340 million yen for intangible fixed assets), and therefore the Group did not recognize an impairment loss.

If there are significant changes to the assumptions for these estimates, such as a large divergence between assumptions set when estimates were made and actual results, and future cash flows underperform as a result, the Group may recognize an impairment loss in the next consolidated fiscal year.

2.	Deferred tax assets

The Group recorded 69,262 million yen in “deferred tax assets” under “investments and other assets” in “fixed assets” on the consolidated balance sheets for deductible temporary differences, tax losses carried forward, etc. with a high possibility of being deducted from future taxable income.

The Group has estimated taxable income over a certain future period based on the Medium- Term Management Plan and other business plans that management has judged to be appropriate, and has also made judgments about when specific deductible temporary differences are expected to be reversed. As such, the Group has judged that the possibility of recovery is high for deferred tax assets pertaining to deductible temporary differences expected to be reversed within a certain period, etc. In addition, the Group formulates business plans based on the assumptions provided in “Additional Information, Approach to the impact of the novel coronavirus infection when forming accounting estimates.”

If projections of future taxable income fluctuate significantly as a result of the renewed expansion of the impact of the novel coronavirus infection, an emergence of uncertainties that impact the Group’s demand fields, i.e., a prolonging of the global semiconductor shortage, or other factors, and the recoverability of deferred tax assets fluctuates significantly as a result, there may be a material impact on the recorded amount of deferred tax assets in the next consolidated fiscal year.

Additional Information

Introduction of a Board Benefit Trust (BBT) for Directors

The Company introduced a new stock compensation plan, a “Board Benefit Trust (BBT)”, to more clearly link the compensation of Directors (excluding Outside Directors and Directors who are Audit & Supervisory Committee Members) and Executive Officers to the Company’s performance and the value of its stock, and in order to encourage the Directors to contribute to improve medium- to long-term business performance and enhance corporate value.

The accounting method regarding the BBT agreement complies with the Practical Solution on Transactions of Delivering the Company’s Own Stock to Employees etc. through Trusts (Practical Issues Task Force (PITF) No. 30, March 26, 2015).

1)	Overview of transactions

This plan is a stock compensation plan under which money contributed by the Company is used as funds to acquire the Company’s shares through a trust. With regard to Directors and Executive Officers (hereinafter “Directors and Other Executives”), in accordance with the director stock benefit rules established by the Company, the Company’s shares (hereinafter the “Company’s Shares and Money”) and the cash equivalent to the amount converted from the market price of the Company’s Shares are provided through the trust.

In addition, Directors and Other Executives shall receive the Company’s Shares and Money in principle every three years on a fixed date during the trust period.

2)	Kobe Steel stock remaining in the Trust

The Company’s stock remaining in the trust is posted as treasury stock in a part of net assets based on the book value (excludes amounts for incidental expenses). The corresponding treasury stock’s book value at the end of the fiscal year under review was 681 million yen for 758 thousand shares.

Approach to the impact of the novel coronavirus infection when forming accounting estimates It is difficult to forecast how the novel coronavirus infection will spread in future, when it will recede, etc., but when forming accounting estimates of the recoverability of deferred tax assets and other factors, the Group has assumed that, based on information available at the time of writing, the impact of the decline in production and order volume on the Group has largely been resolved, with the exception of certain demand fields, such as the industrial machinery sector, where the recovery in appetites for capital investment has been delayed, and the aircraft sector, where the market is expect to perform poorly for some years.

Notes to Consolidated Balance Sheets

1.	Assets Pledged as Collateral and Collateralized Debt

(1)	Assets pledged as collateral
	Tangible fixed assets	206,371 million yen
	Other	43,259
	Total	249,631

(2)	Collateralized debt
	Short-term borrowings	7,320 million yen
	Long-term borrowings	196,270
	Total	203,591

2.	Accumulated Depreciation of Tangible Fixed Assets	2,569,794 million yen

3.	Guarantee Liabilities

(1)	Guarantees of loans from financial institutions are provided to companies other than consolidated companies.

Kobelco Millcon Steel Co., Ltd.	11,898 million yen
Japan Aeroforge, Ltd.	2,200
Kobelco Angang Auto Steel Co., Ltd.	1,732
Other (16 companies and other)	2,004	*
Total	17,837

The above includes activities similar to guarantees (268 million yen).

*Of which, 6,037 million yen is covered by reassurances from other companies.

Kobelco Construction Machinery (China) Co., Ltd., which is a consolidated subsidiary of the Company, sells construction machinery to customers through sales agents or leasing companies. Sales agents pledge guarantees to buy construction machinery, pledged as collateral at the amounts of the balance on bank loans or future minimum lease payments. Kobelco Construction Machinery (China) Co., Ltd. pledges reassurance for this guarantee. The balances of the reassurance were 15,092 million yen at the end of fiscal year 2020.

(2)	Trade notes receivable discounted	205 million yen

(3)	Trade notes receivable endorsed	86 million yen

(4)	Repurchase obligation accompanying securitization of receivables	5,484 million yen

Notes to Consolidated Statements of Income

1.	Gain on sale of fixed assets

Gain on sale of fixed assets is due to the sale of land, etc.

2.	Loss on impairment

The Company and the Group recorded loss on impairment (13,509 million yen) on the following assets group. The breakdown of loss on impairment is as follows: buildings and structures (1,586 million yen); machinery and equipment (6,269 million yen); tools, equipment and fixtures (361 million yen); land (4,110 million yen); construction in progress (965 million yen); software (212 million yen); and “other” under intangible fixed assets (2 million yen).

Use	Location and number	Type and amount (millions of yen)
Assets for manufacturing special steel products (Nippon Koshuha Steel Co., Ltd.)	Imizu-shi, Toyama Prefecture 1 time	Machinery and equipment, etc. 9,788
Assets to be disposed	Nada-ku, Kobe-shi and another location 2 times in total	Machinery and equipment, etc. 1,533
Assets for titanium business*	Takasago-shi, Hyogo Prefecture and another location 2 times in total	Machinery and equipment, etc. 1,218
Assets for other business, etc.	Takasago-shi, Hyogo Prefecture and other locations 5 times in total	Machinery and equipment, etc. 968

*Includes assets for manufacturing forged titanium products, assets for manufacturing pure titanium, and jointly used assets

The Group conduct grouping per business location for business assets to recognize losses on impairment in principle, while considering the status of ongoing management of profit and loss and cash-generating units. In addition, idle assets are grouped individually.

The recoverable value of an asset is measured based on its value in use, etc., which is obtained by discounting the future cash flows mainly using a discount rate of 6%.

The circumstances that led to the recognition of loss on impairment by each major asset group are as follows.

(1)	Assets for manufacturing special steel products (Nippon Koshuha Steel Co., Ltd.) Book values (17,193 million yen) were reduced to respective recoverable values, and such reductions were recorded as loss on impairment (9,788 million yen) under extraordinary losses due to a general worsening of demand conditions across the product sectors of tool steel, special alloy, bearing steel.

(2)	Assets to be disposed

Book values (1,652 million yen) were reduced to respective recoverable values, and such reductions were recorded as loss on impairment (1,533 million yen) under extraordinary losses due to the decision to partially dispose of facilities belonging to Kobe Wire Rod & Bar Plan etc.

(3)	Assets for titanium business

Book values (1,218 million yen) were reduced to respective recoverable values, and such reductions were recorded as loss on impairment (1,218 million yen) under extraordinary losses due to the decrease in profitability resulting from equipment productivity continuously being at a low level.

(4)	Assets for other business, etc.

Book values (1,008 million yen) were reduced to respective recoverable values, and such reductions were recorded as loss on impairment (968 million yen) under extraordinary losses due to the decrease in profitability resulting from the deterioration of the order environment and other factors.

Notes to Consolidated Statements of Changes in Net Assets

1.	Type and Total Number of Shares Issued at the End of Fiscal Year 2020

Common stock	364,364,210 shares

2.	Matters Concerning Dividends

(1)	Dividends paid Not applicable.

(2)	Dividends with the record date in fiscal year 2020 and the effective date in fiscal year 2021

At a meeting of the Board of Directors to be held on May 17, 2021, the Company intends to submit an agenda item concerning the payment of a dividends on common stock as follows.

1) Total dividends 2) Dividends per share 3) Record date 4) Effective date	3,641 10.0 March 31, 2021 June 24, 2021	million yen yen

The Company intends for the source of dividends to be retained earnings.

Notes on Financial Instruments

1.	Matters Concerning Status of Financial Instruments

The Kobe Steel Group raises long-term funds mainly by bank loans and issuance of bonds based on its capital budget as well as its investment and loan plan. For short-term capital needs, the Kobe Steel Group raises funds mainly by bank loans and commercial paper in relation to its projected income and working capital. The Kobe Steel Group invests temporary excess cash in secure financial assets.

Notes and accounts receivable are exposed to the credit risks of customers. In order to manage these risks, the Company follows its internal credit management rules and the consolidated subsidiaries follow similar rules. Investments in securities consist principally of the shares of customers and are exposed to the risk of changes in quoted market prices, etc. Quoted market prices of securities are regularly monitored and reported to the Board of Directors.

Notes and accounts payable and borrowings are exposed to liquidity risk related to financing. The Company controls financial plans at the group level to manage the risk.

Derivative transactions are utilized to avoid the risks from market fluctuations related to foreign exchange rates, interest rates and trading of aluminum bare metal etc. and the Group does not enter into derivative transactions for speculative purposes. In order to manage these risks, the Company follows its internal rules and the consolidated subsidiaries follow similar rules.

2.	Matters concerning fair value of financial instruments

Carrying amount of financial instruments on the consolidated balance sheets, fair value and the difference as of March 31, 2021 are as follows.

(Millions of yen)

	Carrying amount *1	Fair value *1	Difference
(1) Cash and deposits	262,345	262,345	－
(2) Notes and accounts receivable - trade	313,994	313,994	－
(3) Securities
Available-for-sale securities (negotiable certificates of deposit)	55,199	55,199	－
(4) Investments in securities
a) Securities of subsidiaries and affiliates	11,783	13,406	1,622
b) Available-for-sale securities	68,862	68,862	－
(5) Notes and accounts payable	(382,751)	(382,751)	－
(6) Short-term borrowings	(161,803)	(166,346)	(4,542)
(7) Bonds and notes due within one year	(20,572)	(20,704)	(132)
(8) Accounts payable-other	(85,023)	(85,023)	－
(9) Bonds and notes	(61,050)	(61,108)	(58)
(10) Long-term borrowings	(744,382)	(700,877)	43,504
(11) Lease obligations (long-term liabilities)	(59,970)	(58,524)	1,445
(12) Derivative transactions *2
a) Hedge accounting not applied	(1,148)	(1,148)	－
b) Hedge accounting applied	(17,830)	(17,830)	－

*1 Liabilities are presented with parentheses ( ).

*2 Assets and liabilities arising from derivative transactions are presented after offsetting and with parentheses ( ) if the offset results in a liability.

Note 1: Methods used to determine fair value of financial instruments and matters concerning securities and derivative transactions

(1)	Cash and deposits, (2) Notes and accounts receivable-trade and (3) Securities The carrying amounts approximate fair values because of the short maturities of these instruments.

(4)	Investments in securities

Based mainly on quoted market prices, etc.

(5)	Notes and accounts payable, (6) Short-term borrowings and (8) Accounts payable- other

The carrying amounts approximate fair values because of the short maturities of these instruments.

The fair values of long-term borrowings due within one year which are included in short-term borrowings (with a carrying amount of 88,959 million yen) are determined using the same method as (10) Long-term borrowings.

(7)	Bonds and notes due within one year and (9) Bonds and notes Based mainly on quoted market prices.

(10)	Long-term borrowings and (11) Lease obligations (long-term liabilities)

The fair values are determined based on the present value by discounting the sum of principal and interest by the assumed rate which would be applied if a similar new borrowing or lease payments were entered into. The fair values of floating rate long-term borrowings hedged by interest rate swaps that qualify for hedge accounting and meet specific matching criteria for an exceptional method, are calculated by discounting the sum of principal and interest, including the differential paid or received under the swap agreements, by the reasonably estimated rate which would be applied if a similar new borrowing were entered into.

(12)	Derivative transactions

For foreign currency exchange contracts, the fair values are determined based on forward foreign exchange rate. For interest rate swaps and currency swaps, the fair values are determined based on quotes obtained from counterparty financial institutions. For commodity forward contracts, the fair values are determined based on commodity futures price.

For certain foreign currency exchange contracts for which the “assigning” method is applied, the fair values are included in the fair values of the hedged accounts receivable and accounts payable (see (2), (5) and (8) above).

For interest rate swaps for which the “exceptional” method is applied, the fair values are included in the fair values of the hedged long-term borrowings (see (10) above).

Note 2:   Non-listed equity securities (with carrying amount of 91,769 million yen) are not included in (4) Investments in securities a) Securities of subsidiaries and affiliates and b) Available-for-sale securities, as it is extremely difficult to determine their fair value since there is no market price and future cash flows cannot be estimated.

Notes on Per Share Information

Net assets per share	1,958.57 yen
Net income per share	64.05 yen

Note:	The Company’s shares (posted as treasury stock in stockholders’ equity) remaining in the trust related to the Board Benefit Trust (BBT) plan posted as treasury stock in stockholders’ equity are included in treasury stock. These are excluded from the calculation of the number of shares at the end of the period and the average number of shares during the period when calculating net assets per share and net income per share.

The number of such shares at the end of the period excluded from the calculation of net assets per share for this fiscal year was 758 thousand shares, while the average number of shares during the period excluded from the calculation of net income per share for this fiscal year was 758 thousand shares.

(Amounts are rounded down to the nearest million yen.)

Non-Consolidated Statements of Changes in Net Assets

(From April 1, 2020 to March 31, 2021)

(Millions of yen)

	Stockholders’ equity
	Common stock	Capital surplus		Retained earnings				Treasury stock, at cost	Total stock- holders’ equity
		Legal capital surplus	Total capital surpluses	Other retained earnings			Total retained earnings
				Reserve for special depreciation	Reserve for advanced depreciation of fixed assets	Retained earnings brought forward
Balance as of April 1, 2020	250,930	100,789	100,789	190	2,096	146,974	149,261	(1,301)	499,679
Amount of change
Reversal of reserve for special depreciation				(60)		60	－		－
Reversal of reserve for advanced depreciation of fixed assets					(171)	171	－		－
Net income						7,888	7,888		7,888
Purchase of treasury stock								(2)	(2)
Disposal of treasury stock						(1)	(1)	1	0
Net changes other than stockholders’ equity
Total changes	－	－	－	(60)	(171)	8,119	7,887	(1)	7,885
Balance as of March 31, 2021	250,930	100,789	100,789	129	1,925	155,093	157,148	(1,302)	507,565

	Valuation and translation adjustments			Total net assets
	Unrealized gains on securities, net of taxes	Deferred gains (losses) on hedges net of taxes	Total valuation and translation adjustments
Balance as of April 1, 2020	(1,471)	(448)	(1,920)	497,759
Amount of change
Reversal of reserve for special depreciation				－
Reversal of reserve for advanced depreciation of fixed assets				－
Net income				7,888
Purchase of treasury stock				(2)
Disposal of treasury stock				0
Net changes other than stockholders’ equity	12,662	(62)	12,600	12,600
Total changes	12,662	(62)	12,600	20,486
Balance as of March 31, 2021	11,191	(511)	10,680	518,245

(Amounts are rounded down to the nearest million yen.)

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

Matters concerning Significant Accounting Policies

1.	Basis and Method for Valuation of Securities

(1)	Securities of subsidiaries and affiliates	Cost basis, determined using the moving average method.

(2)	Available-for-sale securities

Securities with market quotations	Fair value basis, based on the market price etc. on the balance sheet date (with unrealized gains or losses, net of applicable taxes, stated in a separate component of net assets and cost of securities sold is primarily determined using the moving average method).

Securities without market quotations	Cost basis, determined using the moving average method.

2.	Basis for Valuation of Derivatives Fair value basis

3.	Basis and Method for Valuation of Inventories

Cost basis, determined by the average method for inventories in the Steel & Aluminum Business, Advanced Materials Business (except for cast forged steel products) and Welding Business, and by the specific identification method for cast forged steel products in the Advanced Materials Business and inventories in the Machinery Business and Engineering Business (the book value on the balance sheet may be written down to market value due to decline in the profitability).

4.	Depreciation and Amortization Method for Fixed Assets

(1)	Tangible fixed assets

a)	Owned fixed assets	By the straight-line method.

b)	Leased assets

-	Under finance leases that transfer ownership of the leased assets

By the same method as the owned fixed assets.

-	Under finance leases that do not transfer ownership of the leased assets

By the straight-line method over the respective lease term (equal to estimated useful lives) with no residual value.

(2)	Intangible fixed assets	By the straight-line method.

For software for internal use, by the straight- line method over the estimated internal use lives (five (5) years).

(3)	Long-term prepaid expenses	By the straight-line method.

5.	Basis for Recognition of Allowances and Provisions

(1)	Allowance for doubtful accounts

To provide for potential losses on doubtful accounts, allowance is made at an amount based on the actual bad debt ratio in the past for normal accounts, and estimated uncollectible amounts based on specific collectability assessments for certain individual receivables, such as those with a possibility of default.

(2)	Provision for bonuses

To provide for employee bonus payments, provision is made based on the estimated amounts to be paid.

(3)	Provision for product warranties

To provide for after-sales and after-construction and delivery warranty cost payments, for steel castings and forgings as well as titanium products in the Advanced Materials Business, Machinery Business, and Engineering Business, provision is made at an estimated amount attributable to the fiscal year 2020 based on the actual warranty cost to sales ratio in the past, plus specifically estimated amount attributable to the fiscal year 2020 for certain individual cases.

(4)	Provision for loss on construction contracts

To provide for future losses on construction contracts, for steel castings and forgings as well as titanium products in the Advanced Materials Business, Machinery Business and Engineering Business, provision is made based on an estimated loss on construction contracts outstanding at the end of the fiscal year 2020.

(5)	Provision for dismantlement related expenses

For expenses expected to arise from dismantlement of equipment in relation to construction of the power station at the Kobe Wire Rod & Bar Plant, provision is made at an estimated amount at the end of the fiscal year 2020.

(6)	Provision for customer compensation expenses

For expenses related to a response to the misconduct that through data falsification and/or fabrication of inspection results, products that did not meet, among others, public standards or customer specifications were shipped or provided to customers as if they had met these requirements, including compensation for product exchanges and investigations carried out by customers, etc., provision is made at an estimated amount at the end of the fiscal year 2020.

(7)	Provision for environmental measures

For the cost of PCB waste treatment required by “Law Concerning Special Measure against Promotion of Proper Treatment of Polychlorinated Biphenyl (PCB) Waste”, provision is made at an estimated amount at the end of the fiscal year 2020.

(8)	Provision for retirement benefits

To provide for payments of retirement benefits to employees, provision is made based on the retirement benefit obligation and the estimated amount of plan assets at the end of the fiscal year 2020.

Prior service costs are charged to income using the straight-line method based on the average remaining service period of the employees.

Actuarial differences are charged to income from the period following the period in which it arises using the straight-line method based on the average remaining service period of the employees.

6.	Basis for Recognition of Revenue and Expenses

Regarding revenues and expenses concerning construction contracts, they are recognized by applying the percentage of completion method where the outcome of the contract up to the end of the fiscal year 2020 can be estimated reliably (with the estimate of percentage of completion based on the cost-to-cost method), or in case of not being estimated reliably, by applying the completed contract method.

7.	Basis for Translation of Assets and Liabilities Denominated in Foreign Currencies into Japanese Yen

Monetary receivables and payables denominated in foreign currencies are translated into Japanese yen at the spot exchange rates as of the balance sheet date, except for those hedged by foreign currency exchange contracts, with the resulting gains and losses recognized in income.

8.	Method for Hedge Accounting

(1)	Method for hedge accounting	Deferred hedge method is applied.

Assigning method is applied to monetary receivables and payables denominated in foreign currencies that are specifically covered by foreign currency exchange contracts and qualify for such assigning.

Exceptional method is applied to interest rate swaps and currency swaps that meet specific matching criteria and qualify for such accounting.

(2)	Hedging instruments and hedged items

Hedging instruments	Foreign currency exchange contracts, interest rate swap contracts, currency swaps, and commodity forward contracts

Hedged items	Assets and liabilities exposed to losses from market fluctuations related to foreign exchange rates, interest rates, currencies, and trading of bare metal such as aluminum (including those expected from forecasted transactions).

(3)	Hedging policy and method for assessing the hedge effectiveness

The Company uses hedge transactions to reduce the risks from market fluctuations and does not enter into hedge transactions for speculative purposes.

The Company assesses the hedge effectiveness in accordance with its internal rules.

9.	Accounting for Retirement Benefits

Accounting method for unrecognized prior service costs and unrecognized actuarial differences for retirement benefits are different from that applied in preparing the consolidated financial statements.

10.	Accounting for Consumption Taxes

The tax-exclusion method is applied for the consumption tax and the local consumption tax.

11.	Application of Consolidated Taxation System Consolidated taxation system is applied.

12.	Treatment of tax effect accounting for the transition from the consolidated taxation system to the group tax sharing system

With regards to the transition to the group tax sharing system, which was instituted by the Act for Partial Amendment of the Income Tax Act, etc. (Act No. 8 of 2020), and the items for which the non-consolidated taxation system has been reviewed in line with the transition to the group tax sharing system, in accordance with Paragraph 3 of Practical Solution on the Treatment of Tax Effect Accounting for the Transition from the Consolidated Taxation System to the Group Tax Sharing System (Practical Issues Task Force (PITF) No.39, March 31, 2020), the Company has applied the provisions of the pre- amendment tax law to deferred tax assets and liabilities, instead of the provisions of Paragraph 44 of Implementation Guidance on Tax Effect Accounting (ASBJ Guidance No.28, February 16, 2018).

Notes Regarding Accounting Estimates

Deferred tax assets

The Company recorded 19,726 million yen in “deferred tax assets” under “investments and other assets” in “fixed assets” on the non-consolidated balance sheets for deductible temporary differences, tax losses carried forward, etc. with a high possibility of being deducted from future taxable income.

The main assumptions, etc. used in estimates of the above amounts are the same as those described in “Notes Regarding Accounting Estimates 2. Deferred tax assets” in the Notes to Consolidated Financial Statements.

Additional Information

Introduction of the Board Benefit Trust (BBT) for Directors and Other Executives

Notes on transactions that provide the Company’s shares through the trust for Directors (excluding Outside Directors and Directors who are Audit & Supervisory Committee Members) and Executive Officers are omitted as the same details are contained in “Additional information” in the Notes to Consolidated Financial Statements.

Approach to the impact of the novel coronavirus infection when forming accounting estimates It is difficult to forecast how the novel coronavirus infection will spread in future, when it will recede, etc., but when forming accounting estimates of the recoverability of deferred tax assets and other factors, the Company has assumed that, based on information available at the time of writing, the impact of the decline in production and order volume on the Company has largely been resolved, with the exception of certain demand fields, such as the industrial machinery sector, where the recovery in appetites for capital investment has been delayed, and the aircraft sector, where the market is expect to perform poorly for some years.

Notes to Non-consolidated Balance Sheets

1.	Assets Pledged as Collateral and Collateralized Debt

(1)	Assets pledged as collateral

Securities of subsidiaries and affiliates	11,110 million yen	*1 *2
Other	53,530	*1 *2

(2)	Collateralized debt

Borrowings of subsidiaries and affiliates from financial institutions

202,719 million yen	*1 *2

*1 Of the assets pledged as collateral, 29,940 million yen are the mortgages established for borrowings of 61,362 million yen from financial institutions to Kobelco Power Moka Inc., which is one of the primary operators of the wholesale power supply business.

*2 Of the assets pledged as collateral, 34,682 million yen are the mortgages established for borrowings of 140,685 million yen from financial institutions to Kobelco Power Kobe No. 2, Inc., which is one of the primary operators of the wholesale power supply business.

2.	Accumulated Depreciation of Tangible Fixed Assets	1,992,137 million yen

3.	Guarantee Liabilities

(1)	Guarantees of borrowings from financial institutions are provided to other companies.

Kobelco Millcon Steel Co., Ltd.	11,898 million yen	*2
Kobelco Automotive Aluminum Rolled Products (China) Co., Ltd.	5,272
Kobe Aluminum Automotive Products, LLC.	4,701

Kobelco & Materials Copper Tube, Ltd.	4,453	*2
Chengdu Kobelco Construction Machinery Financial Leasing Ltd.	4,205	*1
Wuxi Compressor Co., Ltd.	4,083
Other (16 companies and other)	13,186	*1 *2
Total	47,801

The above includes activities similar to guarantees (421 million yen).

*1 Of which, 5,270 million yen is covered by reassurances from Kobelco Construction Machinery Co., Ltd.

*2 Of which, 9,321 million yen is covered by reassurances from other companies.

(2)	Repurchase obligation accompanying securitization of receivables 2,643 million yen

4.	Monetary Receivables and Payables to Subsidiaries and Affiliates

Short-term monetary receivables	143,513 million yen
Long-term monetary receivables	112,529
Short-term monetary payables	69,523
Long-term monetary payables	593

Notes to Non-consolidated Statements of Income

1.	Transactions with Subsidiaries and Affiliates

Operating transactions
Net sales	297,169 million yen
Purchases	461,445
Non-operating transactions	39,906

2.	Gain on sale of fixed assets

Gain on sale of fixed assets is due to the sale of land, etc.

3.	Loss on impairment

The Company recorded loss on impairment (2,912 million yen) on the following assets group. The breakdown of loss on impairment is as follows: buildings (46 million yen); structures (63 million yen); machinery and equipment (1,835 million yen); vehicles (1 million yen); tools, equipment and fixtures (137 million yen); construction in progress (803 million yen); software (23 million yen); and other intangible fixed assets (0 million yen).

Use	Location and number	Type and amount (millions of yen)
Assets to be disposed	Nada-ku, Kobe-shi and another location 2 times in total	Machinery and equipment, etc. 1,533
Assets for titanium business*	Takasago-shi, Hyogo Prefecture and another location 2 times in total	Machinery and equipment, etc. 1,218
Assets for business	Takasago-shi, Hyogo Prefecture 1 time	Machinery and equipment, etc. 160

*Includes assets for manufacturing forged titanium products, assets for manufacturing pure titanium, and jointly used assets

The Company conducts grouping per business location for business assets to recognize losses on impairment in principle, while considering the status of ongoing management of profit and loss and cash-generating units. In addition, idle assets are grouped individually. The recoverable value of an asset is measured based on its value in use, etc., which is obtained by discounting the future cash flows using a discount rate of 6%.

The circumstances that led to the recognition of loss on impairment by each major asset group are as follows.

(1)	Assets to be disposed

Book values (1,652 million yen) were reduced to respective recoverable values, and such reductions were recorded as loss on impairment (1,533 million yen) under extraordinary losses due to the decision to partially dispose of facilities belonging to Kobe Wire Rod & Bar Plant etc.

(2)	Assets for titanium business

Book values (1,218 million yen) were reduced to respective recoverable values, and such reductions were recorded as loss on impairment (1,218 million yen) under extraordinary losses due to the decrease in profitability resulting from equipment productivity continuously being at a low level.

Notes to Non-consolidated Statements of Changes in Net Assets

Type and number of treasury stock at the end of fiscal year 2020

Common stock	1,007,771 shares

(Note) 757,900 shares of Kobe Steel owned by Trust & Custody Services Bank, Ltd. (Trust Account E) related to the Board Benefit Trust (BBT) are included in treasury stock listed above.

Notes on Tax Effect Accounting

Major causes for accrual of deferred tax assets are loss on write-down of equity securities and loss on impairment, and assets that are not recognized as recoverable are posted in the valuation reserve.

Notes on Transactions with Related Parties

Category	Company name	Ownership of voting rights etc. (Ownership percentage)	Relationships with related parties	Description of transactions	Transaction amounts (million yen)	Account	Fiscal year-end balance (million yen)
Subsidiaries	Kobelco	100.00%	Loan of funds	Recovery of funds	2,110	Long-term loans	27,779
	Power Moka	directly	Contracted	Interest income	567	receivable
	Inc.		operation and			Other current	1,070
			management of			assets
			power stations
			Interlocking
			directors, etc.
	Kobelco	100.00%	Contracted	Contracted	27,424	Accounts	496
	Power Kobe	directly	operations such as	operations such as		receivable
	No. 2, Inc.		construction	construction		Advances	96,416
			management of	management of		received
			power stations	power stations		Long-term loans	24,052
			Loan of funds	Loan of funds	13,656	receivable
			Interlocking	Interest income	359	Other	628
			directors, etc.			investments
	Kobe Steel	100.00%	Loan of funds	Loan of funds	27,571	Long-term loans	27,571
	International	indirectly	Interlocking	Interest income	32	receivable
	(USA) Inc.		directors, etc.			Other current	1
						assets
Affiliates	Shinsho Corporation	13.33% directly and 1.04% indirectly (21.56%)	Sales of certain finished goods of the Company Purchase of raw materials Interlocking directors, etc.	Purchase of raw materials for iron and steel, other raw materials and materials for equipment	254,060	Trade accounts payable	21,971
	Kansai Coke and Chemicals Company, Limited.	24.00% directly	Sales of coal, etc. Purchase of coke, etc. Interlocking directors, etc.	Sales of coal, etc.	44,210	Other accounts receivable	6,231
				Purchase of coke, etc.	60,602	Trade accounts payable	12,394

Note 1: The terms and conditions and policies for their determination:

The terms and conditions applicable to the above transactions are determined through price negotiations on an arm’s length basis and with reference to normal market prices. Interest rates on loans are reasonably determined in consideration of market interest rates. The transaction amounts are shown on a net basis.

Note 2: Consumption taxes are not included in the amount of the transactions, but are included in the amount of fiscal year-end balances.

Note 3: The figure contained in parentheses is excluded from above number and represents the percentage of ownership with which the Company has received consent for exercise of voting rights.

Notes on Per Share Information

Net assets per share	1,426.27 yen
Net income per share	21.70 yen

Note:	The Company’s shares (posted as treasury stock in stockholders’ equity) remaining in the trust related to the Board Benefit Trust (BBT) plan are included in treasury stock. These are excluded from the calculation of the number of shares at the end of the period and the average number of shares during the period when calculating net assets per share and net income per share.

The number of such shares at the end of the period excluded from the calculation of net assets per share for this fiscal year was 758 thousand shares, while the average number of shares during the period excluded from the calculation of net income per share for this fiscal year was 758 thousand shares.

(Amounts are rounded down to the nearest million yen.)

(TRANSLATION)

Copy of Accounting Audit Report on Consolidated Financial Statements

Independent Auditor’s Report

May 11, 2021

To the Board of Directors of

Kobe Steel, Ltd.

KPMG AZSA LLC Osaka Office
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Daisuke Harada	[Seal]
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Sakurako Otsuki	[Seal]
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Ken Tsukamoto	[Seal]

Audit Opinion

Pursuant to Article 444, Paragraph 4 of the Companies Act, we have audited the consolidated financial statements, specifically, the consolidated balance sheet, the consolidated statements of income, the consolidated statements of changes in net assets and the notes to consolidated financial statements of Kobe Steel, Ltd. (the “Company”) for the consolidated fiscal year from April 1, 2020 to March 31, 2021.

In our opinion, the above consolidated financial statements present fairly, in all material respects, the financial position and the results of operations of the corporate group consisting of Kobe Steel, Ltd. and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared, in conformity with accounting principles generally accepted in Japan.

Basis for Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibility under those auditing standards is described in “Auditor’s Responsibility in Auditing Consolidated Financial Statements”. We are independent from the Company and its consolidated subsidiaries, and fulfil our other ethical responsibilities as auditors in accordance with the provisions on professional ethics in Japan. We believe that we have obtained sufficient and appropriate audit evidence to provide a basis for our opinion.

Responsibilities of Management and Audit & Supervisory Committee for Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan. This includes development and implementation of internal controls deemed necessary by management for the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing these consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements with the assumption of a going concern and for disclosing any matters relating to the going concern that are required to be disclosed under accounting principles generally accepted in Japan, as necessary.

The responsibilities of the Audit & Supervisory Committee are to monitor the performance of the directors’ duties in the development and implementation of the financial reporting process.

Auditor’s Responsibility in Auditing Consolidated Financial Statements

Our responsibility is to obtain reasonable assurance on the basis of the audit performed by the auditor that overall consolidated financial statements are free from material misstatement, whether due to fraud or error, and to express an opinion to consolidated financial statements from an independent standpoint in the audit report. Misstatements may arise from fraud or error and are considered material when they, individually or in the aggregate, are reasonably expected to influence the decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

・	Identify and assess the risk of material misstatement, whether due to fraud or error, design and perform audit procedures responsive to those risks. Selecting audit procedures to be applied is at the discretion of the auditor. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

・	Obtain, when performing risk assessments, an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control.

・	Evaluate the appropriateness of the accounting policies and methods of application adopted by management, and the reasonableness of accounting estimates made by management and related notes thereto.

・	Conclude on the appropriateness of preparing the consolidated financial statements with the assumption of going concern by management, and based on the audit evidence obtained, whether a material uncertainty exists relating to events or conditions that may cast significant doubt on the assumption of going concern. If we conclude the existence of a material uncertainty, we are required to draw attention in our audit report to the notes in the consolidated financial statements or, if such notes are inadequate, to express an opinion with exceptions on the consolidated financial statements. Our conclusion are based on the audit evidence obtained up to the date of our audit report; however, future events or conditions may cause the company to cease to continue as a going concern.

・	Evaluate whether the presentation of the consolidated financial statements and notes thereto are in accordance with accounting principles generally accepted in Japan, as well as the overall presentation, structure and content of the consolidated financial statements, including the related notes thereto, and whether the consolidated financial statements represent the underlying transactions and accounting events in a manner that achieves fair presentation.

・	Obtain audit evidence that is sufficient and appropriate regarding the financial information of the Company and its consolidated subsidiaries to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the audit of the consolidated financial statements. We remain solely responsible for our audit opinion.

We communicate with the Audit & Supervisory Committee on the planned scope and timing of the audit, significant audit findings including any significant deficiencies in internal controls identified during the course of the audit, and other matters required by the auditing standards.

We also provide the Audit & Supervisory Committee with a statement that we have complied with relevant ethical requirements in Japan regarding independence, matters that are reasonably considered to affect our independence, and, if applicable, related safeguards in order to eliminate or reduce obstruction factors.

Interest

Our firm and its engagement partners do not have any interest in the Company and its consolidated subsidiaries that is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Copy of Accounting Audit Report

Independent Auditor’s Report

May 11, 2021

Kobe Steel, Ltd.

To Board of Directors

KPMG AZSA LLC Osaka Office
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Daisuke Harada	[Seal]
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Sakurako Otsuki	[Seal]
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Ken Tsukamoto	[Seal]

Audit Opinion

Pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act, we have audited the non-consolidated financial statements, specifically, the non-consolidated balance sheet, the non-consolidated statements of income, the non-consolidated statements of changes in net assets and the notes to non-consolidated financial statements of Kobe Steel, Ltd. (the “Company”) for the 168th fiscal year from April 1, 2020 to March 31, 2021, as well as the supplemental schedules thereto (the “Financial Statements”).

In our opinion, the above Financial Statements present fairly, in all material respects, the financial position and the results of operations for the period, for which the Financial Statements were prepared, in conformity with accounting principles generally accepted in Japan.

Basis for Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibility under those auditing standards is described in “Auditor’s Responsibility in Auditing Financial Statements”. We are independent from the Company and fulfil our other ethical responsibilities as auditors in accordance with the provisions on professional ethics in Japan. We believe that we have obtained sufficient and appropriate audit evidence to provide a basis for our opinion.

Responsibilities of Management and Audit & Supervisory Committee for Financial Statements

Management is responsible for the preparation and fair presentation of the Financial Statements in accordance with accounting principles generally accepted in Japan. This includes development and implementation of internal controls deemed necessary by management for the preparation and fair presentation of Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing these Financial Statements, management is responsible for assessing whether it is appropriate to prepare the Financial Statements with the assumption of a going concern and for disclosing any matters relating to the going concern that are required to be disclosed under accounting principles generally accepted in Japan, as necessary.

The responsibilities of the Audit & Supervisory Committee are to monitor the performance of the directors’ duties in the development and implementation of the financial reporting process.

Auditor’s Responsibility in Auditing Financial Statements

Our responsibility is to obtain reasonable assurance on the basis of the audit performed by the auditor that overall Financial Statements are free from material misstatement, whether due to fraud or error, and to express an opinion to Financial Statements from an independent standpoint in the audit report. Misstatements may arise from fraud or error and are considered material when they, individually or in the aggregate, are reasonably expected to influence the decisions of users taken on the basis of these Financial Statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

・	Identify and assess the risk of material misstatement, whether due to fraud or error, design and perform audit procedures responsive to those risks. Selecting audit procedures to be applied is at the discretion of the auditor. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

・	Obtain, when performing risk assessments, an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control.

・	Evaluate the appropriateness of the accounting policies and methods of application adopted by management and the reasonableness of accounting estimates made by management and related notes thereto.

・	Conclude on the appropriateness of preparing the Financial Statements with the assumption of going concern by management, and based on the audit evidence obtained, whether a material uncertainty exists relating to events or conditions that may cast significant doubt on the assumption of going concern. If we conclude the existence of a material uncertainty, we are required to draw attention in our audit report to the notes in the Financial Statements or, if such notes are inadequate, to express an opinion with exceptions on the Financial Statements. Our conclusion are based on the audit evidence obtained up to the date of our audit report; however, future events or conditions may cause the company to cease to continue as a going concern.

・	Evaluate whether the presentation of the Financial Statements and notes thereto are in accordance with accounting principles generally accepted in Japan, as well as the overall presentation, structure and content of the Financial Statements, including the related notes thereto, and whether the Financial Statements represent the underlying transactions and accounting events in a manner that achieves fair presentation.

We communicate with the Audit & Supervisory Committee on the planned scope and timing of the audit, significant audit findings including any significant deficiencies in internal controls identified during the course of the audit, and other matters required by the auditing standards.

We also provide the Audit & Supervisory Committee with a statement that we have complied with relevant ethical requirements in Japan regarding independence, matters that are reasonably considered to affect our independence, and, if applicable, related safeguards in order to eliminate or reduce obstruction factors.

Interest

Our firm and its engagement partners do not have any interest in the Company that is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Copy of Audit Report of the Audit & Supervisory Committee

Audit Report

The Audit & Supervisory Committee audited the performance of duties by Directors for the 168th fiscal year from April 1, 2020 to March 31, 2021. The Committee hereby reports the method and results of the audit as follows:

1. Auditing Method and Details

In terms of the content of resolutions made by the Board of Directors regarding the systems to ensure that the performance of duties by the Directors, which are described in the business report, are compliant with the laws and regulations of Japan and with the Company’s Articles of Incorporation and other systems to ensure that the operations of the corporate group will be conducted appropriately (including systems for ensuring the appropriateness of financial reporting, the “Internal Control System”), as well as the status of such systems established by such resolutions, the Audit & Supervisory Committee periodically received reports on the status of development and operating situation of such systems from Directors, employees and other members of the Company, requested explanations regarding such reports as necessary, and expressed their opinion, and conducted the audit as follows:

(i) In accordance with the auditing and supervisory standards established by the Audit & Supervisory Committee, and based on the auditing policies, the auditing plans, the allocation of duties and other related rules, the Committee has endeavored to gather information and to create an improved environment for auditing by communicating with the Directors, the Executive Officers, the internal audit division as well as other internal control divisions of the Company, attended important meetings, received reports on the performance of duties from Directors and other members of the Company, requested explanations regarding such reports, as necessary, inspected important authorized documents and other important reports, and examined the business and financial positions of the Company at the head office and major business offices. With respect to the subsidiaries of the Company, the Committee has facilitated communication and exchanged information with the Directors and Corporate Auditors of the subsidiaries, and received reports on business from subsidiaries as necessary.

(ii) With respect to the “Basic policy for parties affecting policy decisions of the Company’s financial and business affairs,” which is described in the business report, and each measure based thereon, the Committee reviewed the content of the policy and the measures in light of the status of deliberations of the Board of Directors and other bodies of the Company.

(iii) The Committee audited and examined whether the accounting auditor maintained their independence and performed audits in an appropriate manner. The Committee received reports from the accounting auditor on the performance of their duties and, when necessary, requested explanations regarding those reports. The Committee also received notification from the accounting auditor that it has taken steps to improve the “System to Ensure Appropriate Execution of the Duties of the Accounting Auditor” (as enumerated in each item of Article 131 of the Regulation on Corporate Accounting) in compliance with the “Quality Control Standards Relating to Auditing” (adopted by the Business Accounting Council on

October 28, 2005) and other related provisions. The Committee requested explanations on such notifications as necessary.

Based on the aforementioned method, the Committee reviewed the business report and financial statements for this fiscal year (non-consolidated balance sheets, non-consolidated statement of income, non-consolidated statements of changes in net assets and notes to non-consolidated financial statements) and supplemental schedules thereto and the consolidated financial statements for this fiscal year (consolidated balance sheets, consolidated statement of income, consolidated statements of changes in net assets and notes to consolidated financial statements).

2. Results of Audit

(1) Results of Audit of Business Reports, Etc.

(i)	In our opinion, the business report and supplemental schedules thereto accurately represent the status of the Company in accordance with laws and regulations of Japan and the Company’s Articles of Incorporation.

(ii)	With respect to the execution of duties by Directors, we have found no evidence of misconduct or material facts in violation of laws and regulations of Japan or the Company’s Articles of Incorporation.

(iii)	We believe that the content of resolutions made by the Board of Directors regarding the internal control system of the corporate group is appropriate. Furthermore, there are no matters to be pointed out regarding the contents of the business report and the performance of duties by the Directors regarding the internal control system.
With regard to the quality misconduct of the Group, the entire Group is continuously working on activities to restore trust, and as the Audit and Supervisory Committee, we have confirmed that the measures to prevent recurrence are progressing as planned. We will continue to closely monitor the activities of the Company as we work to further restore and improve trust, and prevent this incident from being forgotten.

(iv)	There are no matters to be pointed out regarding the “Basic policy for parties affecting policy decisions of the Company’s financial and business affairs” as described in the business report. In addition, we believe that each of the measures taken under this policy is in line with the policy, does not impair the common interests of shareholders of the Company, and does not aim to maintain the status of corporate officers of the Company.

(2) Results of Audit of Financial Statements and Supplemental Schedules Thereto

We are of the view that the methods and results of audits conducted by KPMG AZSA LLC, the accounting auditor, are appropriate.

(3) Results of Audit of Consolidated Financial Statements

We are of the view that the methods and results of audits conducted by KPMG AZSA LLC, the accounting auditor, are appropriate.

May 14, 2021

Audit & Supervisory Committee of Kobe Steel, Ltd.

Masaaki Kono, Committee Chair of Audit & Supervisory Committee Member [Seal]

Hiroshi Ishikawa, Audit & Supervisory Committee Member, full-time [Seal]

Yasushi Tsushima, Audit & Supervisory Committee Member, full time [Seal]

Yoshiiku Miyata, Audit & Supervisory Board Member [Seal]

Kunio Miura, Audit & Supervisory Committee Member [Seal]

(Note) Masaaki Kono, Yoshiiku Miyata, and Kunio Miura, who are Audit & Supervisory Committee Members, are Outside Directors as prescribed in Article 2, Item 15 and Article 331, Paragraph 6 of the Companies Act.